Exhibit 10.2

FIRST MEZZANINE LOAN AGREEMENT

($45,000,000 Floating Rate Public Company Loan)

Dated as of April 1, 2005

between

SHC MICHIGAN AVENUE MEZZANINE I, LLC and

SHC CHOPIN PLAZA MEZZANINE I, LLC,

as Borrowers,

and

GERMAN AMERICAN CAPITAL CORPORATION,

as Lender

Secured by:

The Ownership Interests (as defined herein)

i

ARTICLE VIII CASUALTY AND CONDEMNATION		96

Section 8.1	Insurance; Casualty and Condemnation	96

Section 8.2	Casualty and Condemnation	100

ARTICLE IX ACCOUNTS AND RESERVES		101

Section 9.1	Establishment and Maintenance of Cash Management Deposit Account	101

Section 9.2	Reserve Accounts	102

Section 9.3	Intentionally Omitted	104

Section 9.4	Disbursements from the Mezzanine Loan Deposit Account and the Mezzanine Loan Holding Account; Borrowers’ Obligation to Fund Mezzanine Loan Deposit Account	104

Section 9.5	No Release if Event of Default Exists	106

Section 9.6	Grant of Security Interest; Rights upon Default	106

Section 9.7	Lender Not Responsible	107

Section 9.8	Inspections	107

Section 9.9	Bankruptcy	107

ARTICLE X DEFAULTS		108

Section 10.1	Events of Default	108

Section 10.2	Remedies	111

Section 10.3	Remedies Cumulative	111

ARTICLE XI PROPERTY MANAGEMENT		112

ARTICLE XII MISCELLANEOUS		113

Section 12.1	Survival	113

Section 12.2	Permitted Investments; Eligible Accounts; Eligible Institutions	113

Section 12.3	Governing Law; Consent to Jurisdiction	113

Section 12.4	Modification, Waiver in Writing	114

Section 12.5	Delay Not a Waiver	115

Section 12.6	Notices	115

SCHEDULES

Schedule A	-	Borrowers and Property Owners
Schedule B	-	Description of Mortgaged Premises
Schedule C	-	Allocated Loan Amounts
Schedule D	-	Property Managers and Brands
Schedule E	-	Intentionally Omitted
Schedule F	-	Material Agreements
Schedule G	-	Form of Monthly Officer Certificate
Schedule H	-	Prepayment Fees
Schedule 3.1(o)	-	Schedule of Financial Statements and Operating Statements
Schedule 4.1(v)	-	Schedule of Temporary Certificates of Occupancy
Schedule 4.1(w)	-	Schedule of Properties in Flood Zones
Schedule 4.1(x)	-	Schedule of Engineering Reports and Environmental Reports
Schedule 4.1(ee)	-	Breaches of Material Agreements and Property Management Agreements
Schedule 4.1(gg)	-	Schedule of Occupancy Reports, Delinquency Reports, Tenant Security Deposits and Letters of Credit and Tenant Arrearages
Schedule 4.1(ss)	-	Intentionally Omitted
Schedule 4.1(uu)	-	Schedule of Liquor Licenses
Schedule 4.1(ddd)	-	Corporate Structure
Schedule 6.1(g)	-	Zoning Exceptions

EXHIBITS
Exhibit A	-	Waiver of Prepayment Rights
Exhibit B	-	Interest Rate Cap Requirements
Exhibit C	-	Pre-approved Transferees
Exhibit D	-	ADA Remediation Costs/Items
Exhibit E	-	Intentionally Omitted
Exhibit F	-	Assignment Agreement

MEZZANINE LOAN AGREEMENT, dated as of April 1, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), between SHC Michigan Avenue Mezzanine I, LLC and SHC Chopin Plaza Mezzanine I, LLC, each a Delaware limited liability company (each individually a “Borrower” and collectively, the “Borrowers”) and German American Capital Corporation, a Maryland corporation (together with its successors and/or assigns the “Lender”).

All capitalized terms used herein shall have the respective meanings set forth in Section 1.1 hereof.

W I T N E S S E T H:

WHEREAS, Borrowers desire to obtain the Loan from Lender and secure the same by, among other things, each Borrower’s equity interest in the entities identified on Schedule A hereto (each, a “Property Owner” and, collectively, the “Property Owners”);

WHEREAS, Lender is willing to make the Loan to the Borrowers, subject to and in accordance with the terms of this Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions

For all purposes of this Agreement, except as otherwise expressly provided herein:

“Acceleration Prepayment Premium” shall mean an amount equal to 3.0% of the Loan Amount prepaid, to be paid in accordance with Section 2.4.3 hereof.

“Acceptable Counterparty” shall mean a Counterparty, the long-term unsecured debt rating with respect to which is at least “A1” by Moody’s and “A+” by Standard & Poor’s (or the equivalent by each of the Rating Agencies).

“Acceptable Property Management Agreement” shall mean, with respect to any Property, a new or amended Property Management Agreement with the Property Manager of such Property as of the date hereof (as indicated on Schedule D hereto) which agreement shall be upon terms and conditions no less favorable to the applicable Property Owner, Operating Lessee and Lender than those contained in the Property Management Agreement with respect to such Property in effect as of the Closing Date (provided, that Property Owners’ and/or Operating Lessee’s entitlement to, and the timing of the receipt of, cash flows from such Property and the cash management procedures with respect thereto shall not be adversely affected) or any new or amended Property Management Agreement entered into by any Property Owner and/or Operating Lessee with respect to any Property in accordance with the terms of Article XI hereof.

“Acceptable Property Manager” shall mean (i) with respect to each Property, the current Property Manager and current brand as of the Closing Date for such Property as indicated on Schedule D hereto and, at any time prior to two years after the Closing Date, the property managers and brands listed under “Acceptable Property Manager” for such Property on Schedule D hereto, provided (x) each such property manager or brand continues to be Controlled by substantially the same Persons Controlling such property manager or brand as of the Closing Date (or if such Property Manager is a publicly traded company, such Property Manager continues to be publicly traded on an established securities market), and (y) such property manager has under management, at the time of its engagement as Property Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate, (ii) during such two-year period, any Close Affiliate of any of the foregoing Persons with respect to a Property (provided that such Close Affiliate continues to manage the same Property as the Acceptable Property Manager of which it is a Close Affiliate (as indicated in clause (i) above) and so long as such Affiliate continues to be Controlled by substantially the same Persons Controlling such Close Affiliate as of the Closing Date (or if such Close Affiliate is a publicly traded company, such Close Affiliate continues to be publicly traded on an established securities market)); or (iii) any other reputable and experienced professional hotel management company (A) which, or a Close Affiliate of which, shall have at least five years’ experience in the management of hotel properties substantially similar to the Properties, (B) which, or a Close Affiliate of which, shall have under management, at the time of its engagement as Property Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate, and (C) with respect to which Lender’s written approval has been obtained.

“Adjusted Operating Income” shall mean, for any specified period, all income received by Property Owners and/or Operating Lessee (or by a Property Manager for the account of Property Owners and/or Operating Lessee) from any Person during such period in connection with the ownership or operation of the Properties, determined on an accrual basis of accounting determined in accordance with GAAP, including the following:

(i) all revenues derived from rooms, food and beverage, telecommunications, garage and parking, other operating department, services and rental and others;

(ii) all amounts payable to any Property Owner and/or Operating Lessee (or to a Property Manager for the account of any Property Owner and/or Operating Lessee) pursuant to Operating Agreements relating to any one or more of the Properties;

(iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period;

(iv) business interruption and loss of “rental value” insurance proceeds to the extent such proceeds are allocable to such specified period; and

(v) all investment income with respect to the Senior Loan Reserve Accounts.

Notwithstanding the foregoing clauses (i) through (iv), Adjusted Operating Income shall not include (A) any condemnation or insurance proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of any Property (other than of the types described in clause (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to Tenants by Property Owners, (D) any type of income that would otherwise be considered Adjusted Operating Income pursuant to the provisions above but is paid directly by any Tenant to a Person other than any Property Owner, Operating Lessee or Property Manager or its agent and (E) any fees or other amounts payable by a Tenant or another Person that are reimbursable to Tenant or such other Person.

“Affiliate” shall mean a Person or Persons directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person or Persons in question.

“Agent” shall mean German American Capital Corporation, together with its successors and assigns as provided in Section 13.1 hereof.

“Aggregate Debt Service” shall mean, for any specified period, the sum of “Debt Service” (as such term is defined in the Senior Loan Agreement) plus Mezzanine Debt Service and “Mezzanine Debt Service” (as such term is defined in the Second Mezzanine Loan Agreement).

“Aggregate DSCR” shall mean, with respect to a particular period, the ratio of Net Operating Income to Aggregate Debt Service in respect of such period (except that no principal payment shall be included in such calculation), as computed by Lender from time to time, using in all cases an assumed loan constant equal to the then applicable Aggregate Maximum Pay Rate per annum (which constant shall be calculated at all times using a 30/360 accrual convention). If no such period is specified, then the period shall be deemed to be the immediately preceding full 12 months.

“Aggregate Maximum Pay Rate” shall mean, (i) 8.39% through the Initial Maturity Date and (ii) from and after the Initial Maturity Date through the final Maturity Date greater of (1) 8.39% and (2) the lesser of (A) the product of (x) 8.39%, and (y) a fraction, the numerator of which is Net Operating Income for the most recently available twelve (12) month period prior to the later of (I) the date on which the applicable Extension Interest Rate Cap Agreement is purchased and (II) the date that is thirty (30) days prior to the applicable Maturity Date and the denominator of which is Closing Date Net Operating Income and (B) 10.50%.

“Agreements with Managers” shall mean, collectively, each of those certain Agreement and Estoppels entered into as of the Closing Date by each of the Property Managers, Lender and Property Owners.

“Allocated Loan Amount” shall mean the principal amount of the Loan allocated to each Ownership Interest as set forth on Schedule C hereto or following a Directed Paydown a ratable reduction thereof.

“Alteration” shall mean any demolition, alteration, installation, improvement or decoration of or to a Property or any part thereof or the Improvements (including FF&E) thereon (other than any of the foregoing that (i) is permitted to be done and actually is done by or on behalf of the applicable Property Manager without the consent of the applicable Property Owner (it being the intent of the parties that for this purpose amounts expended by a Property Manager in respect of FF&E in the ordinary course of business from amounts reserved for FF&E under the applicable Acceptable Property Management Agreement shall be deemed not to be an Alteration), or (ii) is paid for out of any Senior Loan Reserve Account described in Section 9.2.1(a) or (e) of the Senior Loan Agreement.

“Annual Budget” shall mean the annual operating and capital budget for each Property for any Fiscal Year setting forth, in reasonable detail, (i) the relevant Property Owner’s good faith estimates of all Adjusted Operating Income, (ii) all Operating Expenses, (iii) Management Fees and (iv) Capital Expenditures.

“Applicable Interest Rate” shall have the meaning set forth in Section 2.2.2(a) hereof.

“Appraisal” means an as-is MAI appraisal of a Property, prepared not more than ninety (90) days (or such longer period as shall be acceptable to Lender) prior to the Closing Date by (a) Hospitality Valuation Services or (b) another member of the American Institute of Real Estate Appraisers selected by Lender (or, if such appraiser is selected by Property Owners, such appraiser shall be acceptable to Lender and shall have at least ten (10) years’ experience in evaluating and appraising properties similar in type and geographic location as such Property), which appraisal shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA).

“Approved Banks” shall mean banks or other financial institutions which have (a) a minimum net worth of $500,000,000 or (b) total assets of $5,000,000,000.

“Assignment Agreement” shall have the meaning set forth in Section 12.25 hereof.

“Assignment of Leases” shall mean each Assignment of Leases, Rents and Revenues, dated as of the Closing Date, from the applicable Property Owner, as assignor, to the Senior Lender, as assignee, together with any amendments thereto pursuant to the provisions thereof, assigning all the Leases and Rents with respect to each Property.

“Assumption Borrowers” shall have the meaning set forth in Section 6.1(i)(ii)(H)(1) hereof.

“Assumption Property Owners” shall have the meaning set forth in Section 6.1(i)(ii)(A)(1) hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as the same may be amended, modified, succeeded or replaced, from time to time.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Properties: Taxes, Other Charges and Insurance Premiums.

“Beneficial” when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Breakage Costs” means, with respect to the prepayment of any principal amount of the Loan (other than a voluntary Prepayment following the requisite prior notice which is made pursuant to Section 2.4.2 hereof), an amount equal to the aggregate of (i) the excess, if any, of (A) the amount of interest that otherwise would have accrued on the principal amount of the Loan so prepaid for the period from the date of such prepayment through and including the last day of the then-current Interest Accrual Period (or, in the case of a prepayment on a Payment Date without the required notice, the period from and including the first day of the immediately succeeding Interest Accrual Period through and including the final day of such Interest Accrual Period) at the rate of interest which would have been applicable herein over (B) the amount of interest that otherwise would have accrued on such principal amount for the applicable period at a rate per annum equal to LIBOR measured two Business Days prior to such prepayment; plus (ii) any and all other losses, costs, fees and expenses of Lender (including, without limitation, any early termination or upfront payments, brokerage commissions and other transaction costs) incurred or sustained, directly or indirectly, as a result of such prepayment of the Loan.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, or any master servicer, special servicer or trustee in connection with a Senior Loan Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London.

“Capital” shall have the meaning set forth in Section 6.1(i)(i)) hereof.

“Capital Expenditures” means the hard and soft costs incurred by the Property Owners with respect to replacements and capital repairs made to the Properties (including, without limitation, repairs to, and replacements of, the structural components, roofs, building systems, parking garages and parking lots, but excluding additions to, and replacements of, FF&E) that are permitted to be done and actually are directed to be done or done by the applicable Property Manager without the consent of the applicable Property Owner unless the same shall have been carried out or directed to have been carried out by the applicable Property Manager at the request or upon the direction of a Property Owner or pursuant to items specifically provided for in a budget with respect to a Property approved by a Property Owner.

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash and Cash Equivalents” shall mean (i) Cash, (ii) U.S. Government Securities, (iii) interest bearing or discounted obligations of federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities (provided all of the obligations described in this clause (iii) shall have a long-term unsecured debt rating of “AAA” by the Rating Agencies or backed by the full faith and credit of the United States government for full and timely payment), (iv) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances or commercial paper rated at least A-1+ (or its equivalent) by the Rating Agencies, and/or guaranteed by an entity having a long-term rating at least equal to the Required Rating, (v) floating rate notes and other money market instruments each issued by Approved Banks having a minimum long-term senior unsecured debt rating from each of the Rating Agencies at least equivalent to the Required Rating, (vi) obligations issued by state and local governments or their agencies, carrying a rating at least equal to the Required Rating and/or guaranteed by an irrevocable letter of credit of an Approved Bank having a long-term senior unsecured debt rating of at least AA- from each of the Rating Agencies (provided that if the scheduled maturity of any such obligation is more than six (6) months after the date of purchase by Borrower or Lender and such obligation is guaranteed by a letter of credit, the letter of credit guaranteeing such obligation must be issued by an Approved Bank having a long-term senior unsecured debt rating of at least AA- from each of the Rating Agencies), (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. government or agency collateral with a value equal to or exceeding the principal amount on a daily basis and held in safekeeping (provided that at the time of purchase the counterparty to such repurchase agreement must have a long-term senior unsecured debt rating at least equal to the Required Rating), and (viii) investments in money market funds and money market mutual funds all the assets of which are comprised of investments described in clauses (i) through (vii) above, and (ix) any other investment which the Lender shall approve in writing. Except as otherwise provided in this definition, Cash and Cash Equivalents shall not include any investments commonly known as “derivatives”, any investments requiring a payment above par for an obligation, and under no circumstances shall Cash and Cash Equivalents include interest-only strips. Any investment in Cash and Cash Equivalents shall have a maturity date not later than one Business Day prior to the date that the proceeds therefrom are required hereunder.

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting any Property.

“CDO” has the meaning provided in the definition of the term “Qualified Transferee”.

“Chicago Net Operating Income” means, for any specified period, the excess of Adjusted Operating Income with respect to the Chicago Property over Operating Expenses with respect to the Chicago Property for the trailing twelve (12) month period.

“Chicago Property” means that certain property known as the Chicago InterContinental, located in Chicago, Illinois.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.

“Closing Date” shall mean the date of the funding of the Loan Amount.

“Closing Date Chicago Net Operating Income” shall mean $13,497,952.

“Closing Date DSCR” shall mean 1.20 to 1.00.

“Closing Date Miami Net Operating Income” shall mean $7,126,982.

“Closing Date Net Operating Income” shall mean $20,624,934.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a taking or voluntary conveyance during the term hereof of all or any part of any Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.

“Condominium Association” shall mean the Miami Center Owners’ Association, Inc., a Florida Corporation.

“Condominium Declaration” shall mean that certain Declaration of Condominium for Miami Center dated as of February 23, 1989 by City National Bank of Florida, successor to City National Bank of Miami and Inter-Continental Florida Limited Partnership, as amended by the First Amendment to Declaration of Condominium for Miami Center, dated as of August 24, 1990 by City National Bank of Florida as Trustee under Trust No. 2400958600 and Inter-Continental Florida Limited Partnership, as the same may be further amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the United States Department of Labor, national index (all items) (base year 1982-84 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then whenever the determination of a CPI Increase figure is called for herein, the Consumer Price Index shall be converted in accordance with the conversion factors published by the United States Department of Labor, Bureau of Labor Statistics, or, if said Bureau shall not publish the same, as the same may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information selected by Lender (in its reasonable discretion). If the Consumer Price Index ceases to be published and there is no successor thereto, such other index as Lender shall reasonably select shall be substituted for the Consumer Price Index.

“Control” shall mean, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, fifty one percent (51%) or more of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Counterparty” shall mean the counterparty to the Interest Rate Cap Agreement and any counterparty under a Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement and, if applicable, any credit support provider identified in the Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement.

“CPI Increase” shall mean, when used to qualify a fixed dollar amount set forth herein at the date in question, such fixed dollar amount, as increased by the percentage by which the Consumer Price Index at the time of such measurement shall have increased over such Consumer Price Index for December 2003.

“Current Debt Service Reserve Account” shall have the meaning set forth in Section 9.2.1 hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, the Note, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan (including any Breakage Costs), and any sums due under the Note, this Agreement, the Pledge or in any other Loan Document.

“Debt Securities” shall mean debt obligations, other than U.S. Government Securities, of any Person, whether evidenced by bonds, notes, debentures, certificates, book entry deposits, certificates of deposit, commercial paper, bankers acceptances, reinvestment letters, funding agreements or other instruments, which (i) are not subject to prepayment or redemption prior to maturity and (ii) are rated not less than the then Required Rating; or any combination of the foregoing. Any Debt Securities delivered to Lender as collateral for an obligation shall mature not less than one (1) Business Day prior to the due date of such obligation.

“Debt Service Amount” shall have the meaning set forth in Section 9.2.15(a)(i) hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to 300 basis points (3.0%) in excess of the Applicable Interest Rate (but in no event shall the Default Rate be less than the Prime Rate from time to time plus one percent (1%)).

“Deferred Maintenance Conditions” shall have the meaning set forth in the Senior Loan Agreement.

“Depositary Bank” shall mean the depositary bank under the Mezzanine Loan Deposit Account Agreement.

“Directed Paydown” shall have the meaning set forth in Section 2.4.2 hereof.

“Disqualified Transferee” shall mean any Person that, or any Person that Controls, is Controlled by or is under common Control with a Person that, (i) has (within the past ten (10) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Lender or any Affiliate of Lender; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other Governmental Authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Downgrade” shall have the meaning as set forth in Section 2.7(b) hereof.

“DSCR Test” shall have the meaning set forth in the Senior Loan Agreement.

“DSCR Test Period” means the trailing twelve (12) month period ending with the last day of the month for which a DSCR Test occurs.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

“Eligible Account” shall mean an identifiable account separate from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity, and which, in the case of a state-chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), and has a combined capital and surplus of at least $500,000,000 and is subject to supervision or examination by federal or state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Collateral” shall mean U.S. Government Securities, Debt Securities, Credit Facilities (as such term is defined in the Senior Loan Agreement) or Cash and Cash Equivalents, or any combination thereof.

“Eligible Institution” shall mean (1) LaSalle Bank National Association (provided that the rating by Standard & Poors and Moody’s for LaSalle Bank National Association’s short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below its current ratings) or (2) any other federal or state-chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation and (i) in the case of accounts in which funds are held for thirty (30) days or less, the short term unsecured debt obligations or commercial paper of which are rated A-1 by Standard & Poors, P-1 by Moody’s, or (ii) in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA-” by Standard & Poors and “Aa3” by Moody’s.

“Employee Benefit Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which each Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Engineering Report” means the structural engineering report or reports with respect to each Property prepared by an Independent Engineer and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Auditor” means an independent environmental auditor reasonably approved by Lender.

“Environmental Claim” means any written notice, claim, proceeding, investigation, demand or other communication by any Person or Governmental Authority alleging or asserting liability with respect to any Borrower, any Property Owner or any Property arising out of, based on or resulting from (i) the presence, use or Release of any Hazardous Substance, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any alleged injury or threat of injury to property, health or safety or to the environment caused by Hazardous Substances.

“Environmental Conditions” shall mean those matters which are the subject of environmental and seismic remediation described on Schedule 1.2 attached to the Senior Loan Agreement.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, the impact of Hazardous Substances on property, health or safety, or the use or Release of Hazardous Substances.

“Environmental Reports” means a “Phase I Environmental Site Assessment” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-94 (and, if necessary, a “Phase II Environmental Site Assessment”), prepared by an Environmental Auditor and delivered to Lender and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Mezzanine Loan Environmental Indemnity.

“Equipment” shall have the meaning set forth in the Mortgage.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with any Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Event of Default” shall have the meaning set forth in Section 10.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.4.1(b) hereof.

“Expansion” shall mean any expansion of any Property or any portion thereof or the Improvements thereon.

“Extension Date” shall have the meaning set forth in Section 2.3.3(b) hereof.

“Extension Interest Rate Cap Agreement” shall mean, following the Borrowers’ exercise of their option to extend the Maturity Date pursuant to Section 2.3.3.(b), an interest rate cap agreement or agreements (together with the confirmation and schedules relating thereto), each from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit B hereto; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements an “Extension Interest Rate Cap Agreement” shall be such interest rate cap agreement as may be approved by the Lender in writing.

“FF&E” for each of the Properties, shall have the meaning set forth in the Senior Loan Agreement.

“Final Completion” shall mean, with respect to any specified work, the final completion of all such work, including the performance of all “punch list” items, as confirmed by an Officer’s Certificate and, with respect to any Material Alteration or Material Expansion, a certificate of the Independent Architect, if applicable.

“First Extension Term” shall have the meaning set forth in Section 2.3.3(b) hereof.

“Fiscal Year” shall mean the period commencing on the Closing Date and ending on and including December 31 of the calendar year in which the Closing Date occurs and thereafter each twelve month period commencing on January 1 and ending on December 31 until the Debt is repaid in full, or such other common fiscal year of Borrowers or Property Owners as Borrowers or Property Owners may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld.

“Fitch Ratings” shall mean Fitch, Inc., its successors and/or assigns.

“Form W-8 BEN” shall have the meaning set forth in Section 2.2.2(d)(v)(1) hereof.

“Form W-8 ECI” shall have the meaning set forth in Section 2.2.2(d)(v)(1) hereof.

“Funding Borrower” shall have the meaning set forth in Section 12.27 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the relevant date in question (as supplemented by the Uniform System of Accounts for the Lodging Industry, current edition), consistently applied.

“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision of the United States of America with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including, without limitation, any court).

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and lead-based paint, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law, (iii) toxic mold and (iv) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Hotel Operating Accounts” shall mean those accounts maintained by the applicable Property Owner or Property Manager pursuant to the Property Management Agreements into which all Rents from the applicable Property are deposited.

“Improvements” shall have the meaning set forth in the Mortgage.

“Increased Cost” shall have the meaning set forth in Section 2.2.2(c) hereof.

“Independent Architect” shall mean any reputable architecture or construction management firm that is licensed or registered in the jurisdiction where a Property is located, if required by the laws of such jurisdiction, and not affiliated with any Property Owner.

“Independent Director” means a duly appointed member of the board of directors or board of managers reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment and while serving as an Independent Director, and who may not have been at any time during the preceding five years (i) an equity holder, member, partner or any director (other than an independent director or manager of an Affiliate of any Borrower or any Property Owner that is required to be a single purpose bankruptcy remote entity) of, or an officer or employee of, any Borrower, Property Owner, Sponsor, or any of their respective equity holders or Affiliates (except in the context of this transaction), (ii) based on information provided by such individual and reasonably believed by Borrowers, a creditor or customer of, or supplier or service provider (including a provider of professional services) to, any Borrower, any Property Owner, Sponsor, or any of their respective equity holders, members or Affiliates (other than a company that provides professional independent managers and which also provides other services to a Borrower or any Property Owner or such Borrower’s or such Property Owner’s equity holders, members or Affiliates in the ordinary course of business), (iii) a member of the immediate family of any such equity holder, member, partner, officer, employee, creditor, supplier, service provider or customer or a member of the immediate family of any other director of such entity or (iv) under common control with the Persons in (i) – (iii) above.

“Independent Engineer” means such engineer as shall be reasonably approved by Lender.

“Initial Maturity Date” shall mean April 9, 2007.

“Initial Payment Date” shall mean May 9, 2005.

“Insurance Premiums” shall have the meaning set forth in Section 8.1(d) hereof.

“Insurance Requirements” shall mean all terms of any insurance policy required hereunder covering or applicable to any Property or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting a Property or any part thereof or any use of any Property or any part thereof.

“Interest Accrual Period” means, in connection with the calculation of interest accrued with respect to any specified Payment Date, with respect to the Note, the period from and including the fifteenth (15th) day of a calendar month to but excluding the fifteenth (15th) day of the immediately following month; provided, however, that the first Interest Accrual Period shall be from the Closing Date to but excluding April 15, 2005.

“Interest Determination Date” means in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the first day of such Interest Accrual Period.

“Interest Rate Cap Agreement” means an Interest Rate Agreement or Agreements (together with the confirmation and schedules relating thereto), each between a Counterparty and Borrowers obtained by Borrowers and collaterally assigned to Lender pursuant to this Agreement, and each satisfying the requirements set forth in Exhibit B.

“knowledge” or words of similar import shall mean the actual or constructive knowledge of a Person or, if such Person is not an individual, of such Person’s representatives, agents, employees, officers or directors who would be likely to have actual or constructive knowledge of the relevant subject matter, provided, however, that such term shall not include knowledge of any Property Manager or its representatives, agents, employees, officers or directors which has not been communicated to Property Owners.

“Lease” shall mean any lease, sublease, sub-sublease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the Closing Date or hereafter entered into by a Property Owner or any Property Manager, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into, in accordance with the terms of the Loan Documents and the Senior Loan Documents, in connection with such lease, sublease, sub-sublease, or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, Leases shall exclude the Property Management Agreements and the Operating Lease.

“Legal Requirements” shall mean:

(i) all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, Environmental Laws) affecting any Borrower, any Property Owner, any Ownership Interest or any Property or any part thereof or the construction, ownership, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force),

(ii) all permits, licenses and authorizations and regulations relating thereto, and

(iii) all covenants, conditions and restrictions contained in any instruments at any time in force (whether or not involving Governmental Authorities) affecting any Property or Ownership Interest or any part thereof which, in the case of this clause (iii) and as applicable, require repairs, modifications or alterations in or to a Property or any part thereof, or in any material way limit or restrict the existing use and enjoyment of a Property or Ownership Interest.

“Lender” shall have the meaning set forth in the Recitals.

“Lender Cost and Expense Amount” shall have the meaning set forth in Section 9.2.15(a) hereof.

“Lender Expenses” shall mean all reasonable origination costs and all reasonable out-of-pocket expenses and costs incurred by the Lender (or any Affiliate of Lender) with respect to the making of the Loan, including for preparation of audits, reasonable costs of agreed-upon-procedures, reasonable travel expenses, reasonable costs of preparation of environmental, seismic and engineering reports, reasonable costs of credit reports, reasonable costs of appraisals, reasonable costs of preparation, negotiation, execution and delivery of the Term Sheet, this Agreement and the other Loan Documents and the reasonable costs of consummation of the transactions contemplated hereby and thereby (including reasonable attorneys’ fees and disbursements in connection therewith and in connection with the Lender’s due diligence) and document filing fees and any other reasonable out-of-pocket expenses relating to credit and collateral evaluations.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i)	On each Interest Determination Date, LIBOR for the next Interest Accrual Period will be the rate for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date.

(ii)	With respect to an Interest Determination Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the next Interest Accrual Period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a “Reference Bank Rate”). Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such Interest Accrual Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Accrual Period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.

(iii)	If on any Interest Determination Date Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be LIBOR as determined on the previous Interest Determination Date.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/1000 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

“Licenses” shall have the meaning set forth in Section 4.1(v) hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting the interest of a Borrower in an Ownership Interest or any Property Owner or Operating Lessee in a Property or any portion thereof or any Borrower or any Property Owner, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances).

“Loan” shall mean the loan made to the Borrowers by Lender pursuant hereto and the other Loan Documents in the original principal amount of the Loan Amount, and evidenced by the Note and secured by the Pledge and the other Loan Documents.

“Loan Amount” shall mean $45,000,000.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge, the Mezzanine Loan Environmental Indemnity, the Mezzanine Loan Deposit Account Agreement, the Mezzanine Loan Sponsor Indemnity Agreement, the Operating Lease Subordination Agreement, each Agreement with Managers and any other document executed by Borrower or its respective Affiliates in connection with the Loan, as well as all other documents executed and/or delivered in connection with the Loan or hereafter delivered by or on behalf of any Borrower pursuant to the requirements hereof or of any other Loan Document.

“Lockout Period” shall mean the period beginning on the Closing Date through but not including the Permitted Prepayment Date.

“Low DSCR Period” means any period commencing on the Payment Date following the conclusion of any three consecutive DSCR Tests (where the third DSCR Test performed is for the DSCR Test Period ending on any March 31, June 30, September 30 or December 31) for which the Aggregate DSCR for the Properties then subject to the Lien of the Mortgage does not exceed ninety percent (90%) of the Closing Date DSCR, and ending on the day immediately preceding the Payment Date following the conclusion of any three consecutive DSCR Test (where the third DSCR Test performed is for the DSCR Test Period ending March 31, June 30, September 30 or December 31) for which the Aggregate DSCR for the Properties then subject to the Lien of the Mortgage exceeds ninety percent (90%) of the Closing Date DSCR.

“Management Control” shall mean, with respect to any direct or indirect interest in any Borrower, any Property Owner, any Ownership Interest or any Property, the power and authority to make and implement or cause to be made and implemented all material decisions with respect to the operation, management, financing and disposition of the specified interest.

“Management Fees” shall mean all fees, commissions, expenses and other compensation (including, without limitation, any incentive management fees) payable by any Property Owner to any Property Manager.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, properties (including, as applicable, Properties), assets or condition (financial or otherwise) of the Borrowers or the Property Owners, taken as a whole (or as specifically indicated herein, for an Ownership Interest or Property), (ii) the ability of the Borrowers to perform, in all material respects, their obligations under each of the Loan Documents, (iii) the enforceability or validity of any Loan Document or the perfection or priority of any Lien on any material asset created under any Loan Document, (iv) the value of, or cash flow from, the Ownership Interests or Properties, taken as a whole (or as specifically indicated herein, for an Ownership Interest or Property), or the operations thereof or (v) the ability of Lender to enforce or collect the Debt.

“Material Agreements” shall have the meaning set forth in the Senior Loan Agreement.

“Material Alteration” shall mean any Alteration to be performed by or on behalf of a Property Owner at any Property the cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals) as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Material Expansion” shall mean any Expansion to be performed by or on behalf of Property Owner at any Property or Properties, the total cost of which, as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Maturity Date” shall have the meaning set forth in Section 2.3.3(b) below.

“Maximum Pay Rate” shall mean, (A) with respect to a portion of the Loan in an amount equal to the Allocated Loan Amount for the Miami Property: (i) 7.23% through the Initial Maturity Date and (ii) from and after the Initial Maturity Date through the final Maturity Date the greater of (1) 7.23% and (2) the lesser of (x) the product of (x) 7.23%, and (y) a fraction, the numerator of which is Miami Net Operating Income for the most recently available twelve (12) month period prior to the later of (I) the date on which the applicable Extension Interest Rate Cap Agreement is purchased and (II) the date that is thirty (30) days prior to the applicable Maturity Date and the denominator of which is Closing Date Miami Net Operating Income and (y) 10.5% and (B) with respect to a portion of the Loan in an amount equal to the Allocated Loan Amount for the Chicago Property: (i) 9.17% through the Initial Maturity Date and (ii) from and after the Initial Maturity Date through the final Maturity Date greater of (1) 9.17% and (2) the lesser of (x) the product of (x) 9.17%, and (y) a fraction, the numerator of which is Chicago Net Operating Income for the most recently available twelve (12) month period prior to the later of (I) the date on which the applicable Extension Interest Rate Cap Agreement is purchased and (II) the date that is thirty (30) days prior to the applicable Maturity Date and the denominator of which is Closing Date Chicago Net Operating Income and (y) 10.50%.

“Mezzanine Assumption Agreement” shall have the meaning set forth in Section 6.1(i)(ii)(H) hereof.

“Mezzanine Debt Service” shall mean, with respect to any specified date or a particular period of time, interest and principal payments under the Note due as of such date or payable during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the Note at the maturity of the Loan or upon the earlier acceleration of the Loan.

“Mezzanine Loan Default Notice” shall have the meaning set forth in Section 9.4.1(b) hereof.

“Mezzanine Loan Default Revocation Notice” shall have the meaning set forth in Section 9.4.1(b) hereof.

“Mezzanine Loan Deposit Account” shall have the meaning given such term in Section 9.1 hereof.

“Mezzanine Loan Directed Paydown Prepayment Fee” shall mean an amount equal to (i) 3% of the Loan Amount prepaid if such Directed Paydown occurs after the Permitted Prepayment Date and prior to the Payment Date in May 2006, (ii) 2% of the Loan Amount prepaid if such Directed Paydown occurs on or after the Payment Date in May 2006 but on or prior to the Payment Date in May 2007, (iii) 1% of the Loan Amount prepaid if such Directed Paydown occurs on or after the Payment Date in May 2007 but on or prior to the Payment Date in August May 2008 and (iv) 0.5% of the Loan Amount prepaid if such Directed Paydown occurs on or after the Payment Date in May 2008 but on or prior to the Payment Date in October 2009.

“Mezzanine Loan Deposit Account Agreement” shall mean the Mezzanine Loan Deposit Account Agreement, dated as of the Closing Date, among Borrower, Lender, and the Depositary Bank, for the Mezzanine Loan Deposit Account, relating to the collection and application of disbursements and other payments.

“Mezzanine Loan Environmental Indemnity” shall mean that certain Mezzanine Loan Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower and Sponsor in connection with the Loan for the benefit of Lender.

“Mezzanine Loan Holding Account” shall have the meaning given such term in Section 9.1 hereof.

“Mezzanine Loan Securitization” shall mean a transaction in which all or any portion of the Loan is evidenced by notes issued pursuant to an indenture or are deposited into a trust (including a REMIC trust) and such trust issues notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan, either alone or together with other loans, to investors, or a similar transaction, provided that none of Borrowers, Sponsor, or any Affiliate of Borrowers or Sponsor shall be a registrant, co-registrant, or have any reporting obligations with respect to any such transaction.

“Mezzanine Loan Sponsor Indemnity Agreement” shall mean that certain Mezzanine Loan Sponsor Indemnity Agreement, dated as of the Closing Date, by Sponsor in favor of Lender.

“Miami Net Operating Income” means, for any specified period, the excess of Adjusted Operating Income with respect to the Miami Property over Operating Expenses with respect to the Miami Property for the trailing twelve (12) month period.

“Miami Property” means that certain property known as Miami Intercontinental, an Intercontinental Hotel, located in Miami, Florida.

“Minimum Certified Acts Terrorism Amount” shall have the meaning set forth in Section 8.1(b)(xi).

“Monthly Debt Service Payment Amount” shall have the meaning set forth in Section 2.3.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., its successors and/or assigns.

“Mortgage” shall mean, collectively, each of the first priority: (A) Deed of Trust, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (Florida); and (B) Mortgage, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (Illinois) each dated as of the Closing Date, executed and delivered by the applicable Borrower or Borrowers as security for the Loan and encumbering one or more of the Properties, as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time pursuant to the provisions thereof or of the other Loan Documents.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Operating Income” shall mean the sum of the Chicago Net Operating Income and the Miami Net Operating Income.

“Note” shall mean that certain Note of even date herewith, made by Borrower in favor of Lender in the principal amount equal to the Loan Amount, as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time pursuant to the provisions hereof or of the other Loan Documents.

“OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” shall mean a certificate made by an individual authorized to act on behalf of a Borrower or a Property Owner and, to the extent applicable, any constituent Person with respect to such Borrower or such Property Owner. Without limiting the foregoing, if the individual signing the certificate is doing so on behalf of a corporation, then such individual shall hold the office of President, Vice President or Chief Financial Officer (or the equivalent) with respect to such corporation.

“Operating Agreements” shall mean reciprocal easement and/or operating agreements; covenants, conditions and restrictions; condominium documents; and similar agreements affecting any Property and binding upon and/or benefiting Property Owners and other third parties, but specifically excluding the Property Management Agreements.

“Operating Expenses” shall mean, for any specified period, on an accrual basis, all expenses incurred by or on behalf of a Property Owner and/or Operating Lessee (or by a Property Manager for the account of a Property Owner and/or Operating Lessee) during such period in connection with the ownership or operation of a Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, rental expenses, insurance premiums, utilities costs, administrative and general costs, repairs and maintenance costs, franchise fees, Management Fees and other costs and expenses relating to such Property, amounts deposited into the applicable Hotel Operating Account for FF&E expenditures and legal expenses incurred in connection with the operation of a Property, determined, in each case (other than with respect to FF&E expenditures), in accordance with GAAP. “Operating Expenses” shall not include (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on the Note and the “Note” (as such term is defined in the Senior Loan Agreement and the Second Mezzanine Loan Agreement, respectively), (iii) income taxes or other taxes in the nature of income taxes, (iv) the cost of any FF&E expenditures (other than amounts deposited into the applicable Hotel Operating Account for FF&E expenditures, which shall be considered an “Operating Expense” as used herein) or any other capital expenditures, (v) distributions to the members in a Property Owner or (vi) the excess of insurance premiums over the Maximum Premium Amount (as defined in the Senior Loan Agreement) incurred by Property Owners solely in connection with the purchase of terrorism insurance pursuant to Section 8.1(b)(xi). Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during any subsequent period.

“Operating Lease” shall collectively mean each agreement, dated as of the Closing Date, from by and between the applicable Property Owner and the Operating Lessee with respect to each Property, together with any amendments thereto pursuant to the provisions thereof.

“Operating Lease Subordination Agreement” shall mean each Operating Lease Subordination Agreement, dated as of the Closing Date, by and among the applicable Borrower and the applicable Operating Lessee with respect to each Property, together with any further amendments thereto pursuant to the provisions thereof, subordinating the Operating Lease to the Note.

“Operating Lessee” shall mean DTRS Michigan Avenue/Chopin Plaza Sub, LLC with respect to each Property, together with its successors and assigns.

“Other Charges” shall mean all ground rents, maintenance charges, charges associated with any condominium or similar association, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof and payable by Property Owners.

“Other Taxes” shall have the meaning set forth in Section 2.2.2(d)(ii) hereof.

“Ownership Interest” shall mean an equity interest in each Property Owner pledged to Lender pursuant to the Pledge.

“Payment Date” shall mean the ninth (9th) day of each calendar month or, if in any month the ninth (9th) day is not a Business Day, then the Payment Date for such month shall be the first Business Day immediately prior to such ninth (9th) day.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of any one or more of the Properties (including, without limitation, business licenses, state health department licenses, licenses to conduct business, licenses to own and operate the Properties as hotel properties, licenses to sell and serve alcoholic beverages at the Properties and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of any one or more of the Properties).

“Permitted Borrower Transferee” shall mean any entity (i) that is experienced in owning and operating properties similar to the Properties, (ii) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion and (b) who, immediately prior to such transfer, controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, (iii) which, together with its Close Affiliates own or have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate and (iv) that is not a Disqualified Transferee.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a bankruptcy proceeding

“Permitted Investments” shall mean the following, subject to qualifications hereinafter set forth:

(i)	Obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America. These obligations include, but are not limited to:

(a)	Treasury obligations, all direct or fully guaranteed obligations

(b)	Farmers Home Administration Certificates of beneficial ownership

(c)	General Services Administration Participation certificates

(d)	U.S. Maritime Administration Guaranteed Title XI financing

(e)	Small Business Administration
Guaranteed participation certificates
Guaranteed pool certificates

(f)	U.S. Department of Housing and Urban Development Local authority bonds

(g)	Washington Metropolitan Area Transit Authority guaranteed transit bonds

(ii)	Obligations of government-sponsored agencies that are not backed by the full faith and credit of the U.S., where the obligation is limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. These obligations are limited to:

(a)	Federal Home Loan Mortgage Corp. (FHLMC)
Debt obligations

(b)	Farm Credit System (formerly: Federal Land Banks, Federal
Intermediate Credit Banks, and Banks for Cooperatives)
Consolidated system wide bonds and notes

(c)	Federal Home Loan Banks (FHL Banks) consolidated debt obligations

(d)	Federal National Mortgage Association (FNMA)
Debt obligations

(e)	Student Loan Marketing Association (SLMA)
Debt obligations

(f)	Financing Corp. (FICO)
Debt obligations

(g)	Resolution Funding Corp. (REFCORP)
Debt obligations.

(iii)	Federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated “A-1+” (or the equivalent) by each of the Rating Agencies.

(iv)	Deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC).

(v)	Debt obligations maturing in 365 days or less that are rated AAA or higher (or the equivalent) by each of the Rating Agencies.

(vi)	Commercial paper rated “A-1+” (or the equivalent) by each of the Rating Agencies and maturing in 365 days or less.

(vii)	Investments in certain short-term debt of issuers rated “A-1+” (or the equivalent) by each of the Rating Agencies may be permitted with certain restrictions. The total amount of debt from “A-1+” issuers must be limited to the investment of an amount equal to the Monthly Debt Service Payment Amount. The total amount of “A-1+” investments should not represent more than twenty percent (20%) of the rated issue’s outstanding principal amount and each investment should not mature beyond thirty (30) days. Investment in “A-1+” (or the equivalent) rated securities are not eligible for reserve accounts, cash collateral accounts, or other forms of credit enhancement. Short-term debt for purposes of this definition includes: commercial paper, federal funds, repurchase agreements, unsecured certificates of deposit, time deposits, and banker’s acceptances.

(viii)	Investment in money market funds rated “AAAm” or “AAAm-G” (or the equivalent) by each of the Rating Agencies.

(ix)	Such other investments as shall be approved in writing by Lender in its sole discretion.

Notwithstanding the foregoing, “Permitted Investments”: (A) shall exclude any security with any Rating Agency’s symbol attached to the rating indicating high volatility or dramatic fluctuations in their expected returns because of market risk, as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (B) shall not have maturities in excess of one year; (C) as to the investments described in (i), (ii), (iii), (iv), (v), (vi) and (vii): the obligations shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; interest may either be fixed or variable; and any variable interest should be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index; and (D) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three (3) months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Mezzanine Agreements” shall mean any agreement to provide accounting services to a Borrower in connection with its accounts, to provide legal services, Independent Director services or agent for service of process services or any agreement with a depositary institution with respect to accounts held as contemplated by the Loan Documents, which is negotiated and entered into on an arm’s length basis with a third party provider or providers or any of the agreements disclosed in Schedule F.

“Permitted Mezzanine Transfer” shall mean (a) a pledge of the direct equity interest in any (1) Property Owner to secure the Loan or (2) Borrower and/or indirect equity interests in any Affiliate to secure the Second Mezzanine Loan, and (b) any foreclosure (or transfer in lieu thereof) in respect of the Loan or the Second Mezzanine Loan, provided that the acquirer at foreclosure (or transfer in lieu thereof) (i) shall be the Lender or the Second Mezzanine Lender, as applicable, (ii) shall be a Qualified Transferee or (iii) shall have received a “Rating Confirmation” (as such term is defined in the Senior Loan Agreement as in effect as of the Closing Date) prior to such foreclosure (or such transfer in lieu of foreclosure), subject in the case of each of clauses (i), (ii) and (iii) to the requirement that the applicable Property Owner deliver to Lender and the Rating Agencies a nonconsolidation opinion satisfactory to the Rating Agencies with respect to any Person having more than a 49% direct or indirect equity interest in such Property Owner or as otherwise required by the Rating Agencies (unless such opinion has already been delivered to them with respect to such Person).

“Permitted Prepayment Date” shall mean the Payment Date in November 2005.

“Person” shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Prepayment Fee” shall mean a non-refundable fee in connection with a Prepayment (to the extent permitted by the Loan Documents) equal to the amount set forth on Schedule H with respect to the applicable date upon which a prepayment is made. No Prepayment Fee shall be due on any payments made on or after November 9, 2006. The Prepayment Fee shall be payable simultaneously with Borrower’s payment of the Principal Amount being prepaid.

“Plan” means an employee benefit plan other than a Multiemployer Plan, (i) which is maintained for employees of any Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA or (ii) with respect to which any Borrower or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA (including Section 4069 of ERISA).

“Plan Assets” means assets of any Employee Benefit Plan subject to Part 4, Subtitle A, Title I of ERISA.

“Pledge” means the Pledge and Security Agreement, dated as of the date hereof (as the same may be amended, modified, replaced or supplemented from time to time) between Agent, Borrowers and certain Affiliates of Borrowers.

“Pledged Interests” shall have the meaning set forth in the Pledge.

“Policies” shall have the meaning specified in Section 8.1(c) hereof.

“Pre-approved Transferee” shall mean any of the entities set forth on Exhibit C hereof, or any Close Affiliates thereof, provided any of the foregoing entities or their Close Affiliates shall only be a “Pre-approved Transferee” if (i) such entity continues to be Controlled by substantially the same Persons Controlling such entity as of the Closing Date or if such Pre-approved Transferee is a publicly traded company, such Pre-approved Transferee continues to be publicly traded on an established securities market, (ii) there has been no material adverse change in the financial condition or results of operations of such entity since the Closing Date and (iii) such entity and its Close Affiliates together own, have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than twenty (20) first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate.

“Prepayment” shall have the meaning specified in Section 2.4.2 hereof.

“Prepayment Date” shall have the meaning specified in Section 2.4.2 hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.4.2 hereof.

“Prime Rate” shall mean the annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate”, the Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Proceeds” shall mean amounts, awards or payments payable to Property Owners (including, without limitation, amounts payable under any title insurance policies covering Property Owners’ ownership interests in the Properties) or Senior Lender in respect of all or any part of a Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Property Owners and Senior Lender, respectively, of any and all reasonable expenses incurred by Property Owners and Senior Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Prohibited Person” shall mean any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.

“Property” shall mean each parcel or group of parcels of land described on one of the Schedules B-1 through B-2, and the improvements thereon owned or leased by the Property Owners, and “Properties” shall mean such parcels and improvements, collectively, less, however, any Property (or portion thereof) released from the Lien of the Mortgage in accordance with the terms of the Senior Loan Agreement and hereof.

“Property Management Agreement” shall mean the hotel operating agreements entered into by a Property Owner and/or Operating Lessee and the applicable Property Manager

(including any amendments, supplements or modifications thereof, and including related franchise and licensing agreements) in effect as of the Closing Date as described on Schedule G to the Senior Loan Agreement and previously provided to Lender and each hotel operating agreement, operating lease or other similar agreement entered into by a Property Owner and/or Operating Lessee and the applicable Property Manager pursuant to Article 11 hereof, pursuant to which such Property Manager or an Affiliate is to provide hotel management and other services with respect to a Property or pursuant to which a Property Manager leases all or a portion of a Property.

“Property Manager” shall mean any Person identified as a current Property Manager on Schedule D to the Senior Loan Agreement or any replacement “Property Manager” appointed in accordance with Article 11 of the Senior Loan Agreement.

“Property Owner” shall have the meaning set forth in the recitals hereto.

“Property Owner Transfer” shall have the meaning set forth in Section 6.1(i)(iii) hereof.

“Property Worth” shall mean, with respect to each Property Owner, the fair market value of the Property or Properties owned by such Property Owner as of the Closing Date.

“Qualified Survey” shall have the meaning set forth in the Senior Loan Agreement.

“Qualified Title Policy” shall have the meaning set forth in the Senior Loan Agreement.

“Qualified Transferee” shall mean (a) German American Capital Corporation, a Maryland corporation, DB Realty Mezzanine Investment Fund II SPE, LLC, a Delaware limited liability company or DB Realty Mezzanine Investment Fund II, LLC, a Delaware limited liability company or (b) one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan that satisfies the Eligibility Requirement

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, that satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) that satisfies the Eligibility Requirements;

(iv) any entity Controlled (and only so long as such entity continues at all times to be Controlled) by any of the entities described in clauses (i) or (iii) above;

(v) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Loan, so long as (A) the special servicer or manager of such securitization, CDO or trust has the Required Special Servicer Rating and (B) the “controlling class” of such securitization vehicle is held by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition; provided that the operative documents of the related securitization vehicle, CDO or financing requires that (x) the “controlling class” or “equity interest” (other than an immaterial amount of nominal equity interest, provided such equity interest continues to be held pursuant to agreements which relate to a CDO or other securitization vehicle, the securities of which have been rated by at least one of the Rating Agencies) in such securitization vehicle or CDO are owned by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition and (y) if any of the relevant trustee, special servicer, manager or controlling class fails to meet the requirements of this clause (v), such entity must be replaced by a qualifying entity within thirty (30) days; or

(vi) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agency” shall mean any one or more of Standard & Poor’s, Moody’s, Fitch, Inc., and any other nationally recognized statistical rating agency, as selected by Lender and which rate the Note and their respective successors.

“Reference Banks” means four (4) major banks in the London interbank market selected by the Lender.

“Register” shall have the meaning provided in Section 2.1.3(b).

“Regulatory Change” means any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Release Amount” means with respect to the Ownership Interests in each of the Property Owners owning the Properties an amount equal to 100% of the Allocated Loan Amount for each such Ownership Interest.

“Release Instruments” shall have the meaning set forth in Section 2.5.1 herein.

“Rent Roll Date” shall mean February 28, 2005.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of any Borrower or any Property Owner and/or Operating Lessee or their agents or employees from any and all sources arising from or attributable to the Properties and/or the use and occupancy thereof, including, without limitation, all room rents related to overnight occupancy of guests at the Properties, all banquet, conference or other room rentals, all greens fees for the use of golf courses, fees or considerations of any sort, credit card receivables, and all deposits of money as advance rent, for security or as earnest money or as down payment or deposit for the reservation of rooms or other facilities in any of the Properties and any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Property Owners and/or Operating Lessee and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” shall mean, in connection with a replacement of an Interest Rate Cap Agreement following a Downgrade of the Counterparty thereto, an interest rate cap agreement (together with the confirmation and schedules relating thereto) from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit B hereto; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements a “Replacement Interest Cap Agreement” shall be such interest rate cap agreement approved by Lender in its sole discretion.

“Required Loan-to-Value Ratio” shall mean that the aggregate principal amount of the Senior Loan, the Second Mezzanine Loan and the Loan are not more than sixty-five percent (65%) of the appraised value of the Properties as of the Closing Date based on the Appraisals.

“Required Mezzanine Loan Prepayment Amount” means, in connection with any prepayment of the Senior Loan pursuant to Section 2.4.2 (other than in connection with a Directed Paydown) of the Senior Loan Agreement, an amount equal to the product of (a) the principal amount of the Senior Loan being so prepaid, times (b) the ratio of (i) the principal balance of the Loan outstanding immediately prior to such prepayment, to (ii) the principal balance of the Senior Loan outstanding immediately prior to such prepayment.

“Required Rating” shall mean “AA” (or its equivalent) by each of the Rating Agencies.

“Required Records” shall have the meaning set forth in Section 5.1(j)(x) hereof.

“Required Special Servicer Rating” means (i) a rating of “CSS1” in the case of Fitch, (ii) on the Standard and Poor’s list of approved special servicers in the case of Standard & Poor’s and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“Revolver Loan” shall mean that certain revolving credit facility from Deutsche Bank Trust Company Americas to Strategic Hotel Funding, L.L.C., evidenced by that certain Revolving Credit Agreement, dated as of June 29, 2004, between Deutsche Bank Trust Company Americas and Strategic Hotel Funding, L.L.C., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Second Extension Term” shall have the meaning set forth in Section 2.3.3(b) below.

“Second Mezzanine Borrower” shall mean, collectively, SHC Michigan Avenue Mezzanine II, LLC and SHC Chopin Plaza Mezzanine II, LLC, each a Delaware limited liability company and together with their respective successors and assigns as permitted under the Second Mezzanine Loan Agreement.

“Second Mezzanine Current Debt Service Reserve Account” shall mean the “Current Debt Service Reserve Account” (as such term is defined in the Second Mezzanine Loan Agreement).

“Second Mezzanine Lender” shall mean German American Capital Corporation, together with its successors and assigns as holder of the Second Mezzanine Loan.

“Second Mezzanine Loan” shall mean that certain loan in the original principal amount of $29,000,000 made by Second Mezzanine Lender to Second Mezzanine Borrower, pursuant to the Second Mezzanine Loan Agreement.

“Second Mezzanine Loan Agreement” shall mean that certain Second Mezzanine Loan Agreement, dated as of the Closing Date, between Second Mezzanine Borrowers and Second Mezzanine Lender, and evidenced by the Second Mezzanine Promissory Note.

“Second Mezzanine Loan Default Notice” shall have the meaning set forth in Section 9.4.1(b) of the Senior Loan Agreement.

“Second Mezzanine Loan Default Revocation Notice” shall have the meaning set forth in Section 9.4.1(b) of the Senior Loan Agreement.

“Second Mezzanine Loan Deposit Account” shall mean the “Mezzanine Loan Deposit Account” (as such term is defined in the Second Mezzanine Loan Agreement).

“Second Mezzanine Loan Documents” means the documents evidencing and securing the Second Mezzanine Loan, as any of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time.

“Second Mezzanine Loan Holding Account” shall mean the “Mezzanine Loan Holding Account” (as such term is defined in the Second Mezzanine Loan Agreement).

“Second Mezzanine Promissory Note” shall mean the “Note” as defined in the Second Mezzanine Loan Agreement, made payable by Second Mezzanine Borrower, as maker to the order of Second Mezzanine Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder from time to time.

“Senior Lender” shall mean German American Capital Corporation, together with its successor and assigns as holder of the Senior Loan.

“Senior Loan” shall mean that certain loan in the original principal amount of $128,000,000 made by Senior Lender to Property Owners pursuant to the Senior Loan Agreement.

“Senior Loan Agreement” shall mean that certain Loan Agreement of even date herewith, by and between each Property Owner and Senior Lender, and consented to by the Operating Lessee as in effect on the date hereof, or as amended in accordance with the provisions of this Agreement.

“Senior Loan Deposit Account” shall mean the “Deposit Account” (as such term is defined in the Senior Loan Agreement).

“Senior Loan Documents” shall mean the “Loan Documents” (as such term is defined in the Senior Loan Agreement).

“Senior Loan Holding Account” shall mean the “Holding Account” (as such term is defined in the Senior Loan Agreement).

“Senior Loan Low Debt Service Reserve Account” shall mean the “Low Debt Service Reserve Account” (as such term is defined in the Senior Loan Agreement).

“Senior Loan Reserve Accounts” shall mean the “Reserve Accounts” (as such term is defined in the Senior Loan Agreement).

“Senior Loan Securitization” shall mean a “Securitization” (as such term is defined in the Senior Loan Agreement).

“Single Purpose Entity” shall mean a Person which

(a) is formed solely for the purpose of acquiring and directly holding an ownership interest in (i) one or more of the Properties (if such Person is a Property Owner or Operating Lessee) or (ii) an ownership interest in one or more Property Owners (if such Person is a Borrower),

(b) does not engage in any business unrelated to (i) the Properties (if such Person is a Property Owner) or (ii) the ownership of one or more Property Owners (if such Person is a Borrower),

(c) does not have any assets other than those related to its interest in (i) the Properties (if such Person is a Property Owner and/or Operating Lessee) or (ii) one or more Property Owners (if such Person is a Borrower), as the case may be, or any indebtedness other than, with respect to any Property Owner, “Permitted Indebtedness” (as defined in the Senior Loan Agreement),

(d) has books, records, accounts, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person,

(e) is subject to and complies with all of the limitations on powers and separateness requirements set forth in Section 4.1(bb) hereof and in the organizational documentation of the applicable Property Owner or Borrower or the applicable Property Owner’s or Borrower’s SPE Member (if any), as the case may be, as of the Closing Date,

(f) holds itself out as being a Person separate and apart from each other Person, conducts its business in its own name and exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity,

(g) pays its own liabilities out of its own funds and reasonably allocates any overhead for shared office space,

(h) maintains a sufficient number of employees in light of its contemplated business operations, and

(i) in the case of a limited partnership, observes all applicable limited partnership formalities in all material respects, has at all times a corporate general partner that is a Single-Purpose Entity, and has a limited partnership agreement which provides that for so long as the Loan is outstanding and the limited partnership’s assets shall continue to be subject to the Liens securing the Debt, the limited partnership shall not take any of the following actions:

(i)	to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of any Borrower, except in connection with the sale of any Ownership Interest as permitted hereunder,

(ii)	the engagement by such Person in any business other than (i) the ownership of the Ownership Interests (if such Person is Borrower) or the ownership, maintenance and operation of the Properties (if such Person is a Property Owner and/or Operating Lessee),

(iii)	the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for a Property Owner or Borrower or Operating Lessee or a substantial portion of its properties, without the unanimous vote of all partners of the limited partnership, and

(iv)	the amendment or modification of any provision of its limited partnership agreement or certificate of limited partnership that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law); or

(j) in the case of a corporation, observes all applicable corporate formalities in all material respects, has at all times at least two (2) Independent Directors on its Board of Directors, and has a Certificate of Incorporation which provides that for so long as the Loan is outstanding and the corporation’s assets continue to be subject to the Liens securing the Debt, the corporation shall not take or consent to, as the case may be, any of the following actions:

(i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets or the assets of any Borrower, except in connection with the sale of any Ownership Interest as permitted hereunder,

(ii) the engagement by such Person in any business other than (i) the ownership of the Ownership Interests (if such Person is a Borrower) or (ii) the ownership, maintenance and operation of the Properties (if such Person is a Property Owner or Operating Lessee), or the engagement by it in any business other than the ownership of a membership interest in a Property Owner or Borrower,

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official, in each case with respect to it or any Property Owner or Borrower without the unanimous vote of all members of its board of directors, and

(iv) the amendment or modification of any provision of its certificate of incorporation or, if such corporation is the SPE Member or general partner of a Property Owner or Borrower, such Property Owner’s or Borrower’s limited liability company agreement or limited partnership agreement, as applicable, or certificate of formation or certificate of limited partnership, as applicable, that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law); or

(k) in the case of a limited liability company, observes all applicable limited liability company formalities in all material respects, has at all times either (A) a corporate member that is a Single-Purpose Entity or (B) two (2) Independent Directors, and has a limited liability company agreement which provides that for so long as the Loan is outstanding and the limited liability company’s assets continue to be subject to the Liens securing the Debt, (1) the bankruptcy of any member (including the sole economic member) will not result in a dissolution of such Single-Purpose Entity, and (2) the limited liability company shall not take any of the following actions:

(i)	to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of any Borrower, except in connection with the sale of any Ownership Interest as permitted hereunder,

(ii)	the engagement by such Person in any business other than (i) the ownership of the Ownership Interests (if such Person is a Borrower) or (ii) the ownership, maintenance and operation of the Properties (if such Person is a Property Owner or Operating Lessee),

(iii)	the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for a Property Owner or Borrower or a substantial portion of its properties, without the unanimous vote of all members of the limited liability company’s board of directors (including the members who are Independent Directors, if applicable), and

(iv)	the amendment or modification of any provision of its limited liability company agreement or certificate of formation that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law).

“SPE Member” shall have the meaning set forth in Section 4.1(bb) hereof.

“Sponsor” shall mean collectively, DTRS Michigan Avenue/Chopin Plaza, LP, a Delaware limited partnership, CIMS Limited Partnership, an Illinois limited partnership, and InterContinental Florida Limited Partnership, a Delaware limited partnership, but excluding any Sponsor that indirectly holds an ownership interest in all of the real property of which has been released from the Lien of the Senior Loan Documents pursuant to the provisions thereof.

“Spread” shall mean 2.50% per annum.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and/or assigns.

“STAR Report” shall mean (a) a quarterly Smith Travel Accommodations Report compiled by Smith Travel Research, or (b) should Smith Travel Research cease to compile such reports, a quarterly report containing similar data compiled by a nationally-recognized lodging industry information source which is reasonably acceptable to Lender and (except during any period following the occurrence and during the continuation of an Event of Default) Borrowers.

“Stub Interest” shall mean $93,800.00.

“Taxes” shall mean all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, and other governmental charges now or hereafter levied or assessed or imposed against any Borrower, any Property Owner, any Ownership Interest or any Property or rents therefrom or which may become Liens.

“Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Tenant” shall mean any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Term Sheet” shall mean that certain letter agreement, dated February 23, 2005, between Lender and Strategic Hotel Capital, Inc.

“Third Extension Term” shall have the meaning set forth in Section 2.3.3(b) below.

“Threshold Amount” shall mean the lesser of 10% of the Allocated Loan Amount for such Property or $10 million.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code of the State which is applicable to the creation, perfection or maintenance of the relevant Lien.

“U.S. Government Securities” shall mean securities evidencing an obligation to pay principal and interest in a full and timely manner that are (i) direct obligations of the United

States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person Controlled or supervised by and acting as an agency or instrumentality of and guaranteed as a full faith and credit obligation by the United States of America, which in either case are not callable or redeemable at the option of the issuer thereof (including a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such securities or a specific payment of principal of or interest on any such securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the securities or the specific payment of principal of or interest on the securities evidenced by such depository receipt).

“U.S. Taxes” shall have the meaning set forth in Section 2.2.2(d)(i) hereof.

“Year-to-Date Period” shall mean the period commencing on January 1, 2005 and ending on February 28, 2005.

Section 1.2 Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “includes”, “including” and similar terms shall be construed as if followed by the words “without limitation”. The terms “Property” or “Properties” shall be construed to be followed by the phrase “or any part or portion thereof”. The terms “Ownership Interest” or “Ownership Interests” shall be construed to be followed by the phrase “or any part or portion thereof”. The term “Property Owners” shall be construed to be followed by the phrase “or any of them”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as may be modified herein. As a matter of convenience herein, rating categories are generally stated in the nomenclature of Standard & Poor’s Ratings Group, it being understood that unless otherwise expressly stated to the contrary, reference to such category shall also be deemed to be a reference to the comparable category of each other Rating Agency. Any terms defined herein by cross reference to any of the Senior Loan Documents shall have such definition as of the date hereof, provided, however, that any modifications to the definitions of such terms under the Senior Loan Documents shall not modify the definitions of such terms as used hereunder (x) unless such modification is consented to by the parties to this Agreement or (y) Lender consent is not required for such modification to be made pursuant to the terms hereof.

ARTICLE II

GENERAL

Section 2.1 The Loan.

2.1.1 Commitment. Each of the parties hereto agrees and acknowledges that the Borrower received the proceeds of the Loan on the Closing Date and that the Loan shall mature on the Maturity Date. Each Borrower hereby confirms its acceptance of the Loan, subject to and upon the terms and conditions set forth herein.

2.1.2 Disbursement to Borrower and Use of Loan Proceeds. Borrowers are permitted to request and receive only one disbursement hereunder in respect of the Loan, which disbursement was made on the Closing Date. The parties hereto acknowledge that, on the Closing Date, Borrower received the proceeds of the Loan in an aggregate principal amount equal to the Loan Amount, subject to payment from Loan proceeds of the Lender Expenses and subject to funding from Loan proceeds of Stub Interest (covering the period ending April 14, 2005), which have been escrowed with Lender, all in accordance with the provisions of this Agreement. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. (a) The Loan shall be evidenced by the Note, in the aggregate original principal amount of the Loan Amount. The Note shall bear interest at the Applicable Interest Rate through and including the Interest Accrual Period in which occurs the Maturity Date. The Note shall be subject to repayment as provided in Section 2.3 hereof, shall be entitled to the benefits of this Agreement and shall be secured by a Pledge granting a first priority Lien on each Borrower’s and certain of its Affiliates’ ownership of the Ownership Interests and by certain of the other Loan Documents.

(b) The Borrower shall maintain, or cause to be maintained, a register (the “Register”) at the address to which notices to the Borrower are to be sent hereunder, on which it shall enter the name or names of the registered owner or owners from time to time of the Notes. The Notes (or, if applicable, each Note) may be independently assigned or otherwise transferred in whole or in part (including, without limitation, the sale of any participation interests in the Notes by Lender) by registration of such assignment or transfer on the Register (and the Notes shall expressly so provide). Any assignment or transfer on the Register (and the Notes evidencing the same) may be effected by registration of such assignment or transfer on the Register. At the request of Lender or any designated assignee or transferee of any of the Notes, Borrowers shall (i) issue to Lender or the designated assignee or transferee one or more new Notes in the same aggregate principal amount of the Notes (which Notes may contain components and/or subcomponents of the debt evidenced by such Notes) so assigned or transferred upon delivery to Borrowers of the Notes so assigned or transferred and (ii) reasonably cooperate with Lender in connection with Lender’s assignment of any interest in the Loan. The Register shall be available for inspection by Lender at any reasonable time upon reasonable prior notice.

(c) Borrower agrees that it shall, upon request, reasonably cooperate with Lender in connection with any request by Lender to sever the Note into two (2) or more separate substitute notes in an aggregate principal amount equal to the Loan Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Lender new substitute notes to replace the Note, amendments to or replacements of existing Loan Documents to reflect such severance and/or legal opinions with respect to such substitute notes, amendments and/or replacements. Notwithstanding the foregoing, Borrower shall not be required to incur any post-closing costs or expenses relating to the severance of the Note, other than Borrower’s internal costs and expenses and the fees and disbursements of Borrower’s counsel with respect to the issuance of a new enforceability opinion in connection with any such substitute notes. Any such substitute notes may as among themselves be pari passu, senior and subordinate and/or otherwise have varying principal amounts and economic terms, provided, however, that, subject to the effect of any prepayments of such substitute notes after an Event of Default, (i) the weighted average spread applicable to the substitutes notes shall not exceed the Spread, (ii) the economics of the Loan (or severed portions thereof) and other terms of the Loan, taken as a whole, shall not be modified by such fractionalization in a manner which is in any material respect adverse to Borrower (except any increase in the weighted average spread applicable to the substitute notes that may result after prepayments of the Loan have been made after an Event of Default) and (iii) subject only to the terms of Section 2.4.2(C) hereof regarding a Directed Paydown, all voluntary principal prepayments shall be applied ratably among the securities issued in connection with a Mezzanine Loan Securitization and any other interests in the Loan held outside the Mezzanine Loan Securitization.

(d) Borrower agrees that, if requested by Lender prior to, or in connection with, a Mezzanine Loan Securitization, the Borrower shall take all actions as are necessary to effect the “resizing” of the Loan, the Senior Loan and/or the Second Mezzanine Loan, including any new mezzanine loans that Lender requires Borrower to enter into (provided the documents evidencing and securing such new loan(s) are substantially identical in form and substance to the Loan Documents); and provided further that Lender is then the holder of the Senior Loan, the Second Mezzanine Loan and/or the Loan that is subject to the resizing. In such event, Borrower and Lender agree that if the principal amount of the Loan were to be increased (or a new mezzanine loan or loans are created) and, as a result, the principal amount of the Senior Loan, and/or the Second Mezzanine Loan were decreased, (i) the Borrower shall cause the borrowers under the Senior Loan, and/or the Second Mezzanine Loan and any such new mezzanine loan(s) to comply with its agreements to effect a “resizing”, and (ii) Lender, as holder of the applicable promissory note(s), shall on the date of the “resizing” of the Loan lend to the borrower under the Senior Loan and/or the Second Mezzanine Loan or new mezzanine loan(s) (by way of a reallocation of the principal amount of the Loan, the Senior Loan and/or the Second Mezzanine Loan or new mezzanine loan(s)) such additional amount equal to the amount of the principal increase/reduction of the Loan provided that Borrower and applicable borrower(s) under the Senior Loan and/or the Second Mezzanine Loan execute and deliver any and all necessary amendments or modifications to the Loan Documents, organizational documents (including the creation of a new mezzanine borrower or borrowers) and the applicable Senior Loan Documents and/or Second Mezzanine Loan Documents. In addition, Borrower and Lender agree that if the principal amount of any of the Senior Loan and/or the Second Mezzanine Loan were to be decreased and, as a result, the Loan Amount were increased, then (i) if “resizing” to decrease the size of the Senior Loan and/or the Second Mezzanine Loan and increase the size of the Loan, each of them shall take all actions as are necessary to effect the “resizing” of the Loan and the Senior Loan and/or the Second Mezzanine Loan, (ii) Borrower shall cause the applicable borrower(s) under the Senior Loan and/or the Second Mezzanine Loan to comply with its agreements to effect a “resizing” and (iii) Lender, as holder of the applicable promissory note(s), shall on the date of the “resizing” of the Loan lend to the Borrower (by way of a reallocation of the principal amount of the Loan, the Senior Loan and/or the Second Mezzanine Loan an additional amount equal to the amount of principal reduction of the Senior Loan and/or the

Second Mezzanine Loan, provided that Borrower, Property Owner and/or Second Mezzanine Borrower and any new mezzanine borrowers execute and deliver any and all necessary modifications to the Loan Documents, the Senior Loan Documents and/or Second Mezzanine Loan Documents. In connection with the foregoing, Borrower agrees, at Lender’s sole cost and expense, to execute and deliver such documents and other agreements reasonably required by Lender, as holder of the applicable promissory note(s), to “re-size” the Loan, the Senior Loan and/or the Second Mezzanine Loan, including, without limitation, an amendment to this Agreement, the Note, the Pledge Agreement, the other Loan Documents and the applicable Senior Loan Documents and/or Second Mezzanine Loan Documents, an endorsement to the Title Policy reflecting any increase in the insured amount thereunder (if applicable), an amendment to or replacement of the Rate Cap Agreement for the Loan, the Senior Loan and/or the Second Mezzanine Loan which is being resized reflecting the appropriate modification to the notional amount thereunder, and an endorsement to the UCC title policies and, if applicable, mezzanine endorsements and related title letters, for the Loan and/or the Second Mezzanine Loan which is being resized, reflecting the appropriate modification to the insured amount thereunder. Lender agrees to reimburse Borrower for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorney’s fees) incurred by Borrower in connection with any “resizing” of the Loan. Notwithstanding the foregoing, Lender agrees that any “resizing” of the Loan shall not change the economics of the Loan, the Senior Loan and/or the Second Mezzanine Loan taken as a whole in a manner which is in any material respect adverse to Borrower, Property Owner and/or Second Mezzanine Borrower.

Section 2.2 Interest.

2.2.1 Generally. Interest on each of the Note shall accrue at the Applicable Interest Rate and shall be calculated on the basis of a 360-day year and charged for the actual number of days elapsed in the Interest Accrual Period in question.

2.2.2 Determination of Interest Rate.

(a) The rate at which the outstanding principal amount of each Note bears interest from time to time shall be referred to as the “Applicable Interest Rate”. The Applicable Interest Rate with respect to the Loan shall be LIBOR plus the Spread with respect to each applicable Interest Accrual Period.

(b) Interest shall be charged and payable on the outstanding principal amount of each Note at a rate per annum equal to the Applicable Interest Rate, but in no event to exceed the maximum rate permitted under applicable law. Subject to the terms and conditions of this Section 2.2.2, Borrower shall pay interest on the outstanding principal amount of each Note at the Applicable Interest Rate for the applicable Interest Accrual Period. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error. Borrower hereby agrees that at any time prior to a Mezzanine Loan Securitization and provided that there is no material adverse economic impact on Borrower, Lender may change the Interest Accrual Period upon ten (10) days prior written notice to Borrower.

(c) If, at any time prior to the completion of the first Mezzanine Loan Securitization, as a result of any Regulatory Change:

(i) the basis of taxation of payments to Lender of the principal of or interest on the Loan is changed or Lender or the Person controlling Lender shall be subject to any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender); or

(ii) any reserve, special deposit or similar requirements (other than such requirements as are taken into account in determining LIBOR) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender is imposed, modified or deemed applicable to Lender; or

(iii) any other condition affecting the Loan is imposed on Lender;

and Lender or any Person controlling Lender reasonably determines that, by reason thereof, the cost to Lender or any Person controlling Lender of maintaining or extending the Loan is increased, or any amount receivable by Lender or any Person controlling Lender hereunder in respect of any portion of the Loan is reduced, in each case by an amount deemed by Lender to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender or any Person controlling Lender for such Increased Costs to the extent Lender reasonably determines that such Increased Costs are allocable to the Loan. Lender will notify Borrowers of any event occurring after the date hereof which will entitle Lender to compensation pursuant to this subsection (c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided, however, that, if Lender fails to deliver a notice within 180 days after the date on which an officer of Lender responsible for overseeing this Agreement knows or has reason to know of its right to additional compensation under this Section 2.2.2(c), Lender shall only be entitled to additional compensation for any such Increased Costs incurred from and after the date that is 180 days prior to the date Borrowers received such notice. If Lender requests compensation under this Section 2.2.2(c), Borrowers may, by notice to Lender, require that (i) Lender furnish to Borrower a reasonably detailed statement setting forth the basis for requesting such compensation and the method for determining the amount thereof; and/or (ii) the interest rate on the Loan be converted from the then applicable rate to the Prime Rate plus the Spread.

(d) (i) At all times, for all amounts payable that accrue during periods prior to the first Mezzanine Loan Securitization, Borrowers shall, to the extent permitted by law, make all payments hereunder free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of the Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, levies, imposts, deduction, charges, withholdings and liabilities with respect thereto which Lender determines to be applicable to this Agreement, the other Loan Documents and the Loan being hereinafter referred to as “U.S. Taxes”). If, at any time prior to the first Mezzanine Loan Securitization, the Borrowers shall be required by law to deduct any U.S. Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.2(d)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrowers shall make such deductions, and (C) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable after the date of this Agreement, to such payments by the Borrowers made to the lending office or any other office, Lender shall use reasonable efforts to make, fund and maintain its Loan through another lending office of Lender in another jurisdiction so as to reduce the Borrowers’ liability hereunder, if the making, funding or maintenance of such Loan through Lender’s such other lending office does not, in the judgment of Lender, otherwise adversely affect the Loan.

(ii) In addition, for all amounts payable that accrue during periods prior to the first Mezzanine Loan Securitization, each Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

(iii) The Borrowers shall indemnify Lender for all periods prior to the first Mezzanine Loan Securitization for the full amount of U.S. Taxes and Other Taxes (including any U.S. Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.2.2(d)) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such U.S. Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date Lender makes written demand therefor.

(iv) Without prejudice to the survival of any other agreement of the Borrowers and Lender hereunder, the agreements and obligations of the Borrowers contained in Section 2.2.2(c) and this Section 2.2.2(d)) shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.

(v) Prior to the first Mezzanine Loan Securitization, if Lender or any of its successors or assigns is a foreign person (i.e., a person other than a United States person for United States federal income tax purposes), Lender shall:

(1) not later than the Closing Date (or, in the case of a successor or assign of Lender, the date such successor or assign becomes a successor or assign) deliver to Borrower one accurate and complete signed original of Internal Revenue Service Form W-8 ECI or any successor form (“Form W-8 ECI”), or one accurate and complete signed original of Internal Revenue Service Form W-8 BEN or any successor form

(“Form W-8 BEN”), as appropriate, in each case indicating that Lender (or such successor or assign, as applicable) is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States federal income tax;

(2) if at any time it makes any changes necessitating a new Form W-8 ECI or Form W-8 BEN, with reasonable promptness deliver to Borrowers in replacement for, or in addition to, the forms previously delivered by it hereunder, one accurate and complete signed original of Form W-8 ECI or Form W-8 BEN, as appropriate, in each case indicating that it is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States federal income tax; and

(3) promptly upon Borrowers’ reasonable request to that effect, deliver to Borrowers such other forms or similar documentation as may be required from time to time by applicable law, treaty, rule or regulation in order to establish its tax status for withholding purposes.

(vi) Borrowers will not be required to pay any additional amounts in respect of United States federal income tax pursuant to this Section 2.2.2(d) to Lender if the obligation to pay such additional amounts would not have arisen but for a failure by Lender to comply with its obligations under Section 2.2.2(d)(v) above.

(vii) Assuming (i) the delivery by a Lender of either a Form W-8 ECI or W-8 BEN, (ii) the subsequent delivery by such Lender of a new or revised Form W-8 ECI or W-8 BEN (or any successor forms thereto) if required by Treasury Regulation Section 1.1441-1(e)(4)(ii), or any successor provision thereto, (iii) Lender under this Agreement is not described in Internal Revenue Code Section 881(c)(3), or any successor provision thereto, and (iv) interest hereunder paid to such Lender is from “sources within the United States” (within the meaning of Section 871(h) and 881(c) of the Internal Revenue Code of 1986, as amended), Borrower represents, acknowledges and agrees that all interest payable hereunder to such Lender shall qualify as “portfolio interest” of a non-United States person within the meaning of Section 871(h) and 881(c) of the Internal Revenue Code of 1986, as amended and, therefore, shall not be subject to any United States taxation or any withholding requirement.

(e) Without limiting the effect of subsection (c) or (d) above, prior to the first Mezzanine Loan Securitization, in the event that, (i) by reason of any Regulatory Change, Lender incurs Increased Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Lender, which includes deposits by reference to which LIBOR is determined, (ii) Lender shall have determined in good faith after reasonable investigation that U.S. dollar deposits in the principal amount of the Loan are not generally available in the London interbank market, (iii) reasonable means do not exist for ascertaining the Applicable Interest Rate, (iv) Lender ascertains that LIBOR determined or to be determined for any Interest Accrual Period will not adequately and fairly reflect the cost to Lender of making or maintaining the Loan during such Interest Accrual Period, or (v)

maintenance of any portions of the Loan made by Lender at LIBOR at any suitable lending office would violate any applicable law, rule, regulation or directive, whether or not having the force of law, then, if Lender so elects by notice to Borrower, the interest rate applicable to the then outstanding principal balance of the Loan shall be converted to the Prime Rate plus the Spread.

(f) Lender shall use reasonable good faith efforts to avoid or mitigate any increased cost, reduced receivable or suspension of the availability of LIBOR under Section 2.2.2(c), (d) or (e) to the greatest extent practicable (including transferring the Loan to another lending office or Affiliate of Lender and reasonably assisting in Borrower’s recovery of any tax payment made by it) unless, in the opinion of Lender, such efforts would be likely to have any material adverse effect upon it.

(g) In the event that Lender makes a request to the Borrowers for compensation in accordance with Section 2.2.2(c), (d) or (e), then, provided that no Event of Default has occurred and is continuing at such time, the Borrowers may, at their option, request that Lender use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such compensation or such inability, including changing the jurisdiction of its applicable lender office; provided, however, that the taking of such action would not, in the sole judgment of such Lender, be disadvantageous to such Lender.

2.2.3 Default Rate. If an Event of Default shall have occurred and is continuing (including the failure of Borrowers to make a payment of principal or interest on the Payment Date therefor), Borrowers shall pay interest at the Default Rate on the outstanding amount of the Loan and due but unpaid interest thereon, upon demand from time to time (which interest is payable both before and after Lender has obtained a judgment with respect to the Loan), to the extent permitted by applicable law. Payment or acceptance of the increased rates provided for in this subsection is not a permitted alternative to timely payment or full performance by Borrowers and shall not constitute a waiver of any Default or Event of Default or an amendment to this Agreement or any other Loan Document and shall not otherwise prejudice or limit any rights or remedies of Lender.

Section 2.3 Loan Repayment.

2.3.1 Payments at Closing. On the Closing Date, Borrowers paid an installment of interest in an amount equal to Stub Interest as provided in Section 2.1.2.

2.3.2 Monthly Debt Service Payments. Commencing with the Initial Payment Date, and on each and every Payment Date thereafter until but excluding the Maturity Date, Borrower shall pay Lender interest at the Applicable Interest Rate for and through the end of the applicable Interest Accrual Period on the outstanding principal balance of the Loan as computed in accordance with Section 2.2.2 hereof (the “Monthly Debt Service Payment Amount”). Lender agrees that it shall provide to Senior Lender, a “Mezzanine Lender Monthly Debt Service Notice Letter” at least five (5) Business Days prior to each Payment Date setting forth the amount of the Mezzanine Debt Service payable by Borrowers on the first Payment Date occurring after the date such notice is delivered.

2.3.3 Payment on Maturity Date. (a) Borrowers shall repay any outstanding principal indebtedness of the Loan in full on the Maturity Date of the Loan, together with all accrued and unpaid interest thereon through the end of the Interest Accrual Period during which such Maturity Date occurs (even if such period extends beyond the Maturity Date) and all other amounts which are then due and payable to Lender hereunder or under the Note, the Pledge, and the other Loan Documents.

(b) The “Maturity Date” of the Loan shall initially be the Initial Maturity Date. Notwithstanding the foregoing, the Borrowers shall have three successive options to extend the Initial Maturity Date of the Loan. The scheduled Maturity Date if (a) one such option is exercised shall be the Payment Date in April 2008, (b) two such options are exercised shall be the Payment Date in April 2009, and (c) three such options are exercised shall be the Payment Date in April 2010. In order to exercise any such extension right, Borrower shall deliver to Lender notice of such extension at least thirty (30) days, but not more than 120 days, prior to the Maturity Date as in effect immediately prior to such extension (the Maturity Date, as so in effect, is hereinafter referred to as the “Extension Date” applicable to such extension), and the following conditions must be satisfied as of the Extension Date applicable to the corresponding extension: (i) no Event of Default (including, without limitation, an Event of Default of the type described in Article 10(a)(i)) shall then be continuing; (ii) Borrower shall have obtained an Extension Interest Rate Cap Agreement for the First, Second or Third Extension Term, as applicable, and collaterally assigned such Extension Interest Rate Cap Agreement to Lender in accordance with Section 2.7; (iii) Borrower shall have paid (A) all reasonable out-of-pocket expenses incurred by Lender (and, if applicable, any servicer in connection with a Mezzanine Loan Securitization) up to an aggregate total of $10,000, and (B) the actual expenses incurred by each of the Rating Agencies, in each case, in connection with Borrowers’ exercise of such extension option; and (iv) on the Extension Date the Senior Loan shall be simultaneously extended for the same period that the Loan is being extended pursuant to this Section 2.3.3(b). Upon the giving of each notice of extension hereunder, and subject to the conditions set forth below in this Section 2.3.3, the Maturity Date as theretofore in effect will be extended to the respective Payment Date specified above (the first, second and third such extension periods are hereinafter respectively referred to as the “First Extension Term”, the “Second Extension Term” and the “Third Extension Term”). If Borrowers fail to exercise any extension option in accordance with the provisions hereof, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate.

2.3.4 Making of Payments. Each payment by Borrowers hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m. New York City time, on the date such payment is due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the Mezzanine Loan Deposit Account, or such other account pursuant to such other wiring instructions as provided by Lender. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrowers in writing of any changes in the account to which payments are to be made. Except as otherwise provided herein, whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day immediately prior thereto.

2.3.5 Application of Payments. Payments made by Borrowers in respect of the principal and interest of the Loan shall be applied first to the payment of interest at the Applicable Interest Rate and other sums due and outstanding under the Loan Documents, with the remainder of such payment being applied to the reduction of the outstanding principal balance of the Note, provided, however, that, notwithstanding any provision hereof to the contrary, following and during a continuance of an Event of Default, Lender may apply any payments received to the Debt in such order, manner and amount as Lender in its sole discretion shall determine and exercise any remedies available under this Agreement, at law and in equity.

2.3.6 No Setoffs. All amounts due hereunder or under the Note or the other Loan Documents shall be payable without setoff, counterclaim or any other deduction whatsoever.

2.3.7 Loan Account. Lender shall maintain a loan account on its books in the name of Borrowers in which will be recorded the Loan and all payments and prepayments of principal of and interest on the Loan (provided that any error in such loan account shall not in any manner affect the obligations of Borrowers to repay the Loan in accordance with the terms of this Agreement, the Note and the other Loan Documents). In addition to the rights of Borrowers to have informational computer access to the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account and the Current Debt Service Reserve Account, Lender shall, upon the written request of Borrowers, not more often than monthly, provide such information as it has in its possession regarding the records maintained in accordance with the first sentence hereof and information regarding funds on deposit in the Mezzanine Loan Holding Account. In addition, Lender shall (or shall direct any servicer in connection with a Mezzanine Loan Securitization) provide to Borrowers, within five (5) Business Days of the end of each month, monthly reports showing deposits into and disbursements, transfers or credits, as the case may be from the Current Debt Service Reserve Account, and setting forth, as of the end of each month, a schedule of the Permitted Investments contained in each such account and schedules of all transactions involving Permitted Investments during the month.

Section 2.4 Prepayment.

2.4.1 No Prepayment. Other than as set forth in Sections 2.4.2 and 10.1(d) below, or as required or permitted pursuant hereto in connection with a Casualty or Condemnation, Borrowers shall have no right to prepay all or any portion of the Loan prior to the Permitted Prepayment Date.

2.4.2 Permitted Prepayment. A. From and after the Permitted Prepayment Date and subject to the terms and conditions set forth in this Section 2.4.2, the Borrowers may prepay the Loan at any time in whole or in part (hereinafter, a “Prepayment”), provided that (a) the Borrowers shall provide not less than 30 days’ and not more than 120 days’ prior written notice (a “Prepayment Notice”) to Lender specifying the date on which the Prepayment is scheduled to occur and such scheduled payment date shall not be on any date during the two (2) Business Day period prior to the fifteenth (15th) calendar day of such month, but not including, the fifteenth (15th) calendar day of such month (such scheduled date, the “Prepayment Date”), which notice shall indicate the principal amount of the Note to be so prepaid and the specific Ownership Interest to be released from the Lien of the Loan Documents pursuant to such Prepayment,

(b) the Borrowers shall have paid Mezzanine Debt Service (i.e., accrued and unpaid interest on the principal amount being repaid) upon making such Prepayment through the end of the Interest Accrual Period in which the Prepayment is to occur (even if such period extends beyond the scheduled prepayment date), (c) the Borrower shall pay the Prepayment Fee upon making such Prepayment and (d) simultaneously with the Prepayment of the Loan, (x) the Senior Loan shall be prepaid by Property Owners in accordance with Section 2.4.2 of the Senior Loan Agreement in an amount equal to the product of (i) the principal amount of the applicable Prepayment of the Loan, times (ii) the ratio of (A) the principal balance of the Senior Loan immediately prior to such Prepayment, to (B) the principal balance of the Loan immediately prior to such Prepayment and (y) the Second Mezzanine Loan shall be prepaid by Second Mezzanine Borrower in accordance with Section 2.4.2 of the Second Mezzanine Loan Agreement in an amount equal to the product of (i) the principal amount of the applicable Prepayment of the Loan, times (ii) the ratio of (A) the principal balance of the Second Mezzanine Loan immediately prior to such Prepayment, to (B) the principal balance of the Loan immediately prior to such Prepayment. It is the intention and agreement of the parties that, subject to the requirements and limitations set forth in the previous sentence, any Ownership Interest may, from and after the Permitted Prepayment Date, be the subject of a Prepayment and simultaneous release of the Liens of the Loan Documents, provided (i) the amount of the Prepayment equals or exceeds the Release Amount for the Ownership Interest, and (ii) the provisions of Section 2.5.2 are complied with. On the Prepayment Date, Borrower shall pay to Lender the amount of the Prepayment specified in the notice, all accrued and unpaid interest on the principal balance of the Note being so repaid through and including the date that is the last day of the Interest Accrual Period in which such Prepayment occurs, all other sums then due under the Note, this Agreement, the applicable Pledge and the other Loan Documents, and all reasonable costs and expenses of Lender incurred in connection with the Prepayment, including reasonable attorneys’ fees and disbursements. Lender shall not be obligated to accept any Prepayment of the principal balance of the Note, or any portion thereof, unless it is accompanied by the prepayment consideration due in connection therewith pursuant to the terms hereof. Prepayments made by the Borrowers shall be applied to reduce the outstanding principal amount of the Note.

B. Notwithstanding anything to the contrary herein, if a Prepayment Notice has been sent in good faith and no Event of Default is then continuing, such Prepayment Notice may be rescinded or deferred by Borrowers upon delivery of written notice to Lender (specifying, in the case of a deferral, the new Prepayment Date for such Prepayment) at least five Business Days prior to the Prepayment Date specified in the applicable Prepayment Notice (provided that Borrower shall compensate Lender for any and all reasonable costs and expenses incurred by Lender and/or its agents resulting from such rescission or deferral).

C. Without limiting Borrower’s rights under Section 2.4.2 (A) and (B) above but notwithstanding the terms thereof, from and after the Permitted Prepayment Date, Borrower shall have a one-time right to make a prepayment (in whole or in part) of the Loan without a release of any collateral securing the Loan to be applied to reduce the Loan (a “Directed Paydown”), provided that (a) simultaneously with payment of the Directed Paydown, first, Second Mezzanine Borrowers prepay the Second Mezzanine Loan in full in accordance with the Second Mezzanine Loan Agreement and otherwise comply with the provisions of Section 2.4.2(C) of the Second Mezzanine Loan Agreement (together with payment by Second Mezzanine Borrowers to Second Mezzanine Lender of the Mezzanine Loan Directed Paydown Prepayment

Fee (as such term is defined in the Second Mezzanine Loan Agreement)) and second, in no event shall Borrowers allow Property Owners to prepay any portion of the Senior Loan in accordance with Section 2.3.2(ii) of the Senior Loan Agreement until the provisions of this Section and Section 2.4.2(C) of the Second Mezzanine Loan Agreement have been fully complied with and (b) simultaneously with payment of the Directed Paydown, Borrowers pay to Lender the Mezzanine Loan Directed Paydown Prepayment Fee (provided Borrowers shall not be required to pay any portion of the Mezzanine Loan Directed Paydown Prepayment Fee on account of repayment of the Loan in full on any scheduled Maturity Date). Subsequent to such Directed Paydown, the Allocated Loan Amounts shall be reduced ratably.

2.4.3 Repayment upon Default. If all or any part of the principal amount of the Loan is prepaid upon acceleration of the Loan following the occurrence of an Event of Default, Borrowers shall be obligated to pay all amounts that would be payable in connection with a Prepayment under Section 2.4.2A, including all accrued and unpaid interest on the principal balance of the Note through the date that is the final day of the applicable Interest Accrual Period or, if prohibited by law, through the date of repayment plus Breakage Costs (including interest owed at the Default Rate), the Acceleration Prepayment Premium (if such prepayment is made during the Lockout Period), all other sums then due under the Note, this Agreement, the Pledge and the other Loan Documents, and all costs and expenses of Lender incurred in connection with such Event of Default, including reasonable attorneys’ fees and disbursements.

2.4.4 Waiver of Prepayment Rights. Each Borrower acknowledges that the inclusion of the waiver of prepayment rights and the agreement to pay any amounts necessary in connection with the right to prepay the Note as set forth in this Section 2.4, as applicable, as well as the other agreements set forth herein in respect of prepayment, were separately negotiated with Lender, that the economic value of the various elements of this waiver and agreement was discussed, that the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein.

2.4.5 Intentionally Deleted.

Section 2.5 Release of Liens. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Pledge on any Ownership Interest.

2.5.1 Release upon Payment in Full. (a) Lender shall, at the expense of Borrowers, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release or assign (at Borrowers’ cost and expense) the Lien of the Pledge and related Loan Documents with respect to all of the Pledged Interests; provided, however, that voluntary prepayments and any related release of Pledged Interests from the Lien of the Pledge will be subject to the conditions set forth in Sections 2.4 and 2.5.

(b) In connection with the release of the Lien contemplated in Section 2.5.1(a), Borrowers shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Liens (and related Loan Documents) for all applicable Pledged Interests (for execution by Lender) in a form appropriate in the applicable state and otherwise satisfactory to Lender in its reasonable discretion and all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release (collectively, “Release Instruments”), together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.5.2 Release of Individual Liens. On one or more occasions, subject to satisfaction of each of the conditions set forth in paragraphs (a) through (e) below and the terms of Section 2.4.2 hereof, the Borrowers may obtain (i) the release of any Ownership Interest or Ownership Interests from the Lien of the applicable Pledge, (ii) the release of the obligations of the Borrowers (and the applicable pledgors) under the Loan Documents with respect to such released Ownership Interest or Ownership Interests (other than those expressly stated to survive) and (iii) the remittance to Borrowers of any amounts held in the Current Debt Service Reserve Account specifically relating to the subject Ownership Interest or Ownership Interests:

(a) Borrowers shall have paid the Release Amount for such Ownership Interest in connection with a Prepayment of the Loan pursuant to Section 2.4.2.

(b) Borrowers shall submit to Lender not less than ten (10) days prior to the date of such release, all Release Instruments for each applicable Ownership Interests (for execution by Lender) together with an Officer’s Certificate certifying that (i) the Release Instruments are in compliance with all Legal Requirements, (ii) the release to be effected will not violate the terms of this Agreement, (iii) the release to be effected will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and the Ownership and other Pledged Interests subject to the Loan Documents not being released) and (iv) the requirement described in paragraph (c) below is satisfied in connection with such Release (together with calculations demonstrating the same in reasonable detail).

(c) With respect to any release of any Ownership Interests, after giving effect to such release, the Aggregate DSCR as of the date of the proposed release, for all of the Properties relating to the Ownership Interests then remaining subject to the Liens of the Pledge, shall not be less than the greater of (A) the Closing Date DSCR (subject to the provisions of Section 2.5.2(e)) and (B) the Aggregate DSCR for all of the Properties relating to the Ownership Interests remaining subject to the Lien of the Pledge immediately prior to the release in question; provided, however, that this Section 2.5.2(c) shall not be applicable in connection with a partial prepayment of any of the Loan required to be made in connection with a Casualty or Condemnation. Borrowers shall have the right to repay a portion of the Loan and each of the Property Owners and Second Mezzanine Borrowers shall have the right to repay a portion of the Senior Loan and Second Mezzanine Loan (pro rata in accordance with the outstanding principal amount of the Loan, the Senior Loan and the Second Mezzanine Loan immediately prior to such release in accordance with Section 2.4.2) in excess of the applicable Release Amount that is necessary to comply with the requirement in this Section 2.5.2(c) hereof.

(d) No Event of Default shall exist on the date the Prepayment is made (except as otherwise provided in Section 10.1(d)).

(e) In the event (i) Borrowers prepay the Loan in an amount equal to the applicable Release Amount with respect to an individual Property or group of Properties, as applicable, and (ii) Property Owners and Second Mezzanine Borrowers each prepay the Senior Loan and the Second Mezzanine Loan by the applicable “release amount” that is required to be repaid with respect to each of the Senior Loan and Second Mezzanine Loan pursuant to the Senior Loan Agreement and the Second Mezzanine Loan Agreement in connection with the transfer of the applicable individual Property or group of Properties; and (iii) the Borrowers satisfy the Aggregate DSCR requirement in Section 2.5.2(c)(B) (including by the pro rata repayment of a portion of the Loan, the Senior Loan and the Second Mezzanine Loan pursuant to Section 2.5.2(c)), then Borrowers shall not be obligated to prepay the Loan and the Property Owners and the Second Mezzanine Borrowers shall not be obligated to prepay the Senior Loan and the Second Mezzanine Loan to satisfy the Aggregate DSCR requirement in Section 2.5.2(c)(A) by an aggregate amount that is greater than the Net Sales Proceeds (as defined in the Senior Loan Agreement) with respect to the applicable individual Property or group of Properties. Subject to the foregoing conditions and (i) the delivery of an opinion of counsel to Lender that any trust formed as a REMIC pursuant to a Securitization will not fail to maintain its status as a REMIC as a result of the deposit into the Cash Collateral Account described in this Section 2.5.2(e) and other authority and enforceability and security interest opinions reasonably requested by Lender and (ii) the prepayment of the Loan, the Senior Loan and the Second Mezzanine Loan in an amount equal the Release Amount with respect to the applicable individual Property or group of Properties and the “release amount” that is required to be repaid with respect to each of the Senior Loan and the Second Mezzanine Loan pursuant to the Senior Loan Agreement and the Second Mezzanine Loan Agreement in connection with the transfer of the applicable individual Property or group of Properties, in lieu of prepaying the Loan, the Senior Loan and the Second Mezzanine Loan (pro rata in accordance with the outstanding principal amount of the Loan, the Senior Loan and the Second Mezzanine Loan immediately prior to such release pursuant to Section 2.4.2) with the Excess Sales Proceeds (as defined in the Senior Loan Agreement), Borrower, Property Owners and Second Mezzanine Borrowers may elect to deposit the Excess Sales Proceeds (pro rata in accordance with the outstanding principal amount of the Loan, the Senior Loan and the Second Mezzanine Loan immediately prior to such release) into a segregated cash collateral account that is pledged to Lender as additional collateral for the Debt (the “Cash Collateral Account”) and segregated cash collateral accounts that are pledged, respectively, to each of the Senior Lender and the Second Mezzanine Lender as additional collateral for the Senior Loan and the Second Mezzanine Loan. Borrower shall pledge the Cash Collateral Account to Lender pursuant to a deposit account agreement substantially in the form of the Deposit Account Agreement delivered on the Closing Date, which will provide that the Cash Collateral Account and all funds at any time on deposit therein will be subject to the exclusive control of Lender, except that Borrower will have the right prior to an Event of Default to direct Lender to apply funds on deposit in the Cash Collateral Account to repay the principal balance of the Loan. Lender acknowledges and agrees that the Property Owners and Second Mezzanine Borrower will have the right in accordance with Senior Loan Agreement and the Second Mezzanine Loan Agreement to direct the Senior Lender and Second Mezzanine Lender to apply funds on deposit in the cash collateral accounts with respect to each of the Senior Loan and the Second Mezzanine Loan Mezzanine Loan to prepay the principal balance of the Senior Loan and Second Mezzanine Loan, as applicable.

2.5.3 Further Assurances. To the extent any Release Instrument executed and delivered under Section 2.5.2(b) is insufficient to effect the release to be effected in accordance with the terms hereof, Lender (and any servicer in connection with a Mezzanine Loan Securitization) shall remain obligated to execute and deliver, at the expense of the Borrowers, such further Release Instruments as Borrowers may reasonably request and submit to Lender, together with an Officer’s Certificate covering the matters to be covered in the Officer’s Certificate described in Section 2.5.2(b).

In addition to the foregoing, the Borrower and each related pledgor which as of the Closing Date was the owner of the Ownership Interest being released from the Lien of the Pledge pursuant to any provision of Section 2.5 hereof, shall be released from all liability with respect to the Loan, the Note and all other Loan Documents with the express exception that such Borrower shall continue to be jointly and severally liable for and with respect to any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever which (and to the extent) have become due and payable under Section 12.13 prior to the date of the release of such Ownership Interest.

Section 2.6 Intentionally Omitted.

Section 2.7 Interest Rate Cap Agreements.

(a) On or prior to the Closing Date, Borrowers shall obtain from an Acceptable Counterparty, and thereafter maintain in effect, an Interest Rate Cap Agreement, having a term extending through the Maturity Date and an initial notional amount equal to the Loan Amount. The Interest Rate Cap Agreement shall have a strike rate equal to an amount such that the maximum interest rate paid by Borrowers after giving effect to payments made under the Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time and in an amount equal to any prepayment that is applied to reduce the principal balance of the Loan in accordance with Section 2.4 hereof or as a result of any Directed Paydowns that is applied by Lender to reduce the principal balance of the Loan; provided that the strike rate shall be equal to an amount such that the maximum interest rate paid by Borrowers after giving effect to payments made under the Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

(b) In the event of (x) any downgrade, withdrawal or qualification (each, a “Downgrade”) of the rating of the Counterparty such that, thereafter, the Counterparty shall cease to be an Acceptable Counterparty and (y) the Counterparty shall fail to comply with the requirements contained in the Interest Rate Cap Agreement which are described in Exhibit B upon such occurrence, the Borrowers shall either (i) obtain Lender’s written approval (in its sole discretion) with respect to the Counterparty or (ii) replace the Interest Rate Cap Agreement with a Replacement Interest Cap Agreement, (x) having a term extending through the end of the Interest Accrual Period in which occurs the Maturity Date, (y) in a notional amount at least equal to the principal balance of the Loan then outstanding, and (z) having a strike rate equal to an amount such that the maximum interest rate paid by Borrower after giving effect to payments made under such Replacement Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

(c) Each Borrower hereby pledges, assigns, transfers, delivers and grants a continuing first priority lien to Lender, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on such Borrower’s part to be paid and performed, in, to and under all of such Borrower’s right, title and interest: (i) in the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement); (ii) to receive any and all payments under the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing. Borrowers shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be made directly to Lender) and notify the Counterparty of such assignment and Lender shall receive an acknowledgment from Counterparty of the assignment (either in such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement or by separate instrument). No Borrower shall, without obtaining the prior written consent of Lender, further pledge, transfer, deliver, assign or grant any security interest in the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Lender as the secured party, to be filed with respect thereto.

(d) Borrowers shall comply with all of their obligations under the terms and provisions of the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement). All amounts paid by the Counterparty under the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) to Borrowers or Lender shall be deposited immediately into the Mezzanine Loan Deposit Account. Borrowers shall take all action reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(e) If Borrowers exercise any of their options to extend the Maturity Date pursuant to Section 2.3.3(b) hereof, then, on or prior to each Extension Date, the Borrowers shall obtain or have in place an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Accrual Period in which occurs the Maturity Date as so extended, (ii) in a notional amount at least equal to the principal balance of the Loan as of such Extension Date and (iii) having a strike rate equal to an amount such that the maximum interest rate paid by the Borrowers after giving effect to payments made under such Extension Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to the Loan. The obligation of Lender to make the Loan is subject to the fulfillment by Borrowers or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:

(a) Representation and Warranties; Compliance with Conditions. Each of the representations and warranties of Borrowers contained in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made as of such date, and no Default or Event of Default shall have occurred and be continuing, and no “Default” or “Event of Default” (as such terms are defined in the Senior Loan Agreement and the Second Mezzanine Loan Agreement, respectively) shall have occurred and be continuing; and Borrowers shall be in compliance in all respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

(b) Loan Agreement and Note. Lender shall have received an original of this Agreement and the Note, in each case, duly executed and delivered on behalf of each Borrower.

(c) Delivery of Loan Documents; Title Insurance; Reports; Leases.

(i) Pledge, Assignments of Agreements. Lender shall have received from Borrowers and certain of their respective Affiliates fully executed and acknowledged counterparts of each Pledge, each Membership Power (as defined in the Pledge) and the appropriate UCC financing statements, each in form satisfactory for filing in the appropriate public records, and evidence that counterparts of each UCC financing statement shall have been delivered to the title company for filing, so as to effectively create upon such filing and possession by Lender of each Membership Power a valid and enforceable perfected Lien upon each Ownership Interest and the other Pledged Interests, of first lien priority, in favor of Lender. Lender shall have also received fully executed counterparts of the Mezzanine Loan Environmental Indemnity and each of the other Loan Documents.

(ii) Title Insurance. Senior Lender shall have received a Qualified Title Policy relating to each Property, and evidence that all premiums in respect thereof have been paid. Lender shall have received an Eagle 9 UCC Title Policy which policy shall (A) provide coverage in an amount equal to the Loan, (B) insure Lender’s security interest in each Ownership Interest, and (C) name Lender as the insured, and (D) be assignable by its terms with a transfer of the Loan and evidence that all premiums in respect thereof have been paid. Lender shall have received a letter or endorsement (individually and collectively, the “Title Letter”) from the title companies to each of the existing owner’s policies in form and substance reasonably acceptable to Lender.

(iii) Survey. Lender shall have received a Qualified Survey with respect to each Property, subject to the terms of Section 4.1(z) hereof.

(iv) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all premiums then due and payable for the existing policy period.

(v) Environmental Reports. Lender shall have received Phase I environmental reports (and, where recommended by such Phase I environmental reports, Phase II environmental reports) in respect of each Property that are satisfactory to Lender.

(vi) Zoning. Lender shall have received, at Lender’s option, letters or other evidence with respect to each Property from the appropriate authorities (or other Persons) concerning applicable zoning and building laws, or zoning endorsements in the Qualified Title Policy, if available.

(vii) Encumbrances. Borrowers shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to the Pledge on each Ownership Interest, subject to no other Liens, and evidence thereof satisfactory to Lender shall have been received thereby.

(viii) Engineering Reports. Lender shall have received engineering reports in respect of each Property satisfactory to Lender.

(ix) Material Agreements; Property Management Agreements. Lender shall have received true and complete copies of all Material Agreements and all of the Property Management Agreements.

(x) Operating Agreements. Lender shall have received true and complete copies of all Operating Agreements and any ground leases with respect to any Property.

(d) Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

(e) Delivery of Organizational Documents. On or before the Closing Date, Borrowers shall deliver or cause to be delivered to Lender copies certified by an officer of the managing member of each Borrower and Operating Lessee of all organizational documentation related to such Borrower, the Property Owners, Operating Lessee and/or the formation, structure, existence, good standing and/or qualification to do business as Lender may request in its reasonable discretion, including good standing certificates, certificated membership interests and blank executed assignments thereof, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

(f) Opinions of Counsel to the Borrowers. Lender shall have received legal opinions of Borrowers’ counsel reasonably satisfactory to Lender (i) with respect to the non-consolidation of each Borrower in the event of an insolvency proceeding being brought against, or the bankruptcy of certain Beneficial owners of such Borrower, (ii) with respect to due execution, delivery, authority, and enforceability of this Agreement, each Pledge and each of the other Loan Documents and perfection of the Lien on the Pledged Interests and (ii) with respect to each Borrower’s continued existence as a limited liability company under the laws of the State of Delaware and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

(g) Budgets. Borrowers shall have delivered or caused the Property Owners to deliver the Annual Budget for the Properties for 2005.

(h) Completion of Proceedings. All corporate, partnership or limited liability company and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and the Senior Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

(i) Estoppels. Lender shall have received estoppel letters from the condominium board at the Miami Property, in each case in form, scope and substance satisfactory to Lender.

(j) Photographs. If Lender shall have so requested, Lender shall have received photographs of the interior and exterior of each Property.

(k) No Material Adverse Change. On the Closing Date, Lender shall be satisfied that since December 31, 2004, there shall have been no circumstances or conditions with respect to the Properties, any Borrower, any Single Purpose Entity (including SPE Member), any Property Owner, Sponsor or the Property Managers that can reasonably be expected to cause the Loan to become delinquent or be in default, adversely affect the value or marketability of the Loan or Properties, or cause institutional investors to regard the Loan or any security derived in whole or in part from the Loan as an unacceptable investment. In addition, there shall not have occurred or be continuing on or after December 31, 2004, any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or any material adverse change in the liquidity in the fixed income market and/or condition of the commercial mortgage-backed securities or whole loan market as determined by Lender in its sole discretion; or (iii) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause (iii) in the sole discretion of Lender makes it impracticable or inadvisable to proceed with the funding of the Loan on the terms and in the manner contemplated herein and in the Term Sheet.

(l) Intentionally Omitted.

(m) Operating Agreement Estoppels. Lender shall have received an executed estoppel letter from each party to an Operating Agreement, which shall be in form and substance satisfactory to Lender.

(n) Appraisals. Lender shall have received an Appraisal for each Property satisfactory to Lender evidencing that the Required Loan-to-Value Ratio has been satisfied.

(o) Financial Statements. Borrowers shall have provided or shall have caused Property Owners to provide operating statements for the Properties described in Schedule 3.1(o) together with operating statements for each Property for the Year-to-Date Period (which statements are either audited, combined or prepared in accordance with agreed upon procedures which are mutually acceptable to the Borrower and the Lender all as specified in such Schedule 3.1(o)), and to the extent that such Year-to-Date Period statements show material changes to the operating results of any Property since the most recent operating statements relating to such Property, a letter from a “Big Four” accounting firm verifying Year-to-Date Period expenses and revenues for the Properties if requested by the Lender in its sole discretion. Each of the operating statements and financial statements described in the previous sentence shall be satisfactory to Lender and shall be accompanied by an Officer’s Certificate certifying that each such financial statement presents fairly the financial condition or operating results, as applicable, of each Borrower, each Property Owner and each Property in question and, if such statement is audited, has been prepared in accordance with GAAP with respect to the accounts presented therein, as applicable.

(p) Intentionally Omitted.

(q) Mezzanine Loan Deposit Account Agreement. Lender shall have received the Mezzanine Loan Deposit Account Agreement duly executed by Borrowers and the depository institutions party thereto.

(r) Property Management Agreement; Agreement with Managers. Lender shall have received a copy of (i) each Property Management Agreement duly executed by the applicable Property Owner and the applicable Property Manager certified as true and correct pursuant to an Officer’s Certificate and (ii) each Agreement with Manager in form and substance satisfactory to Lender duly executed by each Property Manager.

(s) Certified Rent Rolls. Lender shall have received a rent roll for each Property, dated as of the Rent Roll Date, accompanied by an Officer’s Certificate certifying that such rent roll is true, complete and correct as of its date.

(t) Consents, Licenses, Approvals, Etc. Lender shall have received copies or other evidence of all material consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(u) Closing Statement. Lender shall have received a detailed closing statement from Borrowers in a form acceptable to Lender, which includes a complete description of Borrowers’ sources and uses of funds on the Closing Date, together with a fully executed counterpart of the Loan Closing Statement prepared by Lender.

(v) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan, the Senior Loan or the Second Mezzanine Loan or the consummation of the transactions contemplated hereby.

(w) Payments by Borrowers. Borrowers shall have paid all Lender Expenses.

(x) Additional Information. Lender shall have received such other information and documentation with respect to Borrowers, Property Owners and their respective Affiliates, Sponsor, the Pledged Interests, the Properties and the transactions contemplated herein as Lender may reasonably request (including, without limitation, such information as is necessary for the determination of coverage amounts under the Policies required pursuant to Sections 8.1(b)(i) and (ix)), such information and documentation to be satisfactory in form and substance to Lender.

(y) Making of the Senior Loan. The Senior Lender shall be prepared to make the Senior Loan to each Property Owner simultaneously with the making of the Loan.

(z) Interest Rate Cap Agreement. Borrowers shall have delivered to Lender written evidence that the Interest Rate Cap Agreement required to be maintained by Borrowers in accordance with Section 2.7 hereof has been purchased.

Section 3.2 Reliance Language. All third party reports delivered to Lender pursuant to Section 3.1 shall contain reliance language satisfactory to Lender in its sole discretion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrowers’ Representations. Each Borrower represents and warrants that, as of the Closing Date:

(a) Organization. Each of Borrower, Property Owners and Operating Lessee has been duly organized and is validly existing and in good standing with requisite limited liability company power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower, Property Owners and Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Borrower, Property Owners and Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and its sole business has been and is the ownership of the Ownership Interests.

(b) Proceedings. Each of Borrower, Property Owners and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Each of Borrower, Property Owners and Operating Lessee, as applicable, and constitute legal, valid and binding obligations of such Borrower, Property Owner and Operating Lessee enforceable against such Borrower, Property Owner and Operating Lessee, as applicable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) without offset, defense or counterclaim.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each of Borrower, Property Owners and Operating Lessee will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of its properties or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, License, partnership agreement, or other agreement of any kind whatsoever to which it is a party or to which any of its properties or assets is subject nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by it of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect.

(d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and to the best of its knowledge there are no such actions, suits or proceedings threatened against or affecting it, any Property Owner, Operating Lessee or any Property, which actions, suits or proceedings, alone or in the aggregate, if determined against it, any Property Owner or any Property, are likely to have a Material Adverse Effect.

(e) Agreements. (i) Except for the Loan Documents, the organizational documents of the Property Owners, Operating Lessee or Borrower and any Permitted Mezzanine Agreements, Borrower is not a party to, or bound by, any agreement, undertaking or obligation.

(ii) No Property Owner or Operating Lessee is a party to any agreement which is likely to have a Material Adverse Effect. No Property Owner or Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (A) any “Permitted Encumbrance” (as such term is defined in the Senior Loan Agreement as in effect on the Closing Date) or (B) any other agreement or instrument to which such Property Owner or Operating Lessee is a party or by which any Property or such Property Owner, Operating Lessee or First Mezzanine Borrower, as the case may be, is bound.

(f) Title. (i) Each Borrower has good title to the Ownership Interests relating to each Property Owner, free and clear of all Liens whatsoever other than the Liens created by the Loan Documents. The Pledge, the filing of the UCC financing statements, delivery to and possession by Lender of each Membership Power and the other Loan Documents create a valid and perfected first priority Lien on the collateral granted to Lender under the Pledge for the full amount of the Loan Amount.

(ii) Each Property Owner and/or Operating Lessee has good, marketable and indefeasible title in fee to the real property comprising part of each Property, and good and marketable title to the balance of each Property, in each case free and clear of all Liens whatsoever except the “Permitted Encumbrances” (as defined in the Senior Loan Agreement), such other Liens as are permitted pursuant to the Senior Loan Documents and the Liens created by the Senior Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, “Permitted Encumbrances” (as defined in the Senior Loan Agreement) do not and will not materially adversely affect or interfere with the value, or current use or operation, of any Property.

(g) No Bankruptcy Filing. None of Borrower, and to Borrower’s knowledge, none of Second Mezzanine Borrower. Property Owners or Operating Lessee Borrower is contemplating either the filing of a petition by it or on behalf of any Property Owner under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Property Owner.

(h) Intentionally Omitted.

(i) No Plan Assets. It is not an Employee Benefit Plan subject to Title I of ERISA, and none of its assets constitutes or will constitute Plan Assets.

(j) Compliance. Except as set forth on Schedule 6.1(g), each Borrower, Property Owner and Operating Lessee and each Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Except as set forth on Schedule 6.1(g), each Property is not a non-conforming use or legal non-conforming use (except to the extent that the same would not affect in any material respect the operation, maintenance, value or use of the Property in question or the ability to reconstruct such Property). None of the Borrowers nor any Property Owner or Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority (including laws and regulations concerning facility licensing and operation and certificate of need), the violation of which could have a Material Adverse Effect. There has not been committed by or on behalf of any Borrower, any Property Owner, any Operating Lessee or, to the best of its knowledge, any other person in occupancy of or involved with the operation or use of its property or any Property any act or omission affording the federal government or any state or local government the right of forfeiture as against any such property or any Property or any part thereof or any monies paid in performance of its obligations under any of the Loan Documents. Each Borrower hereby covenants and agrees not to commit, and to use all reasonable efforts not to permit or suffer to exist any act or omission affording such right of forfeiture.

(k) Contracts. Except as disclosed in Schedule F, there are no Material Agreements. Each contract affecting each Property has been entered into at arm’s length in the ordinary course of business by or on behalf of the applicable Property Owner or a predecessor in interest thereof and provides for the payment of fees in amounts and upon terms not less favorable to the applicable Borrower, the applicable Property Owner or predecessor in interest than market rates and terms.

(l) Financial Information. All financial statements described in Schedule 3.1(o) were prepared by or on behalf of Borrowers and the Property Owners and delivered or caused to be delivered to Lender prior to the date hereof, (i) are true, complete and correct in all material respects, to the extent not subsequently corrected in a written document delivered to Lender, (ii) accurately represent in all respects the financial condition or operating results, as applicable, of Borrowers, the Properties and/or the Property Owners as of the date of such reports, and (iii) to the extent that such financial statements are audited financial statements, such financial statements have been prepared in accordance with GAAP with respect to the accounts presented therein. Borrowers do not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, that are known to it and reasonably likely to have a materially adverse effect on any Property or the operation thereof, except as referred to or reflected in said financial statements and operating statements and except for other contingent liabilities not prohibited by Section 6.1(h) hereof. Except as set forth in the certified information delivered to Lender pursuant to Section 3.1(o) hereof, since the Closing Date, there has been no change in the financial condition, operations or business of Borrowers and the Property Owners from that set forth in said financial statements and operating statements that could reasonably be expected to have a Material Adverse Effect.

(m) Condemnation. No Condemnation or other proceeding has been commenced or, to its best knowledge, is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.

(n) Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

(o) Utilities and Public Access. Each Property has rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its current uses. All public utilities necessary for the full use and enjoyment of each Property are located in the public right-of-way abutting the applicable Property or in or through a recorded irrevocable easement in favor of such Property, and all such utilities are connected so as to serve the applicable Property without passing over other property, except to the extent that such utilities are accessible to the applicable Property by virtue of a recorded irrevocable easement or similar agreement or right. All roads necessary for the use of each Property for its current purposes have been completed and are either part of the applicable Property (by way of deed or recorded easement) or dedicated to public use and accepted by all relevant Governmental Authorities.

(p) Not a Foreign Person. Such Borrower, or if any such Borrower is classified as a “disregarded entity” for United States federal income tax purposes (a “DRE”), the owner of such Borrower (and, if such owner is a DRE, the first upper-tier entity that is not a DRE), is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(q) Separate Lots. Each Property is comprised of one (1) or more parcels which constitute one or more separate tax lots which do not include any property not a part of the applicable Property.

(r) Basic Carrying Costs; Assessments. Except for Basic Carrying Costs deposited with the Senior Lender in accordance with the Senior Loan Agreement or deposited in the applicable Hotel Operating Account pursuant to the applicable Property Management Agreement, each Property Owner has paid all Basic Carrying Costs due and payable as of the Closing Date. To the best of Borrower’s knowledge there are no pending or proposed special or other assessments for public improvements or other matters affecting any Property (except as shown in the financial statements described in clause (l) above), nor, to the best of its knowledge, are there any contemplated improvements to any Property that are likely to result in such special or other assessments.

(s) Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, subject to laws affecting the enforcement of the rights or remedies of creditors generally and/or equitable principles of general application, and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(t) No Prior Assignment. There are no prior assignments by any Property Owner prior to the Senior Loan Documents of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding, except in connection with indebtedness either to be repaid in full from the proceeds of the Senior Loan or secured by Liens which have been released concurrently with the Closing Date.

(u) Insurance. Each Borrower has obtained and has delivered or has caused the Property Owners to obtain and deliver to Lender insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the date hereof have been paid for the current policy period. No claims have been made under any such policy that would have a material adverse effect with respect to any Property, and no Person, including any Borrower or any Property

Owner, has done, by act or omission, anything which would impair the coverage of any such policy.

(v) Certificate of Occupancy; Licenses. Except as disclosed in Schedule 4.1(v), the Property Owners have obtained, or have caused each of the Property Managers to obtain pursuant to the Property Management Agreements, all material certifications, permits, licenses, approvals registrations, authorizations, accreditations or consents (collectively, the “Licenses”), including certificates of completion and occupancy permits (or other local equivalent), required by, and accomplished all filings, notifications, registrations and qualifications with (or obtained exemptions from any of the foregoing from), any federal, state, or local government or government department, agency, board, commission, bureau or instrumentality (i) to properly and legally own, manage and operate the Properties after any restructuring that will occur in connection with the Loan, and (ii) which are necessary for the conduct of its business. Each License has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of any Borrower, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. No Property Owner is in default or violation with respect to any of the Licenses in a manner that would have a Material Adverse Effect, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by any Property Owner under, or a violation of, any License that would have a Material Adverse Effect. Each Property has a certificate of occupancy or other local equivalent (where required by applicable Legal Requirements) and the use being made of each Property is in conformity with such applicable certificate of occupancy.

(w) Flood Zone. Except as may be disclosed in Schedule 4.1(w), none of the Improvements on any Property is located in an area as identified by the Federal Emergency Management Agency or the Federal Insurance Administration as an area having special flood hazards (Zone A), and, to the extent that any part of any Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain,” such Property is covered by flood insurance meeting the requirements set forth in Section 8.1(b)(i) hereof.

(x) Physical Condition. Except as disclosed in the engineering reports listed on Schedule 4.1(x), each Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all respects material to the use, operation or value of the applicable Property. There exists no structural or other material defects or damages in any Property, whether latent or otherwise (except for such matters as are expressly referred to in Section 9.2, for which reserves are being established), after taking into account in making such determination remedial efforts being taken by any Property Owner to correct such defect or damages following discovery thereof. None of the Borrowers nor any Property Owner has received written notice and is not otherwise aware from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(y) Leases. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases and the Operating Lease, and true and complete copies of all Leases executed and delivered on or before the Rent Roll Date have been delivered or caused to be delivered to Lender (and Borrowers shall cause any Leases executed and delivered since such date to be delivered promptly after the Closing Date). As to all present Leases and (upon execution thereof) all future Leases relating to each Property, Borrowers will cause the applicable Property Owner to be the sole owner of the lessor’s interest. As to all Leases:

(i) There are no outstanding landlord obligations with respect to tenant allowances or free rent periods or tenant improvement work; all of the obligations and duties of landlord under the Leases that are due or are to be performed (as applicable) on or prior to the date hereof have been fulfilled, and there are no pending claims asserted by any Tenant for offsets or abatements against rent or any other monetary claim;

(ii) All of the Leases are free and clear of any right or interest of any real estate broker or any other person (whether or not such brokers or other persons have negotiated the Leases or have contracted with Property Owners for the collection of the rents thereunder), and no brokerage or leasing commission or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases;

(iii) Schedule 4.1(gg) sets forth all security deposits and letters of credit held by or on behalf of the lessor under the Leases. All security deposits have been held in accordance with law and the terms of the applicable Leases, and no security deposits have been applied, or letters of credit drawn upon, following a default by a Tenant still in possession.

(iv) A Property Owner is the sole owner of the lessor’s interest in all of the Leases and none of the Borrowers nor any Property Owner has given or suffered any other assignment, pledge or encumbrance in respect of any of the Leases or its interests thereunder, and the applicable Property Owner or Property Manager has the sole right to collect rents and other amounts due under the Leases;

(v) Except as disclosed on Schedule 4.1(gg), no Tenant (i) is more than thirty (30) days in arrears on its rent or other amounts due to the landlord under its Lease and (ii) none of the Borrowers nor any Property Owner has accepted Rent under any Lease or Operating Agreement for more than one month in advance, except for security deposits, which on the Closing Date have been deposited with the Lender in accordance with the provisions hereof relating to security deposits received from and after the date hereof; and

(vi) None of the Leases contains any option to purchase, any right of first refusal to purchase or any right to terminate the lease term (except in the event of the destruction of all or substantially all of the applicable Property).

(z) Survey. Except as disclosed in writing to Lender, the survey for each Property delivered to Lender in connection with this Agreement is a Qualified Survey. Except as may be shown on the Qualified Surveys, all of the improvements relating to each Property lie wholly within the boundaries and building restriction lines of the applicable Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon such Property encroach upon any of the improvements, so as, in either case, to materially adversely affect the value or marketability of the Property in question except “Permitted Encumbrances” (as defined in the Senior Loan Agreement”) and those which are insured against by a Qualified Title Insurance Policy. Since the date of the Qualified Survey relating to each Property referenced in the applicable Qualified Title Insurance Policy, no new improvement has been constructed on such Property and there has been no alteration to the exterior of any existing improvement on such Property (other than routine repair and replacements of roofs, walls or windows).

(aa) Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of any Property to any Property Owner have been paid in full or deposited with the issuer of a Qualified Title Insurance Policy for payment upon recordation of the deeds effecting such transfer.

(bb) Single-Purpose. (x) Each Borrower hereby represents and warrants to, and covenants with, Lender that, as of the date hereof, at all times prior hereto and until such time as the Debt shall be paid in full or its property is no longer subject to the Lien securing the Debt:

(i) It has not owned and will not own any property or any other assets other than the Ownership Interests currently owned by it;

(ii) It was formed solely for the purpose of engaging in, and has not engaged and will not engage in, any business other than the ownership of the Ownership Interests;

(iii) It has not entered and will not enter into any contract or agreement with any of its Affiliates (other than the Loan Documents), any of its constituent parties or any Affiliate of any constituent party, except contracts or agreements that are upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with third parties;

(iv) It will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than the Loan;

(v) Other than as provided in the Loan Documents, it will not make any loans or advances to, and it will not pledge its assets for the benefit of, any other Person (including any Affiliate or constituent party or any Affiliate of any constituent party), and shall not acquire obligations or securities of any Affiliate or constituent party or any Affiliate of any constituent party;

(vi) It is and will remain solvent and it will pay its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due;

(vii) It has done or caused to be done and will do all things necessary to observe limited liability company formalities (in all material respects), as the case may be, and preserve its existence, and it will not, nor will it permit or suffer any constituent party to amend, modify or otherwise change its partnership certificate, partnership agreement, certificate of formation (except as required by law), limited liability company agreement, articles of incorporation and bylaws, trust or other organizational documents or those of such constituent party in a manner which would adversely affect its existence as a Single Purpose Entity;

(viii) It has and will maintain books and records, financial statements and accounts separate and apart from those of any other Person and it will file its own tax returns (except to the extent consolidation is required under GAAP, permitted for tax purposes or as a matter of law, provided that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person);

(ix) It has and will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party), has and shall conduct business in its own name, has and shall exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and has and shall maintain and utilize separate stationery, invoices and checks and it will reasonably allocate any overhead that is shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;

(x) It has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xi) To the fullest extent permitted by law, neither it nor any constituent party has nor will seek any Borrower’s dissolution or winding up, in whole or in part;

(xii) It does not and will not commingle its funds and other assets with those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person except that each Borrower may commingle its funds with the funds of the other Borrowers in the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account and in the Current Debt Service Reserve Account;

(xiii) It has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

(xiv) Except in its capacity as a co-obligor under the Note together with the other Borrowers, it does not and will not hold itself or its credit out to be responsible for or available to satisfy, and it has not guaranteed or otherwise become liable for, and has not and will not guarantee or otherwise become liable for, the debts, securities or obligations of any other Person;

(xv) If it is a limited liability company, either (a) at least one of its members is and shall be a Single Purpose Entity (the “SPE Member”) whose sole assets are its interest in the applicable Borrower and that has no less than a one percent (1%) membership interest in the applicable Borrower, and such Borrower shall be deemed hereby to have made each of the representations, warranties and covenants contained in this Section 4.1(bb) with respect to the SPE Member, and the SPE Member shall have two (2) Independent Directors as duly appointed members of its board of directors or (b) it shall have two (2) Independent Directors on its board of managers or board of directors (as applicable);

(xvi) It has and shall, at all times, have a limited liability company agreement which provides that, for so long as the Loan is outstanding and the Borrower’s Ownership Interest remains subject to the Lien securing the Debt, its board of directors (or (a) if such Borrower is a limited liability company with a managing member SPE Member, the board of directors of the SPE Member or (b) if such Borrower is a board managed limited liability company with two (2) Independent Directors on its board of directors) will not be permitted to take any action which, under applicable law or the terms of any certificate of incorporation or certificate of formation, limited liability company agreement, by-laws or any voting trust agreement with respect to any common stock, requires the vote of its board of directors, unless at the time of such action there shall be at least two members of such board who are Independent Directors; provided, however, that, subject to any applicable Legal Requirement, its board of directors (or if such Borrower is a limited liability company and is not self managed, the board of directors of its SPE Member) may, at its discretion, be permitted to take any action without regard to the preceding clause of this sentence other than the following actions, which actions may not be taken: (A) to the fullest extent permitted by law, dissolve or liquidate, in whole or in part; (B) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity unless Borrower is releasing that Ownership Interest from the Lien of the Pledge or paying off the Loan in accordance with the terms herein; (C) engage in any business other than the ownership of the Ownership Interests or, with respect to the SPE Member (if applicable), acting as a member of a Borrower (D) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of its SPE Member or any Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make or consent to an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (E) except as required by law, amend its SPE Member’s certificate of incorporation (if applicable) or the limited liability company agreement of the applicable Borrower, but only to the extent such amendment impacts such entity’s status as a Single Purpose Entity; (F) enter into any transaction with an Affiliate not in the ordinary course of the applicable Borrower’s business; or (G) withdraw the SPE Member, if applicable, or remove any Independent Director without simultaneously replacing with another Independent Director of a Borrower; provided, however, clause (D) above may be taken with the affirmative consent of the two (2) Independent Directors;

(xvii) It has no liabilities, contingent or otherwise, other than those normal and incidental to the ownership of the Ownership Interests;

(xviii) Each Borrower shall conduct its business so that the assumptions made with respect to such Borrower in that certain opinion letter dated the date hereof delivered by Perkins Coie LLP addressing substantive non-consolidation and other matters in connection with the Loan shall at all times be true and correct in all respects;

(xix) No Borrower will permit any Affiliate or constituent party independent access to its bank accounts except that each Borrower may commingle its funds with the funds of the other Borrowers in the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account and in the Current Debt Service Reserve Account;

(xx) Each Borrower has and shall pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) Each Borrower has and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred. Upon the withdrawal or the disassociation of the Independent Director from any constituent entity of any Borrower (or from a Borrower directly), such Borrower shall immediately appoint a new director or special member or cause such entity to appoint a new director or special member that satisfies the requirements of an Independent Director under this Agreement; and

(xxii) Each Borrower is subject to and complies with all of the limitations on powers and separateness requirements set forth in its organizational documentation as of the Closing Date.

(y) Each Borrower hereby makes the representations and warranties set forth in the foregoing paragraph (x) of Section 4.1(bb) with respect to each Property Owner and Operating Lessee, and covenants with Lender that, as of the date hereof and until such time as the Debt shall be paid in full or such Borrower’s property is no longer subject to the Lien securing the Debt, Borrowers shall cause each Property Owner and Operating Lessee to comply with the covenants with respect to each Property Owner, set forth in Section 4.1(bb) of the Senior Loan Agreement.

(cc) Investment Company Act. It is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. Its sole business is the ownership of the Ownership Interests and such matters as are incidental to the foregoing.

(dd) Fraudulent Transfer. It (i) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of its assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed its total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of its assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than its probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Its assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. It does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of its obligations).

(ee) Material Agreements, Operating Leases and Property Management Agreements. Each of the Material Agreements, the Operating Leases and each Property Management Agreement is in full force and effect and is valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; there are no defaults, breaches or violations thereunder by any Borrower or any Property Owner or Operating Lessee, and none of the Borrowers nor any Property Owner or Operating Lessee has given written notice of any defaults, breaches or violations by any other party thereto except as have already been cured or as are disclosed on Schedule 4.1(ee) hereto, where with respect to any such Agreement the effect of one or more of any such defaults would have a Material Adverse Effect. Neither the execution and delivery of the Loan Documents, the performance of the Borrower thereunder nor the exercise of any remedies by Lender, will adversely affect any Borrower’s or Property Owner’s rights under any of the Material Agreements or Property Management Agreements.

(ff) Employees. It either has no employees or has no material liability which has been incurred by it and remains unsatisfied for any taxes or penalties with respect to (i) any Employee Benefit Plan established, sponsored, maintained or contributed to by it on behalf of its employees at any Property or (ii) any Multiemployer Plan as to which it is making or has an obligation to make contributions or (iii) any lien which has been imposed on its assets pursuant to Section 412 of the Code or Sections 302 or 4068 of ERISA.

(gg) Rent Roll. The Leases reflected in the most recent occupancy reports described in Schedule 4.1(gg) are in full force and effect, and are valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (ii) except as set forth in Schedule 4.1(gg), the Leases are in full force and effect, there are no material defaults thereunder by any Property Owner or, to the best of each Borrower’s knowledge, the other party thereto, and to the best of each Borrower’s knowledge, there are no conditions (other than payments that are due but not yet delinquent and other non-delinquent executory obligations) that, with the passage of time or the giving of notice, or both, would constitute a material default thereunder.

(hh) Legal Compliance. To its best knowledge, neither any Property, nor any portion thereof, is on the date hereof in violation of any Legal Requirement or any Insurance Requirement (including, without, limitation all Legal Requirements relating to all security deposits with respect to any Property), in a manner that is likely to have a Material Adverse Effect.

(ii) No Change in Facts or Circumstances; Disclosure. All information submitted by Borrowers, or caused by Borrowers to be submitted by Property Owners, to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by any Borrower in this Agreement or in any other Loan Document, are, or with respect to any such documents or information that were prepared by a third party, are to the best of Borrower’s knowledge, accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would have a Material Adverse Effect. Each Borrower has disclosed to Lender all material facts to which such Borrower has knowledge and has not failed to disclose any material fact of which it has knowledge that would have a Material Adverse Effect.

(jj) Illegal Activity. No Property Owner has purchased any portion of any Property with proceeds of any illegal activity.

(kk) Loans to Related Parties. There are no loans payable by any Borrower (a) to any member of such Borrower or to any other lender which is an Affiliate or subsidiary entity of such Borrower or of any such member of such Borrower; (b) to any stockholder, officer, director, member, or general or limited partner of any member of any Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any member of such Borrower; (c) to any stockholder, officer, director, member, or general or limited partner of any member of any Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any member of such Borrower; or (d) to any stockholder, officer, director, member, or general or limited partner of any stockholder, officer or director of any member of any Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any stockholder, officer or director of any member of such Borrower.

(ll) Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (i) None of Borrower, Property Owner, Operating Lessee, Sponsor or any Person who Controls Borrower, Property Owner, Operating Lessee or Sponsor is currently identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns any direct equity interest in Borrower is a Prohibited Person or Controlled by a Prohibited Person, and (ii) none of Borrower, Property Owner, Operating Lessee or Sponsor is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time.

(mm) Breach by Affiliate. The breach by an Affiliate of any agreement to which any Borrower and its Affiliates are parties shall not affect the enforceability of the terms hereof or of any Loan Document against Borrowers.

(nn) Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by any Borrower of this Agreement or the other Loan Documents which has not been obtained.

(oo) Environmental Matters. Except for matters set forth in the Environmental Reports caused by Borrowers to be delivered to Lender prior to the date hereof:

(i) Each Property is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the applicable Borrower, Property Owner, Operating Lessee or the applicable Property Manager of all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of each Property under all Environmental Laws) except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

(ii) There is no Environmental Claim pending or, to the actual knowledge of any Borrower, threatened, except as is not reasonably likely to result in a Material Adverse Effect.

(iii) There are no present, or to the knowledge of any Borrower, past Releases of any Hazardous Substance that are reasonably likely to form the basis of any Environmental Claim except as is not reasonably likely to result in a Material Adverse Effect.

(iv) Without limiting the generality of the foregoing, there is not present at, on, in or under any Property, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous

Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint, except as is not reasonably likely to result in a Material Adverse Effect.

(v) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any Property and, to each Borrower’s actual knowledge, no Governmental Authority has been taking or is in the process of taking any action to subject any Property to Liens under any Environmental Law.

(vi) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of any Borrower or any Property Owner in relation to any Property which have not been made available to Lender.

(pp) Adequate Parking. Except as set forth on Schedule 6.1(g) hereto, each Property has available to it adequate parking to comply with all Legal Requirements and to permit the operation of the Property as a first class full service resort or business hotel, operated in compliance with the standards set forth in the applicable Property Management Agreement.

(qq) Rooms in Service. All of the rooms at each Property are in service, except for rooms that are temporarily out of service for remodeling in the ordinary course of business or routine maintenance and repair.

(rr) Funds for Capital Expenditures and FF&E Expenses. Each Property Owner has or anticipates that it will have sufficient funds available to it for implementing its reasonable anticipated Capital Expenditures and FF&E expenditures.

(ss) Intentionally Omitted.

(tt) Labor Matters. None of the Borrowers nor any Property Owner or Operating Lessee is a party to any collective bargaining agreements.

(uu) Liquor Licenses. The legal arrangements for service of alcoholic beverages at the Properties are as identified on Schedule 4.1(uu).

(vv) Intentionally Omitted.

(ww) Intentionally Omitted.

(xx) Office of Foreign Asset Control. Neither Borrower, Property Owner or Operating Lessee nor Sponsor shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC List) that prohibits or limits any Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, Property Owner, Operating Lessee and/or Sponsor, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any Lender at any time to enable any Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the

USA Patriot Act of 2001, 31 U.S.C. Section 5318 (the “Patriot Act”). In addition, Borrower hereby agrees to provide to Lender with any additional information that Lender deems reasonably necessary from time to time in order to ensure compliance with all Legal Requirements concerning money laundering and similar activities.

(yy) Intentionally Omitted.

(zz) Common Charges. All amounts owed to date by owners of the Properties in the nature of common area maintenance expenses, parking fees, common association dues, assessments and similar charges have been paid in full.

(aaa) Corporate Structure. Schedule 4.1(ddd) contains a true and complete diagram showing all direct and indirect ownership interests of the Sponsor in the Borrowers upon the funding of the Loan. Except as set forth on Schedule 4.1(ddd), Sponsor owns, directly or indirectly, 100% of the legal, beneficial and equitable interests in the Borrowers and the Property Owners.

(bbb) Non-Consolidation. None of the Borrowers is a party to any agreements with either Sponsor, any Property Owner, or any other Affiliate of Sponsor, pertaining to allocation and reimbursement of general overhead expenses.

(ccc) Outstanding Debts. Except with respect to any amounts due to Property Managers and their affiliates on account of Management Fees and payments for centralized services paid by Property Owners in the ordinary course under the Property Management Agreements (if any), there are no outstanding loans, advances or other indebtedness of any kind owing by any of the Property Owners to any Property Manager or Affiliate of any Property Manager.

(ddd) Condominium Board. The Board of Directors of the Miami Center, a Condominium (as defined in the Condominium Declaration) consists of four (4) directors. As of the date hereof the directors designated by SHC Chopin Plaza, LLC are Jack Miller and Lillian Butchart.

(eee) Condominium Association Lien. The Condominium Association has not recorded a claim of lien against the SHC Chopin Plaza, LLC in the Public Records of Dade County, Florida for any unpaid Assessments (as defined in the Condominium Declaration) and/or Special Assessments (as defined in the Condominium Declaration) and no such lien exists against the Property.

(fff) Condominium Association Debt. The Condominium Association has not borrowed money, executed promissory notes or other evidences of indebtedness nor given as security therefor a mortgage or security interests in any property owned by the Condominium Association.

(ggg) Operating Lease. Borrowers have caused each Property Owner to deliver to Lender a true, correct and complete copy of each final Operating Lease.

(hhh) Representations and Warranties in Senior Loan. The representations and warranties made by the Property Owners in Article IV of the Senior Loan Agreement are true and correct as of the Closing Date and such representations and warranties are hereby incorporated by reference as if fully set forth herein for the benefit of Lender.

Section 4.2 Survival of Representations. Each Borrower agrees that all of the representations and warranties of each Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt is outstanding (it being acknowledged by Lender that such representations and warranties have been made as of the Closing Date). All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1 Covenants of the Borrowers. Each Borrower hereby covenants and agrees with Lender that:

(a) Existence; Compliance with Legal Requirements; Insurance. It shall, and shall cause each Property Owner and Operating Lessee to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to its and each Property Owner’s and Operating Lessee’s respective property and assets. It shall cause each Property Owner and Operating Lessee at all times to maintain and preserve each Property and shall keep each Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements thereto except as would not have a Material Adverse Effect with respect to any Property and/or Ownership Interest. It will cause each Property Owner and Operating Lessee to operate, maintain, repair and improve each Property, or will cause each Property Owner and Operating Lessee to cause each Property to be operated, maintained, repaired or improved in compliance with all Legal Requirements, and will take all necessary actions to prevent Property Owner and/or Operating Lessee from causing or allowing the same to be misused or wasted or to deteriorate.

(b) Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens.

(i) Subject to the provisions of Section 5.1(b)(ii) hereof, Borrowers shall pay or cause to be paid, and cause each Property Owner and/or Operating Lessee to pay or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against their respective property or assets (including any Property) or any part thereof prior to the date on which such sums become delinquent. Borrowers will deliver or cause to be delivered, and will cause the Property

Owners and/or Operating Lessee to deliver or cause to be delivered, to Lender, upon request, receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid (provided, however, that none of the Borrowers nor Property Owners or Operating Lessees shall be required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.3.2 of the Senior Loan Agreement). Subject to the provisions of Section 5.1(b)(ii) hereof and other than “Permitted Encumbrances” (as defined in the Senior Loan Agreement), Borrowers shall not permit the Property Owners or Operating Lessees to suffer and shall cause the Property Owners or Operating Lessees to promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against any Property, and shall cause the Property Owners or Operating Lessees to promptly pay for or cause to be paid all utility services provided to such Property. Subject to Section 5.1(b)(ii) hereof, Borrowers shall pay, bond or otherwise discharge, or cause to be paid, bonded or otherwise discharged, and will cause Property Owners or Operating Lessees to pay, bond or otherwise discharge, or cause to be paid, bonded or otherwise discharged, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in, or permit the creation of, a lien or encumbrance on, in the case of a Borrower, any of its property or assets, and, in the case of Property Owners and Operating Lessee, any Property (as defined in the Mortgage), or on the Rents arising therefrom.

(ii) Notwithstanding the foregoing, after prior written notice to Lender, a Borrower, at its own expense, may contest or may permit a Property Owner or Operating Lessee to contest, at such Property Owner’s or Operating Lessee’s own expense, by appropriate legal, administrative or other proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or Lien therefor or any Legal Requirement or Insurance Requirement or the application of any instrument of record affecting any Property or any part thereof (other than the Loan Documents) or any claims or judgments of mechanics, materialmen, suppliers, vendors or other Persons or any Lien therefor, and may withhold payment of the same pending such proceedings if permitted by law; provided that (A) no Event of Default has occurred and remains uncured, except for, prior to acceleration, a Default caused by the matter being contested, (B) such proceeding shall suspend any collection of the contested Taxes, Other Charges or Liens from the applicable Property, Borrowers, the applicable Property Owners or Operating Lessee or Lender, (C) neither the applicable Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (D) to the extent not bonded or otherwise deposited or paid in connection with such proceedings (or, in the case of the Property Owners or Operating Lessee, to the extent not already reserved with the Property Manager or under Section 9.3 of the Senior Loan Agreement), Borrowers shall have furnished, or shall have caused Property Owners to have furnished, Lender with security (in an amount approved by Lender) to insure the payment of any such Taxes or Other Charges, or the cost of the contested Legal Requirement or Insurance Requirement or the removal of the Lien, in each case together with all reasonably anticipated interest and penalties thereon, (E) in the case of an Insurance Requirement, the failure of Borrowers or Property Owners or Operating Lessee to comply therewith shall not impair the validity of any insurance required to be maintained by the Borrowers or Property Owners or Operating Lessee hereunder or the right to full payment of any claims thereunder, (F) in the case of any essential or significant service with respect to any Property, any contest or failure to pay will not result in a discontinuance of any such service except to the extent such service is replaced, (G) in the case of any instrument of record affecting any Property or any part thereof, the contest or failure to perform under any such instrument shall not result in the placing of any Lien on such Property or any part thereof (except if such Lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination and the removal costs for such Lien have been escrowed with Lender or in the proceeding or bonded or otherwise deposited or paid in connection with such proceedings), (H) neither the failure to pay or perform any obligation which a Borrower is permitted to contest or is allowed to permit a Property Owner or Operating Lessee to contest under this Section nor an adverse determination of any such contest could reasonably be expected to have a Material Adverse Effect, and (I) Borrowers shall promptly upon final determination thereof pay or cause to be paid by the Property Owner or Operating Lessee the amount of any such Taxes, Other Charges or Liens, together with all costs, interest and penalties which have been determined to be due and payable in connection therewith. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally determined, and Lender shall otherwise remit any remaining such amounts to the Borrowers. Lender shall give Borrowers written notice of any such payments promptly following the making thereof. Subject to the foregoing, upon the timely request from the Borrowers, Lender shall not pay from the Tax and Insurance Escrow Account (as such term is defined in the Senior Loan Agreement) the contested Taxes or Other Charges being contested.

(c) Litigation. Each Borrower shall, and shall cause each Property Owner and/or Operating Lessee to, give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Borrower, any Property Owner, Operating Lessee or against or affecting any Property which, if determined adversely to any Borrower, any Property Owner, Operating Lessee or any Property, could be reasonably expected to result in a Material Adverse Effect.

(d) Inspection. Borrowers shall cause Property Owners to permit agents, representatives and employees of Lender (including any servicer and/or special servicer in connection with a Mezzanine Loan Securitization) to inspect a Property on any Business Day at reasonable hours upon reasonable advance notice.

(e) Notice of Default. Borrowers shall, and shall cause Property Owners and Second Mezzanine Borrowers to, promptly advise Lender of any change in any Borrower’s or any Property Owner’s or Second Mezzanine Borrower’s, condition (financial or otherwise) that could be expected to materially impair the ability of any Borrower or any Property Owner or Second Mezzanine Borrower to comply with its obligations hereunder, or of the occurrence of any Default or Event of Default or “Default” or “Event of Default” (as each such term is defined in the Senior Loan Agreement and Second Mezzanine Loan Agreement, respectively) of which any Borrower or any Property Owner or Second Mezzanine Borrower has knowledge.

(f) Cooperate in Legal Proceedings. Borrowers shall cooperate and shall cause Property Owners to cooperate fully in good faith with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

(g) Intentionally Omitted.

(h) Insurance Benefits. Borrowers shall cooperate and shall cause each Property Owner to cooperate in good faith with Lender in obtaining for Lender the benefits of any insurance proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an appraisal on behalf of Lender in case of a fire or other Casualty affecting a Property or any part thereof) out of such insurance proceeds.

(i) Further Assurances. Each Borrower shall, at such Borrower’s sole (but reasonable) cost and expense, and, with respect to clause (i) below, each Borrower shall cause each Property Owner to, at such Property Owner’s sole (but reasonable) cost and expense:

(i) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrowers pursuant to the terms of the Loan Documents, by Property Owners pursuant to the terms of the Senior Loan Documents, without additional material expense to Borrowers, reasonably requested by Lender in connection therewith;

(ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Lien of the Lender at any time securing or intended to secure the obligations of Borrowers under the Loan Documents, as Lender may reasonably require;

(iii) be responsible for, and shall pay within thirty (30) days after demand therefore all Lender Expenses; and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(j) Financial Reporting and Other Information.

(i) Borrowers will keep and maintain or will cause to be kept and maintained, and Borrowers will cause each Property Owner to keep and maintain or to cause to be kept and maintained, on a Fiscal Year basis, in accordance with GAAP, to the extent applicable, proper and accurate books, records and accounts reflecting all of its and Property Owner’s financial affairs and all items of Adjusted Operating Income, Operating Expenses and Capital Expenditures. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrowers, Property Owners, or subject to the Property Management Agreements, such other Person maintaining such books, records and accounts and to make such copies or extracts thereof, as Lender shall desire. After the occurrence of an Event of Default, Borrowers shall pay any costs and expenses incurred by Lender to examine its accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate.

(ii) Borrowers shall, and Borrowers shall cause the Property Owners to, furnish to Lender within ninety (90) days following the end of each Fiscal Year (A) a complete copy of the annual financial statements of the Borrowers, Sponsor and of the Property Owners in the aggregate, audited by a “Big Four” accounting firm or another independent certified public accounting firm acceptable to Lender (which audit report may rely on the report of another independent certified public accounting firm provided such other independent certified public accounting firm is also a “Big Four” accounting firm or other independent certified public accounting firm acceptable to Lender), in accordance with GAAP, for such Fiscal Year and containing a balance sheet, a statement of operations, and (B) unaudited annual income statements with respect to each Property Owner, including a statement of operations for each Property Owner. The annual financial statements of the Borrowers shall, and the Borrowers shall cause the annual financial statements of the Property Owners in the aggregate and each Property Owner’s annual financial statements to, be accompanied by (i) an Officer’s Certificate from the applicable Person certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of such Person being reported upon and has been prepared in accordance with GAAP and (ii) in connection with the financial statements of the Property Owners, a management report, in form and substance reasonably satisfactory to Lender, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Annual Budget. The annual financial statements of Sponsor shall be delivered for informational purposes only and shall include an Officer’s Certificate that such statements are true copies of the statements that were delivered for the relevant period to the shareholders of Sponsor. The Borrowers shall, together with Borrowers’ annual financial statements, and the Borrowers shall cause the Property Owners, together with each Property Owner’s annual financial statements to, furnish to Lender (A) an Officer’s Certificate certifying as of the date thereof whether, to the applicable Person’s knowledge, there exists a Default or Event of Default or “Default” or “Event of Default” (as such terms are defined in the Senior Loan Documents and the Second Mezzanine Loan Documents, respectively), and if such Default or Event of Default or “Default” or “Event of Default” (as such terms are defined in the Senior Loan Documents and the Second Mezzanine Loan Documents, respectively) exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) in connection with the furnishing of the financial statements of the Property Owners, an annual report, for the most recently completed fiscal year, containing:

(1) Capital Expenditures (including for this purpose any and all additions to, and replacements of, FF&E,) made in respect of any Property, including separate line items with respect to any project costing in excess of $500,000;

(2) occupancy levels at each Property and for the Properties for such period; and

(3) average daily room rates at each Property and for the Properties for such period.

(iii) Intentionally Omitted.

(iv) Borrowers will furnish, or cause to be furnished, and Borrowers will cause Property Owners to furnish or cause to be furnished, to Lender on or before the forty-fifth (45th) day after the end of each fiscal quarter or, if unable to provide the same on or before the forty-fifth (45th) day, Borrowers shall use their best efforts to provide or cause to be provided by Property Owners as promptly thereafter as possible, the following items, accompanied by an Officer’s Certificate from the applicable Person, certifying that such items are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of Borrowers or Property Owners and the Properties in a manner consistent with GAAP (subject to normal year end adjustments), to the extent applicable:

(A) quarterly and year to date financial statements prepared for such fiscal quarter with respect, as applicable, to the Borrowers or to Property Owners in the aggregate, including a balance sheet and operating statement for such quarter, and with respect to each Borrower and each Property Owner, including a balance sheet and operating statement for each Borrower and each Property Owner for such quarter;

(B) a comparison of the budgeted income and expenses and the actual income and expenses for such quarter for the Properties, together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts in the aggregate and on a line-item basis for such period and year to date; provided, however, that Borrowers shall not be obligated to cause the Property Owners to provide such detailed explanation for line items the actual amounts for such quarter of which are less than $100,000;

(C) to the extent available from the Property Managers, occupancy levels at the Properties for such period, including average daily room rates and the average revenue per available room;

(D) concurrently with the provision of such reports, each Borrower shall cause each Property Owner also to furnish a report of Adjusted Operating Income and Operating Expenses (as well as a calculation of Net Operating Income based thereon) with respect to each Property, and for the Property Owners and the Properties in the aggregate, in each case for the most recently completed quarter;

(E) a STAR Report for the most recently completed quarter and, to the extent available from the Property Managers, PACE Report as of the most recently completed quarter;

(F) to the extent available from the Property Managers, a report of aged accounts receivable relating to each Property as of the most recently completed quarter; and

(G) a statement that the representations and warranties of Borrowers set forth in Section 4.1(bb)(iv) hereof and a statement that the representations and warranties of the Property Owners set forth in Section 4.1(bb)(iv) of the Senior Loan Agreement are true and correct as of the date of such certificate.

(v) Borrowers shall cause the Property Owners to furnish to the Lender, within twenty-five (25) days after the end of each calendar month, unaudited operating statements (provided, that such monthly operating statements do not have to be prepared in a manner consistent with GAAP), aged accounts receivable reports, rent rolls, STAR Reports and PACE Reports; occupancy and ADR reports, in each case, for each Property and for the Properties in the aggregate and accompanied by an Officer’s Certificate, certifying that (i) with respect to the operating statements, that such statements are true, correct, accurate and complete and fairly present the results of the operations of the Property Owners and the Properties, (ii) with respect to the aged accounts receivable reports, rent rolls, occupancy and ADR reports, that such items are to the best of Borrowers’ and Property Owners’ knowledge true, correct and accurate and fairly present the results of the operations of the Property Owners and the Properties (provided that Borrowers shall not be required to (x) cause the Property Owners to furnish to Lender any information which Property Owners have been unable to obtain from the applicable Property Manager after using reasonable efforts to do so or (y) provide the certification in clauses (i) or (ii) above solely with respect to the monthly Star Reports and Pace Reports) and (iii) a calculation of Aggregate DSCR for the DSCR Test Period ending with such month. Borrowers shall also cause the Property Owners to furnish to Lender, within twenty-five days after the end of each calendar month, a certificate in the form of Schedule G to this Agreement.

(vi) Borrowers shall, and shall cause the Property Owners to, furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of any Property and the financial affairs of Borrowers and Property Owners as may be reasonably requested by Lender; provided that Borrowers shall not be required to cause the Property Owners to furnish to Lender any information which Property Owners can only obtain from the applicable Property Manager if either (i) Property Owners are not entitled to such information under the applicable Property Management Agreement, or (ii) Property Owners have been unable to obtain such information from the applicable Property Manager after using reasonable efforts to do so.

(vii) Borrowers shall, and shall cause Property Owners to, furnish to Lender, promptly after receipt, a copy of any notice received by or on behalf of any Borrower or any Property Owner from any Governmental Authority having jurisdiction over any of the Properties with respect to a condition existing or alleged to exist or emanate therefrom or thereat.

(viii) Intentionally Omitted.

(ix) Intentionally Omitted.

(x) If any Borrower fails, or fails to cause any Property Owner, to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 5.1(j) on the date upon which such Required Record is due, the same shall become an Event of Default; provided that Lender shall have given to Borrowers at least thirty (30) days’ prior written notice of such failure by Borrowers to timely submit or cause to be timely submitted the applicable Required Records and Borrowers shall not have delivered or caused to have been delivered such Required Records within such 30 day notice period. Notwithstanding anything to the contrary contained herein, if, following written notice from Borrowers to Lender of Lender’s failure (or the failure of any servicer in connection with a Mezzanine Loan Securitization) to provide any financial information pursuant to Section 2.3.7 hereof, Borrowers are unable to include or cause to be included certain financial information required to be included in such Required Record or to make certain calculations or cause to be made certain calculations required therefor, due to the failure of Lender (or the failure of any servicer in connection with a Mezzanine Loan Securitization) or either of their agents, representatives or employees to deliver such financial information, Borrowers shall prepare and deliver or cause to be prepared and delivered to Lender the Required Records without such information, and calculations to the extent feasible (and, to the extent feasible, with good faith estimates with respect to such missing information, clearly stated as estimates); provided, further, that Borrowers shall deliver or cause to be delivered revised financial reports or statements promptly following receipt of the necessary financial information from Lender (or any servicer in connection with a Mezzanine Loan Securitization) or other sources.

(xi) The information required to be furnished or caused to be furnished by Borrowers to Lender under this Section 5.1(j) shall be provided in both hard copy format and electronic format; provided that Borrowers shall only be required to provide or cause to be provided the information required under this Section 5.1(j) in electronic format if such information is so available in the ordinary course of the operations of the Borrowers or the Property Owners and the Property Managers, as applicable, and without significant expense.

(xii) Lender shall have the right at any time and from time to time to audit the financial information provided or caused to be provided by Borrowers pursuant to the terms of this Agreement in accordance with the then customary audit policies and procedures of Lender. Lender shall pay for the costs of its auditors, provided, however, if such audit shall have been commenced during an Event of Default, Borrowers shall pay the cost and expenses of such audit. This clause (xii) shall not apply to the Sponsor’s financial statements described in clause (ii).

(k) Business and Operations; Material Agreements; Property Management Agreements. (i) Each Borrower will cause each Property Owner and Operating Lessee to continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Property. Each Borrower will cause each Property Owner and Operating Lessee to qualify to do business and to remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of each Property. Borrowers shall at all times cause the Property Owners to (A) maintain each Property or cause each Property to be maintained at a standard at least equal to that maintained by prudent owners of similar facilities or land in the region where the applicable Property is located and as required under the Property Management Agreements; (B) maintain or cause to be maintained sufficient inventory and Equipment of types and quantities at each Property to enable the operation of each Property and as required under the Property Management Agreements; (C) maintain such licenses and permits, or arrangements in connection therewith so as to permit each of the Properties to be maintained at a standard at least equal to that maintained by prudent owners of similar hotel properties located near any Property and as required under the Property Management Agreements; (D) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by the Property Owners and/or Operating Lessees under each Property Management Agreement and any Material Agreement, and do all things necessary to preserve and to keep unimpaired the rights of the Property Owners thereunder; (E) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it or Property Owner is aware and each Property Management Agreement; and (F) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement and each Property Management Agreement.

(ii) Borrowers shall not enter into or otherwise become a party to, or bound by, any agreement, undertaking or obligation, except for the Loan Documents, the organizational documents of the Property Owners and any Permitted Mezzanine Agreements, and shall not consent to the amendment or other modification of the organizational documents of the Property Owners without obtaining the prior written consent of the Lender.

(l) Title to the Properties. Borrowers will warrant and defend against the claims of all Persons whomsoever with respect to the validity and priority of the Lien of the Pledge. Each Borrower will cause the Property Owners to warrant and defend against the claims of all Persons whomsoever (i) with respect to its title to each Property and every part thereof and (ii) the validity and priority of the Lien of the Mortgage, subject only in each case to Liens permitted under the Senior Loan Documents (including “Permitted Encumbrances” as defined in the Senior Loan Agreement) and will provide notice to Lender of any title defects or claims made under any title insurance policy insuring Property Owners’ interests in the Properties.

(m) Costs of Enforcement. In the event (i) that the Pledge is foreclosed in whole or in part or any of the Note, or any Loan Document, including the Pledge, is put into the hands of an attorney for collection, suit, action or foreclosure, (ii) of the foreclosure of any Lien or pledge prior to or subsequent to the Pledge in which proceeding Lender is made a party, (iii) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower or any Property Owner or an assignment by any Borrower or any Property Owner for the benefit of its creditors, or (iv) Lender shall attempt to remedy any Event of Default hereunder, Borrowers and their successors or assigns shall be chargeable with and agree to pay all reasonable costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

(n) Estoppel Statement.

(i) After written request by Lender, Borrowers shall within fifteen (15) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (A) the unpaid principal amount of the Note, (B) the Applicable Interest Rate, (C) the date installments of interest and/or principal were last paid, (D) any offsets or defenses to the payment of the Debt, (E) that the Note, this Agreement, the Pledge and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and (F) such other matters as Lender may reasonably request. After written request by Lender, Borrowers shall cause Property Owners and shall request from Second Mezzanine Borrowers to deliver similar certified statements to the one required in the previous sentence relating to the Senior Loan and/or the Second Mezzanine Loan, respectively. Any prospective purchaser of any interest in the Loan shall be permitted to rely on such certificate.

(ii) Borrowers shall cause Property Owner to request and use all reasonable efforts to obtain for Lender, upon request Tenant estoppel certificates from each Tenant on forms reasonably satisfactory to Lender; provided that Borrowers shall not be required to cause Property Owners to deliver such certificates more frequently than once in any calendar year (including estoppel certificates obtained in connection with the origination of the Loan); provided, however, that there shall be no limit on the number of times Borrowers may be required to cause Property Owners to obtain such certificates if a Default hereunder or under any of the Loan Documents has occurred and is continuing.

(o) Intentionally Omitted.

(p) Performance by Borrowers. Borrowers shall cause the Property Owners to (i) cure the Deferred Maintenance Conditions on or prior to the first anniversary of the funding of the Loan, and (ii) remediate Environmental Conditions in a reasonably diligent manner, in each case in the manner set forth in Section 7.1(g) of the Senior Loan Agreement. In addition, Borrowers shall cause the Property Owners to observe, perform and satisfy in a commercially reasonable manner or cause the applicable Property Manager to observe, perform and satisfy in a commercially reasonable manner all of the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it or the applicable Property Manager, and shall pay when due all costs, fees and expenses required to be paid by it and/or the applicable Property Manager under the applicable Property Management Agreement subject, in each case, to any applicable cure periods provided therein.

(q) Annual Budget.

(i) Not later than March 1 of each Fiscal Year hereafter, Borrowers shall cause the Property Owners to prepare or cause to be prepared and deliver to Lender, for informational purposes only, an Annual Budget in respect of the Properties for the Fiscal Year in which such delivery date falls. If the Property Owners subsequently amend the Annual Budget, Borrowers shall cause the Property Owners to promptly deliver the amended Annual Budget to Lender.

(ii) Notwithstanding the foregoing clause (i), if a Low DSCR Period has occurred and is continuing, Borrowers shall cause the Property Owners to prepare or cause to be prepared and deliver to Lender, upon the commencement of such Low DSCR Period and for so long as such Low DSCR Period is continuing, for each Fiscal Year commencing thereafter, an Annual Budget (including all drafts of such Annual Budget and including all amendments and drafts of such amendments) as it is prepared in respect of the Properties for such Fiscal Year. During any Low DSCR Period, to the extent any Property Owner has the right to approve any Annual Budget or amendment to any Annual Budget under any Property Management Agreement or to the extent any Property Owner has the right to approve or consent to any variance from the Annual Budget in excess of 5% of any line-item under any Property Management Agreement, Borrowers shall not permit any Property Owner to approve any such Annual Budget or any such amendment to any Annual Budget or approve or consent to any variance from such Annual Budget without the prior written consent of Lender, which consent shall not be unreasonably withheld. To the extent Lender has the right to approve or disapprove any Annual Budget or variance therefrom in accordance with this Section 5.1(q)(ii), Lender shall have thirty (30) days after Lender’s receipt thereof to approve or disapprove any Annual Budget. If, at the expiration of such thirty (30) day approval period, Lender has not either approved or disapproved the Annual Budget in question, Borrowers shall cause Property Owners to deliver a second notice to Lender. Lender’s failure to approve or disapprove such Annual Budget within fifteen (15) days after Lender’s receipt of the second notice from Borrowers shall be deemed to constitute Lender’s approval thereof.

(r) No Joint Assessment. Borrowers shall cause Property Owners not to suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a tax lot separate from such Property, and (ii) unless required by applicable law, with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Property.

(s) Leasing Matters.

(i) Borrowers shall not permit Property Owners to, and shall cause the Property Owners not to permit the applicable Property Manager to, amend or modify any existing Lease or Leases or enter into any new Lease or Leases if the same would have a Material Adverse Effect.

(ii) Borrowers shall cause Property Owners to furnish Lender with an executed copy of each Lease within thirty (30) days after execution thereof.

(iii) All new Leases entered into from and after the date hereof shall be the result of arm’s-length negotiations, shall provide for “market” rental rates and other market terms and shall not contain any terms which would adversely affect Lender’s rights under the Loan Documents; provided that the rent payable under a new Lease may be below market rate if the rent from the space leased under the new Lease was, immediately prior to the entry into that new Lease, below market rate and such new Lease was given in exchange for the surrender of the prior Lease.

(iv) Intentionally Omitted.

(v) Borrowers shall cause the Property Owners (A) to observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (B) to enforce the terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (C) not to collect any of the base or minimum rents more than one (1) month in advance (other than security deposits) and (D) not to execute any assignment of lessor’s interest in the Leases or the Rents (except for the Assignment of Leases).

(vi) Borrowers shall not permit any Property Owner to enter into any proposed Lease in excess of 20,000 square feet without Lender’s prior written consent (not to be unreasonably withheld). Any proposed Lease submitted to Lender for Lender’s approval shall be accompanied by a summary of the terms of such proposed Lease and (including the economic terms and any termination options) shall be deemed approved if Lender shall have not notified Property Owners in writing of its disapproval (together with a statement of the grounds of such disapproval) within ten (10) Business Days after Borrowers shall have caused Property Owners to give Lender written notice confirming that at least two (2) Business Days have elapsed since such submission.

(vii) Borrowers shall not permit any Property Owner to enter into a Lease of all or substantially all of any one or more of the Properties except after having received Lender’s consent as to such Lease and the Tenant thereunder and otherwise in compliance with all terms and conditions hereof and the other Loan Documents and Senior Loan Documents. Any such Lease shall not result in a decrease in Property Owner’s Net Operating Income of each affected Property from the Net Operating Income of such Property immediately prior to the effective date of such Lease or, if higher, the Net Operating Income of such Property as of the Closing Date.

(t) Security Deposits. If the Senior Loan has been paid-in-full, Borrowers shall cause the Property Owners, immediately upon receipt, to deliver to Lender all security deposits, letters of credit or other collateral that it receives from time to time, including any security deposits returned to Property Owners by Senior Lender upon repayment of the Senior Loan, from any Tenant as security for the performance by such Tenant of its obligations under its Lease (1) the cash portion of which exceeds $100,000 or (2) the aggregate amount of which (both cash and non-cash portions) exceeds $185,000. In such an event, Lender shall deposit (or shall direct the Borrowers to cause the applicable Property Owner to deposit directly) any cash to be delivered by any Property Owner pursuant to the preceding sentence in an escrow account in the name of Lender and, except to the extent required by law or the applicable Lease, such account shall be maintained in accordance with the terms of Section 12.2 hereof. Lender shall make such security available to Property Owners or the applicable Tenant on or prior to the tenth (10th) Business Day after notice from Property Owners to the extent required to comply with obligations owed to such Tenant under the terms of its Lease or to Property Owners, in the event of such Tenant’s default under its Lease, subject to Lender’s approval, which approval shall not be unreasonably withheld (based on, among other things, the intended use of such deposit and whether a replacement Lease has been executed). Lender may commingle funds deposited hereunder and Lender shall not be obligated to segregate, designate or separately account for any specific security deposit, except to the extent that any Borrower or any Property Owner notifies Lender in writing at or prior to the time of any deposit that such deposit is required to be segregated by the applicable Lease or under applicable law. Notwithstanding the foregoing, (x) Lender shall not acquire a security interest or Lien in respect of security deposits to the extent that such acquisition would be prohibited by applicable law and (y) to the extent required by law, security deposits shall be maintained within the state in which the Property in question is situate and, if permitted by law, shall be transferred to escrow accounts in the name of Lender within the applicable states (which escrow accounts shall be maintained in accordance with the terms of Section 12.2 hereof).

(u) Plan Assets. Each Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

(v) Environmental Documents. Borrowers will cause SHC Michigan Avenue, LLC to obtain any and all documents necessary from the Illinois Environmental Protection Agency, in a reasonably practicable amount of time, that provide closure to Illinois Emergency Management Agency Incident Numbers 890394 and 890601.

(w) Condominium Association Debt. Borrowers will cause SHC Chopin Plaza, LLC and/or the directors it appoints to the Board of Directors of the Miami Center, a Condominium (as defined in the Condominium Declaration) to obtain written consent from the Lender prior to voting to allow or cause the Condominium Association to borrow money, execute promissory notes or other evidences of indebtedness or give as security therefor a mortgage or security interests in any property owned by the Condominium Association.

ARTICLE VI

NEGATIVE COVENANTS

Section 6.1 Negative Covenants of the Borrowers. Each Borrower covenants and agrees with Lender that it will not, directly or indirectly, violate any of the following:

(a) Operation of Property. Borrowers shall take such actions as shall be necessary to prevent Property Owners and Operating Lessee, without Lender’s prior written consent (except as elsewhere herein expressly provided), from: (i) surrendering or terminating any Material Agreement unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable, (ii) surrendering or terminating any Property Management Agreement (unless such Property Manager is being replaced with an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement), or permitting or suffering any significant delegation or contracting of the applicable Property Manager’s duties unless the applicable Property Manager has the right to do so under the applicable Property Management Agreement without the consent of the applicable Property Owner and/or the applicable Operating Lessee or unless such delegation or contracting would not constitute a Material Agreement if entered into by the applicable Property Owner itself, (iii) increasing or consenting to the increase of the amount of any charges under any Material Agreement, except as provided therein or on an arm’s-length basis and commercially reasonable terms, or (iv) otherwise modifying, changing, supplementing, altering or amending, or waiving or releasing any of its rights and remedies under any Material Agreement in any material respect, except on an arm’s-length basis and commercially reasonable terms.

(b) Liens. Subject to Section 5.1(b)(ii) hereof, no Borrower shall, without the prior written consent of Lender, create, incur, assume, permit or suffer to exist any Lien on any portion of any Ownership Interest, except Liens created by or permitted pursuant to the Loan Documents. Subject to Section 5.1(b)(ii) hereof, Borrower shall take such actions as shall be necessary to prevent any Property Owner from, without the prior written consent of Lender, creating, incurring, assuming, permitting or suffering to exist any Lien on any portion of any Property, except (i) “Permitted Encumbrances” (as defined in the Senior Loan Agreement), (ii) Liens created by or permitted pursuant to the Senior Loan Documents or the Second Mezzanine Loan Documents, and (iii) Liens for Taxes or Other Charges not yet delinquent.

(c) Dissolution. It shall not dissolve, terminate, liquidate, merge with or consolidate into another Person. It shall not prior to the release of its Ownership Interest from the Lien of the Pledge and the required repayment hereunder (i) except as expressly permitted in Sections 2.5 and 6.1(i) hereof, transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of its properties or assets, or (ii) cause any other member of any Borrower or, prior to the release of such Property Owner’s Property from the Lien of the Mortgage, cause or permit Property Owner, to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such Borrower or such Property Owner would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the limited liability company agreement of any Borrower or any Property Owner, without, in each instance, obtaining the prior written consent of Lender. Borrowers shall take such actions as shall be necessary to prevent any Property Owner prior to the release of such Property Owner’s Property from the Lien of the Mortgage and the required repayment thereunder from dissolving, terminating, liquidating, merging with or consolidating into another Person. Borrowers shall take such actions as shall be necessary to prevent any Property Owner prior to the release of such Property Owner’s Property from the Lien of the Mortgage and the required repayment thereunder from (i) except as expressly permitted in Section 2.5 of the Senior Loan Agreement (as in effect on the Closing Date, without giving effect to any amendment or waiver thereof) and Section 6.1(i) hereof, transferring, leasing or selling, in one transaction or any combination of transactions, the assets or all or substantially all of its properties or assets, or (ii) causing any other member of Property Owner to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such Property Owner would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the limited liability company agreement of any Property Owner, without, in each instance, obtaining the prior written consent of Lender.

(d) Change in Business. No Borrower shall enter into any line of business other than the ownership of the Ownership Interests (subject to the terms hereof), or make any material change in the scope or nature of its business objectives or purposes, or undertake or participate in activities other than the continuance of its present business. Borrowers shall take such actions as shall be necessary to prevent any Property Owner from entering into any line of business other than the ownership, maintenance, financing, refinancing and operation of the Properties (in each case subject to the terms of the Senior Loan Agreement), or making any material change in the scope or nature of its business objectives or purposes, or undertaking or participating in activities other than the continuance of its present business.

(e) Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any claim or debt owed to such Borrower by any Person, except for adequate consideration in the ordinary course of such Borrower’s business and on commercially reasonable terms, subject to other restrictions contained herein or in any other Loan Document. Borrowers shall take such actions as shall be necessary to prevent any Property Owner from canceling or otherwise forgiving or releasing any claim or debt owed to such Property Owner by any Person, including any arising under any of the Leases, the Property Management Agreements and Material Agreements except (i) with respect to the Leases, the Property Management Agreements and Material Agreements, in accordance with and subject to the terms of this Agreement, (ii) with respect to other matters, for adequate consideration in the ordinary course of such Property Owner’s business and on commercially reasonable terms, subject to other restrictions contained herein or in any other Loan Document.

(f) Affiliate Transactions. No Borrower shall enter into, or be a party to, any transaction with an Affiliate of such Borrower or any of the members of such Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and, for any transaction entered into on or after the Closing Date, are no less favorable to such Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party, provided, however, that the foregoing shall not prohibit any transfer permitted by the terms of Section 6.1(i) hereof. Borrowers shall take such actions as shall be necessary to prevent any Property Owner from entering into, or being a party to, any transaction with an Affiliate of such Property Owner or any of the members of such Property Owner except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to such Property Owner or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party, provided, however, that the foregoing shall not prohibit any transfer permitted by the terms of Section 6.1(i) hereof or Section 6.1(i) of the Senior Loan Agreement.

(g) Zoning and Uses. Except as disclosed on Schedule 6.1(g) hereto, Borrowers shall take such actions as shall be necessary to prevent any Property Owner from, and Borrowers shall not, as applicable (i) initiate or support any limiting change in the permitted uses of any Property (or to the extent applicable, zoning reclassification of any Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any Property or use or permit the use of any Property in a manner that would result in such use becoming a non-conforming use under applicable land-use restrictions (and, if any, zoning ordinances) or that would violate the terms of the Loan Documents or of any Lease, Legal Requirements or any “Permitted Encumbrance” (as such term is defined in the Senior Loan Agreement as in effect on the Closing Date), (ii) modify, amend or supplement any of the terms of any “Permitted Encumbrance” (as defined under the Senior Loan Agreement) in a manner adverse to the interests of Lender or that could reasonably be expected to have a Material Adverse Effect with respect to such Property, (iii) modify, amend or supplement any of the terms of any other “Permitted Encumbrance” (as such term is defined in the Senior Loan Agreement as in effect on the Closing Date) in a manner adverse to the interest of Lender or that could reasonably be expected to have a Material Adverse Effect, (iv) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances upon any Property in any manner that could reasonably be expected to have a Material Adverse Effect, (v) execute or file any subdivision plat affecting a Property, institute, or permit the institution of, proceedings to alter any tax lot comprising any Property or (vi) permit or suffer a Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

(h) Debt. Other than, with respect to the Property Owners, the “Permitted Indebtedness” (as such term is defined in the Senior Loan Agreement as in effect on the Closing Date) Borrowers shall take such actions as shall be necessary to prevent any Property Owner or Operating Lessee from, and Borrowers shall not, as applicable, create, incur or assume any of the following: (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) indebtedness evidenced by a note, bond, debenture or similar instrument; (iii) any letter or letters of credit issued for the account of a Borrower or a Property Owner or Operating Lessee to the extent there are unreimbursed amounts drawn thereunder; (iv) indebtedness secured by a Lien on any property owned by any Borrower or any Property Owner or Operating Lessee (whether or not such indebtedness has been assumed) except obligations for impositions which are not yet due and payable; (v) any obligation of any Borrower or any Property Owner or Operating Lessee directly or indirectly guaranteeing any indebtedness or other obligation of any other Person in any manner; (vi) any payment obligations of any Borrower or any Property Owner or Operating Lessee under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements (except with respect to the Interest Rate Cap Agreement or any replacement thereof (and the “Interest Rate Cap Agreement” as defined in the Senior Loan Agreement or any replacement thereof), which obligations (other than replacements) each Borrower represents have been satisfied in full by a one-time payment made on or prior to the date hereof); or (vii) any contractual indemnity obligations of any Borrower or any Property Owner or Operating Lessee other than as set forth in (A) the Property Management Agreements or (B) any other normal and customary agreements entered into in the ordinary course of business.

(i) Transfers.

(i) General Limitation. Unless such action is permitted by the subsequent provisions of this Section 6.1(i), is a Lease which complies with Section 5.1(s), is a sale of a Property upon or after its release from the Lien of the Senior Loan Documents in accordance with Section 2.5 thereof together with a prepayment of the Loan in accordance with Section 2.4.2 hereof in an amount equal to the Release Amount for such Property, or is a sale of an Ownership Interest upon or after its release from the Lien of the Loan Documents in accordance with Section 2.5 hereof, Borrowers shall take such actions as shall be necessary to prevent any Property Owner from, and Borrowers shall not, without Lender’s written consent with respect to the transfer or other matter in question, (A) sell, assign, convey, transfer, mortgage, hypothecate or otherwise dispose of or encumber (except as otherwise provided herein or in connection with the Revolver Loan and the exercise of any remedies with respect thereto) legal, Beneficial or direct or indirect equitable interests in, as applicable, all or any part of any Property, any Ownership Interest, any Borrower, any Property Owner or any SPE Member, (B) permit or suffer any owner, directly or indirectly, of a legal, Beneficial or equitable interest in, as applicable, any Property, any Ownership Interest, any Borrower, any Property Owner or any SPE Member to transfer such interest, whether by transfer of stock or other legal, Beneficial or equitable interest in any of Borrower, Property Owner or SPE Member, (C) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the legal, Beneficial or direct or indirect equitable interests in, as applicable, all or any part of any Property, any Ownership Interest, any Borrower, any Property Owner or any SPE Member (except in connection with the Revolver Loan and the exercise of any remedies with respect thereto) or (D) file a declaration of condominium with respect to any Property. Notwithstanding any provision herein to the contrary, nothing contained herein shall be deemed to restrict or otherwise interfere with any Permitted Mezzanine Transfer. Except as provided in this Section 6.1(i) Sponsor may not sell, assign, convey, transfer, mortgage, hypothecate, encumber or otherwise dispose of any legal, Beneficial or equitable interests held by Sponsor directly or indirectly in any Borrower. In addition, in connection with transfers to wholly owned Affiliates of Sponsor which are intended, in good faith, to permit any public offering of shares in Sponsor or in connection with any transaction with a wholly owned Affiliate which is intended, in good faith, to permit a public offering of securities evidencing an equity interest in Sponsor or pursuant to which such securities would otherwise become publicly traded, nothing contained herein shall be deemed to restrict or otherwise interfere with such transfers provided (i) the terms of Section 6.1.(i)(v) shall be complied with, (ii) Lender shall have received the payment of, or reimbursement for, all reasonable costs and expenses incurred by Lender (and any servicer in connection with a Mezzanine Loan Securitization) in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements), (iii) such transfer shall not result in a transfer of any Property Owner’s interest in any Property or any Borrower’s interest in its Ownership Interest and (iv) Lender shall have received a counterpart to the Pledge executed by the applicable wholly owned Affiliate (to the extent such transfer to such Affiliate is of an equity interest which pursuant to the Pledge has been pledged to Lender) and execute any other documentation necessary to confirm, continue and perfect Lender’s security interest in the transferred interests. In addition, in connection with transfers to wholly owned Affiliates of Strategic Hotel Capital, L.L.C. (“Capital”) either (i) in preparation for any public offering of shares in Capital or (ii) in connection with any transaction in preparation for a public offering of securities evidencing an equity interest in Capital or (iii) pursuant to which equity securities of Capital would otherwise become publicly traded, nothing contained herein shall be deemed to restrict or otherwise interfere with such transfers provided (1) a “Rating Confirmation” (as such term is defined in the Senior Loan Agreement as in effect as of the Closing Date) shall have been received in respect of such proposed transfers (or, if the proposed transfers shall occur prior to a Senior Loan Securitization, such transfers shall be subject to Senior Lender’s consent in its sole discretion) in accordance with the terms of the Senior Loan Documents, (2) the terms of Section 6.1.(i)(v) shall be complied with, (3) Lender shall have received the payment of, or reimbursement for, all reasonable costs and expenses incurred by Lender (and any servicer in connection with a Mezzanine Loan Securitization) in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements), (4) each holder of any non-securitized portion of the Senior Loan consents to such transfers in writing in accordance with the terms of the Senior Loan Documents, (5) Lender consents to such transfers in writing (which consent shall not be unreasonably withheld) and (6) such transfer shall not result in a transfer of any Property Owner’s interest in any Property.

(ii) Sale of the Properties. In addition to any transfer of a Property after it has been released from the Lien of the Senior Loan Documents pursuant to the provisions of Section 2.5 of the Senior Loan Agreement and prepayment of the Loan in accordance with Section 2.4.2 hereof in an amount equal to the Release Amount for such Property or to a transfer of an Ownership Interest upon or after its release from the Lien of the Loan Documents in accordance with Section 2.5 or any transfer of a direct or indirect interest in any Borrower upon or after the release of the Ownership Interest in accordance with Section 2.5 (which transfers are permitted hereunder without restriction), Property Owners shall have a one-time-right to sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal or equitable title to all (but not fewer than all) of the Properties only if:

(A) after giving effect to the proposed transaction:

(1) the Properties will be owned by one or more Single Purpose Entities wholly owned by a Permitted Borrower Transferee, Pre-approved Transferee or such other entity (specifically approved in writing by both Senior Lender and each Rating Agency) (collectively, the “Assumption Property Owners”) (subject to Section 6.1(i)(ii)(E) herein) which will be owned fully by Borrower, which will be in compliance with the representations, warranties and covenants contained in Section 4.1(bb) hereof (as if such transferee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction), and which shall have executed and delivered to the Senior Lender an assumption agreement and such other agreements as Senior Lender may reasonably request (collectively, the “Assumption Agreement”) in form and substance acceptable to Senior Lender, evidencing the proposed transferee’s agreement to abide and be bound by all the terms, covenants and conditions set forth in the Senior Loan Documents and all other outstanding obligations under the Senior Loan, together with such legal opinions and title insurance endorsements as may be reasonably requested by Senior Lender;

(2) one or more Acceptable Property Managers with respect to each Property shall continue to act as Property Manager for that Property pursuant to the existing Property Management Agreements or Acceptable Property Management Agreements; and

(3) no Event of Default shall have occurred and be continuing;

(B) the Assumption Agreement shall state the applicable transferee’s agreement to abide by and be bound by the terms in the Senior Loan Documents (or other loan documents to be delivered by such transferee, which shall contain terms substantially identical to the terms of the applicable Loan Documents) whenever arising, and Property Owners, and/or such transferee shall deliver such legal opinions and title insurance endorsements as may reasonably be requested by Senior Lender;

(C) upon execution of a contract for the sale of the Properties and not less than thirty (30) days prior to the date of such sale, Borrowers shall cause Property Owners to submit notice of such sale to Lender. Borrowers shall submit to Lender, not less than ten (10) days prior to the date of such sale, the Assumption Agreement for the Properties subject to the proposed transfer for approval by Lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such assumption, together with an Officer’s Certificate certifying that (i) the assumption to be effected will be effected in compliance with the terms of this Agreement and (ii) will not impair or otherwise adversely affect the validity or priority of the Lien of the Pledge;

(D) prior to any such transaction, the proposed transferee shall deliver to Lender an Officer’s Certificate stating that either (x) such transferee is an employee pension plan or other retirement arrangement or account that is subject to Title I of ERISA or is a Plan and the obligations under this Agreement are not, and the exercise of rights under this Agreement will not, constitute a non-exempt prohibited transaction; or (y) the transferee is a “governmental plan” (as defined in

Section 3(32) of ERISA), and the obligations under this Agreement, and the exercise of rights under this Agreement, do not and will not violate any applicable state statutes regulating investments by or fiduciary obligations with respect to governmental plans; or (z) the proposed transferee is not an Employee Benefit Plan or a “governmental plan” or a Plan, and (i) such proposed transferee is not subject to state statutes regulating investments by or fiduciary obligations with respect to “governmental plans” and (ii) the underlying assets of the proposed transferee do not, for purposes of ERISA, constitute assets of the Employee Benefit Plans holding an equity interest in such proposed transferee;

(E) Such transfer shall either be (x) to a Pre-Approved Transferee, or (y) subject to the Lender’s consent in its sole discretion;

(F) the terms of Section 6.1(i)(v) shall be complied with and Borrower shall cause the transferee to deliver to any Rating Agency that Lender requests its organizational documents solely for the purpose of such Rating Agency confirming that such organizational documents comply with the single purpose bankruptcy remote entity requirements set forth herein;

(G) Borrowers shall ensure that Lender shall have received the payment of, or reimbursement for, all reasonable costs and expenses incurred by Lender (and any servicer in connection with a Mezzanine Loan Securitization) in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements) from Property Owners;

(H) after giving effect to the proposed transaction, the Assumption Property Owners will be owned by one or more Single Purpose Entities (collectively, the “Assumption Borrower”) which will be in compliance with the representations, warranties and covenants contained in Section 4.1(bb) hereof (as if the Assumption Borrower shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction), and which shall have executed and delivered to Lender a mezzanine loan assumption agreement and such other agreements as Lender may reasonably request (collectively, the “Mezzanine Assumption Agreement”), evidencing the Assumption Borrower’s first priority pledge to the Lender of its ownership interests in the Assumption Property Owners and a first priority pledge to Lender by such affiliates of the Assumption Borrowers who hold the direct and indirect ownership interests in the Assumption Borrowers as Lender shall reasonably require (with an effective new Eagle 9 UCC Title Policy with respect to such pledge and a Title Letter substantially in the form of the Title Letter delivered on the Closing Date each in a form reasonably satisfactory to

Lender) and their agreement to comply with, perform and abide and be bound by, all the obligations, covenants, terms and conditions on the part of Borrowers and Pledgors (as defined in the Pledge) set forth in this Agreement, the Note, the Pledge and the other Loan Documents. In addition, there shall have been delivered to Lender, with respect to the Assumption Property Owners, such legal opinions and other documentation as may be reasonably requested by Lender.

(iii) Transfers of Interests in any Borrower, Property Owner and/or Operating Lessee. (1) The holders of any direct or indirect interest in Borrowers shall have the one-time right to transfer a portion of their interest in Borrowers and/or Operating Lessees to any Person, and (2) Borrower shall have the one-time right to transfer (a “Property Owner Transfer”) an identical portion of its interest in all Property Owners to any Person, in each case, if Section 6.1(i)(v) is complied with and, after giving effect to such transfer, as applicable:

(A) (i) the Properties and/or the Ownership Interests, as applicable, will be directly owned by one or more Single Purpose Entities in compliance with the representations, warranties and covenants in Section 4.1(bb) hereof (as if the same shall have been remade as of, and after giving effect to, the transfer), which shall own 100% of the beneficial interest in the Properties, and which shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender, evidencing the continuing agreement of the Borrowers, Property Owners and/or Operating Lessee, as applicable, to abide and be bound by all the terms, covenants and conditions set forth in, as applicable (x) this Agreement, the Note, the Mortgage and the other Loan Documents and all other outstanding obligations under the Loan, or (y) the Senior Loan Documents, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender;

(B) one or more Acceptable Property Managers with respect to each Property shall continue to act as Property Manager for that Property pursuant to the existing Property Management Agreements or Acceptable Property Management Agreements;

(C) Sponsor or a Close Affiliate of Sponsor owns directly or indirectly at least fifty-one percent (51%) of the equity interests in the Borrowers and each of the Property Owners and/or Operating Lessee and the Person that is the proposed transferee is not a Disqualified Transferee; provided that, after giving effect to any such transfer, in no event shall any Person other than Sponsor or a Close Affiliate of Sponsor exercise Management Control over the Borrowers, Property Owners and/or Operating Lessee. In the event that Management Control shall be exercisable jointly by Sponsor or a Close Affiliate of Sponsor with any other Person or Persons, then Sponsor or such Close Affiliate shall be deemed to have Management Control only if Sponsor or such Close Affiliate retains the ultimate right as between the Sponsor or such Close Affiliate and the transferee to unilaterally make all material decisions with respect to the operation, management, financing and disposition of, as applicable, the Ownership Interests or the Property subject to the rights and entitlements of the Property Managers;

(D) if there has been a transfer of forty-nine percent (49%) or more of the direct membership interests, stock or other direct equity ownership interests in any Borrower or any Property Owner and/or Operating Lessee or a transfer of any portion of any SPE Member’s interest in any Borrower or any Property Owner and/or Operating Lessee, Borrowers shall have first delivered or caused the applicable Property Owners and/or Operating Lessees to deliver to Lender an Officer’s Certificate and legal opinion of the types described in clause 6.1(i)(v) below;

(E) such transfer shall either be (x) to a Permitted Borrower Transferee or (y) subject to the Lender’s consent in its sole discretion;

(F) to the extent there is a Property Owner Transfer, Borrowers shall have caused the transferee to execute and deliver to Lender a fully executed counterpart to the Pledge, pledging all of such transferee’s direct equity interests in the new owners of the Properties to Lender as substitute collateral for the Loan (with amendments to the current Eagle 9 UCC Title Policies or effective new Eagle 9 UCC Title Policies with respect to such pledge and a Title Letter substantially in the form of the Title Letter delivered on the Closing Date each in a form reasonably satisfactory to Lender), UCC financing statements and any other transfer documents reasonably requested by Lender together with a legal opinion from such transferee’s counsel reasonably satisfactory to Lender with respect to the due execution, delivery, authority, enforceability and perfection of the Pledge and transfer (and upon the delivery of any such substitute collateral Lender shall promptly release the Ownership Interests from the Lien of the Pledge);

(G) Borrower shall cause the transferee, if Lender so requests, to deliver to any Rating Agency that Lender requests its organizational documents solely for the purpose of such Rating Agency confirming that such organizational documents comply with the single purpose bankruptcy remote entity requirements set forth herein;

(H) without limiting the generality of the introductory phrase of this clause Subsection 6.1(i), if there has been a transfer of any direct interest in the SPE Member, such transfer will require an Officer’s Certificate and legal opinion of the types described in clause 6.1(i)(v) below; and

(I) after giving effect to any proposed Property Owner Transfer, the Lender shall continue to have a first priority perfected Lien on the portion of the Ownership Interests so transferred, on terms and conditions analogous to those contained in the Pledge, pursuant to documentation reasonably satisfactory to Lender (including, without limitation, such legal opinions with respect thereto as Lender shall reasonably request).

Following any transfer under this Section 6.1(i)(iii), the Property Owners shall be wholly owned directly by the Borrowers (and/or any Person that has acquired 100% of the direct ownership interests in the Property Owners in accordance with this Section 6.1(i)(iii)).

(iv) Intentionally Omitted.

(v) Notice Required; Legal Opinions. Not less than five (5) Business Days prior to the closing of any transaction permitted under the provisions of this Section 6.1(i) (other than a transfer permitted pursuant to clause (vii) of this Section 6.1(i)), Borrowers shall deliver or cause to be delivered, or shall cause Property Owners to deliver or cause to be delivered, to Lender (A) an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted hereunder and under the other Loan Documents, together with any documents upon which such Officer’s Certificate is based, and (B) a legal opinion of counsel to Borrowers or the Property Owners or the transferee selected by either of them (to the extent approved by Lender), in form and substance consistent with similar opinions then being required by Rating Agencies and acceptable to Lender, confirming, among other things, that the assets of each Borrower or each Property Owner, and of its managing general partner or SPE Member, as applicable, will not be substantively consolidated with the assets of such owners or Controlling Persons of the applicable Borrower or applicable Property Owner as Lender may specify, in the event of a bankruptcy or similar proceeding involving such owners or Controlling Persons.

(vi) Sale of Equipment. Notwithstanding the above provisions of this Section 6.1(i) and to the extent permitted to be carried out by the Property Managers without the consent of the applicable Property Owner, Borrowers may permit Property Owners to transfer or dispose of Equipment that is either being replaced or that is no longer necessary in connection with the operation of any Property free from the interest of Senior Lender under any Senior Loan Document, provided that such transfer or disposal (when compared to the non-transfer or non-disposal of such Equipment) will not materially adversely affect the value of any Property, will not impair the utility thereof and (except where the same would not have a Material Adverse Effect), will not result in a reduction or abatement of, or right of offset against, the rentals or other amounts payable under any Lease or any Operating Agreement, in either case as a result thereof, provided that any new Equipment acquired by any Property Owner (and not so disposed of) shall be subject to the interest of Senior Lender under the Senior Loan Agreement and the other Senior Loan Documents unless leased to Property Owners (in which event,

Senior Lender shall be made a collateral assignee of the applicable Borrower’s interest in such lease).

(vii) Permitted Sponsor Transfers. Notwithstanding any provision of this Agreement (including the other provisions of this Section 6.1(i) or the provisions of any other Loan Document, there shall be no restriction or limitation in any respect to (and no Default or Event of Default shall result or arise from) (x) the sale, assignment, conveyance, transfer, mortgage, hypothecation or other disposition of or encumbering of any direct or indirect legal, Beneficial or direct or indirect equitable interest in Strategic Hotel Funding, LLC, Intercontinental Hotel Group (“IHG”) or any Person owning a direct or indirect interest therein or (y) the sale, assignment, conveyance, transfer, mortgage, hypothecation or other disposition of IHG’s direct or indirect legal, Beneficial or direct or indirect equitable interest in Sponsor or IHG.

(j) Nonexempt ERISA Transactions. No Borrower shall engage in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to any Borrower, or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement, any Pledge or any other Loan Document) to be a non-exempt prohibited transaction under ERISA.

(k) Misapplication of Funds. Borrowers shall take such action as shall be reasonably necessary to prevent any Property Owner from distributing any Adjusted Operating Income from any Property or any Proceeds in violation of the provisions of this Agreement or the Senior Loan Agreement, failing to remit amounts to the Senior Loan Deposit Account, the Mezzanine Loan Deposit Account, the Senior Loan Holding Account, the Mezzanine Loan Holding Account, any of the Senior Loan Reserve Accounts or the Current Debt Service Reserve Account if and as required under this Agreement and the Senior Loan Agreement or misappropriating any security deposits or portion thereof.

(l) Assignment of Licenses and Permits. Except in connection with a transfer permitted under Section 2.5 or Section 6.1(i) hereof, Borrowers shall take such actions as shall be necessary to prevent any Property Owner or Operating Lessee from assigning or transferring any of its interest in any Permits pertaining to any Property, or assigning, transferring or removing or permitting any other Person to assign, transfer or remove any records pertaining to any Property.

(m) Place of Business. No Borrower shall change its chief executive office or its principal place of business without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith. Borrowers shall take such action as shall be necessary to prevent any Property Owner from changing its chief executive office or its principal place of business without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(n) Covenants Regarding the Senior Loan. Except and to the extent required under the Senior Loan Agreement pursuant to Section 2.1.3(c) therein, Borrowers shall not amend or modify, or permit any Property Owner to amend or modify, the Senior Loan Documents or consent to or seek to prevent (and Borrowers shall not fail to exercise any of their rights as an equity holder, if any, to prevent) any action which would permit (by agreement on the part of any Property Owner or any other Person, by operation of law or otherwise), the amendment or modification of the Senior Loan Documents (other than amendments or modifications required under the Senior Loan Documents, relating to a securitization or resizing of the Senior Loan that any Property Owner is required to consent to thereunder). Any amendment or modification to the Senior Loan Documents in violation of this clause (p) shall be ineffective as against Lender, and shall constitute an Event of Default hereunder unless Lender consents thereto in its sole discretion. Borrowers shall comply or cause each Property Owner to comply with each of the covenants, terms and provisions of the Senior Loan Documents (other than payment of principal, interest and premium (if any) if the Senior Loan has been repaid but including all obligations to fund the escrow and reserve accounts established under the Senior Loan, which accounts shall be pledged to the Lender) which are hereby incorporated by reference as if fully set forth herein notwithstanding any waiver or future amendment of such covenants by Senior Lender and the Senior Loan Documents shall nevertheless be deemed to remain in full force and effect as between Borrowers and Lender. Borrowers shall deliver to Lender copies of any and all modifications to the Senior Loan Documents within five (5) Business Days after execution thereof. Notwithstanding any term to the contrary set forth herein or in any other Loan Document, Lender hereby agrees and consents that Borrower shall not need Lender’s prior consent in connection with any Senior Loan Securitization or any amendments to the Senior Loan Documents executed in connection therewith in accordance with Section 2.1.3(c) of the Senior Loan Agreement (as in effect as of the Closing Date).

(o) Operating Lease. Borrowers will not permit the Property Owners and Operating Lessee to amend, modify, supplement or alter any Operating Lease without the prior written consent of Lender.

ARTICLE VII

ALTERATIONS AND EXPANSIONS; LEASING

Section 7.1 Alterations and Expansions.

Borrowers shall not permit any Property Owner or Operating Lessee to perform or undertake or consent to the performance or undertaking of (including, without limitation, the approval of any budget with respect to a Property which includes) any Alteration or Expansion, except in accordance with the provisions of Section 7.1 of the Senior Loan Agreement (as in effect on the Closing Date, without giving effect to any amendment or waiver thereof).

Section 7.2 Leasing.

Each Borrower shall comply with Section 5.1(s) hereof and shall cause the Property Owners to observe the covenants set forth in Section 5.1(s) of the Senior Loan Agreement.

ARTICLE VIII

CASUALTY AND CONDEMNATION

Section 8.1 Insurance; Casualty and Condemnation

(a) Borrowers shall cause the Property Owners, at their sole cost and expense, for the mutual benefit of the Property Owners and Lender, to keep each Property insured and obtain and maintain policies of insurance insuring against loss or damage by standard perils included within the classification “All Risks of Physical Loss.” Such insurance (i) shall be in an aggregate amount equal to the then full replacement cost of each Property and the Equipment (without deduction for physical depreciation), or such lesser amounts approved by the Senior Lender in its sole discretion (or after a Senior Loan Securitization, upon receipt of a Rating Confirmation (as defined in the Senior Loan Agreement)), and (ii) shall have deductibles no greater than $500,000 (as escalated by the CPI Increase) (or, with respect to windstorm insurance, deductibles no greater than 5% of the full replacement cost of each Property). The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain a “Replacement Cost Endorsement” with a waiver of depreciation.

(b) Borrowers shall cause the Property Owners, at their sole cost and expense, for the mutual benefit of Borrowers and Lender, also to obtain and maintain the following policies of insurance:

(i) Flood insurance if any part of any Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain” (an “Affected Property” and collectively the “Affected Properties”) and (A) flood insurance is generally available at reasonable premiums and in such amount as generally required by institutional lenders for similar properties or (B) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available. In either case, the flood insurance shall be in an amount at least equal to the aggregate principal amount of the Loan, the Senior Loan and the Second Mezzanine Loan outstanding from time to time or the maximum limit of coverage available with respect to the applicable Property under said program, whichever is less; provided, however, notwithstanding the foregoing, Borrowers shall cause Property Owners to maintain at all times flood insurance in an amount equal to at least $81,000,000 (per occurrence) for the Affected Properties;

(ii) Commercial general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 with a $2,000,000 general aggregate for any policy year. In addition, at least $50,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for claims, including legal liability imposed upon Property Owners and all related court costs and attorneys’ fees and disbursements;

(iii) Rental loss and/or business interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues from the operation of the applicable Property (including (x) the total payable under the Leases and all Rents and (y) the total of all other amounts to be received by the Property Owners or third parties that are the legal obligation of the Tenants), net of non-recurring expenses, for a period of up to the next succeeding eighteen (18) months, or (B) the projected Operating Expenses (including debt service) for the maintenance and operation of the applicable Property for a period of up to the next succeeding eighteen (18) months as the same may be reduced or increased from time to time due to changes in such Operating Expenses and shall include an endorsement providing 12 months extended period of indemnity. The amount of such insurance shall be increased from time to time as and when the Rents increase or the estimates of (or the actual) gross revenue, as may be applicable, increases or decreases to the extent Rents or the estimates of gross revenue decrease;

(iv) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Properties;

(v) Worker’s compensation insurance with respect to all employees of Property Owner as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $2,000,000 which is scheduled to the excess and/or umbrella liability insurance as referenced in clause (ii) above;

(vi) During any period of repair or restoration, completed value (non-reporting) builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the applicable Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(vii) Coverage to compensate for the cost of demolition and the increased cost of construction for the applicable Property;

(viii) Intentionally Omitted.

(ix) Windstorm insurance in an amount equal to the probable maximum loss (as determined by Lender in its sole discretion) of the applicable Property provided, that any credit enhancement proposed to be provided by or on behalf of Property Owners in connection with the deductible on such windstorm insurance shall be subject to the prior receipt of Lender’s approval in its sole discretion;

(x) Law and ordinance insurance coverage in an amount no less than set forth in the insurance policies covering the Properties as of the date hereof; and

(xi) Provided that insurance coverage relating to the acts of terrorist groups or individuals is either (a) available at commercially reasonable rates, (b) commonly obtained by owners of commercial properties in the same geographic area and which are similar to the Properties or (c) maintained for another hotel property in the same geographic area which is at least 51% owned directly or indirectly by Strategic Hotel Funding, LLC, Borrower shall cause Property Owners to carry terrorism insurance throughout the term of the Loan (including any extension terms) in an amount equal to, with respect to “certified” and “non-certified” acts of terrorism, an amount equal to (i) the Release Amount and the “release amount” under each of the Senior Loan Agreement and the Second Mezzanine Loan Agreement (as such amounts may be reduced following a Directed Paydown) with respect to the Property encumbered by the Mortgage with the highest Allocated Loan Amount as of the date hereof, less (ii) 100% of the land value as determined in the Appraisal associated with the Property encumbered by the Mortgage with the highest Allocated Loan Amount as of the date hereof (the “Minimum Certified Acts Terrorism Amount” (per occurrence) (collectively, the “Initial Terrorism Coverage Amount”). Lender agrees that terrorism insurance coverage may be provided under a blanket policy that is acceptable to Lender. Notwithstanding the foregoing, Borrower shall cause Property Owners at all times to maintain terrorism insurance coverage throughout the term of the Loan (including extension terms) in an amount not less than that which can be purchased for a sum equal to $400,000 (the “Maximum Premium Amount”) in any single policy year, provided, that under no circumstance shall terrorism coverage in excess of the Initial Terrorism Coverage Amount (per occurrence) of coverage be required hereunder. However, from and after the date any Property is released from the lien of the Mortgage in accordance with the terms hereof or in the Senior Loan Agreement, the amount of terrorism insurance coverage thereafter required hereunder shall be adjusted (in each case, a “Terrorism Adjustment”) to be in an amount equal to the lesser of (x) Minimum Certified Acts Terrorism Amount and (y) 150% of the greatest Allocated Loan Amount (as defined in the Senior Loan Agreement) (per occurrence) applicable to any Property that continues, from time to time to be secured by the Mortgage (the “Adjusted Terrorism Coverage Amount”), per occurrence. In the event of any Terrorism Adjustment, the parties hereby agree that the Maximum Premium Amount shall also be ratably reduced from time to time based on the ratio that the (1) then applicable Adjusted Terrorism Coverage Amount bears to (2) the Initial Terrorism Coverage Amount.

All policies of insurance (the “Policies”) required pursuant to this Section 8.1 shall be issued by companies approved by Lender and licensed or authorized to do business in the state where the applicable Property is located. Further, unless otherwise approved by Lender in its reasonable discretion in writing, the issuer(s) of the Policies required under this Section 8.1 shall have a claims paying ability rating of “A” or better by Standard & Poor’s and “Aa2” or better by Moody’s, except that the issuer(s) of the Policies required under Section 8.1(b)(viii) hereof shall have a claims paying ability rating of “A” or better by Standard & Poor’s and “A2” or better by Moody’s, provided, however, if the insurance provided hereunder is procured by a syndication of more then five (5) insurers then the foregoing requirements shall not be violated if at least (i) sixty percent (60%) of the coverage is with carriers having a claims paying ability rating of “AA” or better by Standard & Poor’s and “Aa2” or better by Moody’s and (ii) each other carrier providing coverage has a claims paying ability rating of “BBB-” or better by Standard & Poor’s and Fitch Ratings and “Baa3” or better by Moody’s. In addition, the Policies shall satisfy all of the conditions set forth in Section 8.1(c) of the Senior Loan Agreement. Notwithstanding the foregoing, for purposes hereof, Lender hereby approves the existing blanket insurance policy. All policies required under this Section 8.1 shall name the Lender as additional insured as its interest may appear.

(c) Insurance Premiums; Certificates of Insurance.

(i) Borrowers shall cause the Property Owner to pay the premiums for such Policies (the “Insurance Premiums” ) as the same become due and payable and shall furnish to Lender the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Property Owners are not required to furnish such evidence of payment to Lender if such Insurance Premiums are to be paid by Lender pursuant to the terms of this Agreement). Within thirty (30) days after request by Lender, Borrowers shall cause Property Owners to obtain such increases in the amounts of coverage required hereunder as may be reasonably requested in writing by Lender or as may be requested in writing by the Rating Agencies, taking into consideration changes in liability laws, changes in prudent customs and practices, and the like. In the event the requirements under this Section 8.1 are satisfied by the Property Owners through the use of a Policy covering properties in addition to the Properties (a “Blanket Policy”), then (unless such policy is provided in substantially the same manner as it is as of the date hereof), Borrowers shall provide or shall cause to be provided evidence satisfactory to Lender that the Insurance Premiums for the applicable Property or Properties are separately allocated under such Policy to the applicable Property or Properties and that payment of such allocated amount (A) shall maintain the effectiveness of such Policy as to such Property or Properties and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to such Property or Properties, notwithstanding the failure of payment of any other portion of the insurance premiums.

(ii) Borrowers shall deliver or cause to be delivered to Lender on or prior to the Closing Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be canceled or modified in any material respect without thirty (30) days’ prior notice to Lender, or ten(10) days’ notice with respect to nonpayment of premium. Borrowers shall deliver or cause to be delivered to Lender, concurrently with each change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered or caused to be delivered by Borrowers pursuant to the first sentence of this clause (d)(ii) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and/or other information described in this clause (d)(ii) shall not be obtainable, Borrowers may deliver or cause to be delivered an Officer’s Certificate to such effect in lieu thereof).

(d) Renewal and Replacement of Policies.

(i) Not less than fifteen (15) Business Days prior to the expiration, termination or cancellation of any Policy, Borrowers shall renew or cause to be renewed such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver or cause to be delivered to Lender a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Borrowers pursuant to clause (d)(ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(ii) If Borrowers do not furnish or cause to be furnished to Lender the certificates as required under clause (e)(i) above, Lender may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Borrowers agree to reimburse Lender for the cost of such Insurance Premiums promptly on demand.

(iii) Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this clause (e), Borrowers shall deliver or cause to be delivered to Lender a report or attestation from a duly licensed or authorized insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Borrowers pursuant to this Section 8.1 and then in effect and stating that all Insurance Premiums then due thereon have been paid in full to the applicable insurers, that such insurance policies are in full force and effect and that, in the opinion of such insurance broker or insurer, such insurance otherwise complies with the requirements of this Section 8.1 (or if such report shall not be available after Borrowers shall have used reasonable efforts to provide the same or have the same provided, Borrowers will deliver or cause to be delivered to Lender an Officer’s Certificate containing the information to be provided in such report).

(e) Separate Insurance. Borrowers will not take out and will not permit the taking out of separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 8.1 unless such insurance complies with clause (c) above.

(f) Intentionally Omitted.

Section 8.2 Casualty and Condemnation. Borrowers shall and shall cause Property Owners to promptly give Lender written notice of any Casualty or Condemnation. In the event of any Casualty or Condemnation or any title claim or defect in respect of which the Senior Lender applies Proceeds toward the repayment of the Senior Loan in accordance with the Senior Loan Documents, all excess Proceeds remaining after such repayment shall be applied to (x) pay the expenses incurred by Lender of collecting such Proceeds, (y) discharge the Debt up to an amount equal to the Release Amount of the Ownership Interest relating to the Property at which the applicable Casualty or Condemnation or title claim occurred, and (z) pay the amount of interest theretofore accrued but unpaid in respect of the principal amount of the Debt so discharged, plus the amount of interest which would have accrued on such principal amount had it remained outstanding through the end of the Interest Accrual Period in which such discharge is made (whereupon (1) Borrowers shall be entitled to receive a release of the Lien of the Pledge and the other Loan Documents with respect to the affected Ownership Interest in accordance with and subject to the terms of Section 2.5 hereof, and (2) any Proceeds in excess of those necessary to make the payments described in the previous clauses (x), (y) and (z) shall be released to the Second Mezzanine Loan Deposit Account (whether or not an “Event of Default” has occurred and is continuing under any of the Second Mezzanine Loan Documents) or, following repayment of the Second Mezzanine Loan, to the Borrowers). In the event that the Senior Loan is paid in full, the provisions of Section 8.1.2 and 8.1.3 of the Senior Loan Agreement as in effect on the date hereof shall apply herein and Borrowers shall cause (a) the applicable Property Owner to observe and perform the same obligations for the benefit of Lender as are provided to the Senior Lender under such sections, and (b) the applicable Property Owner to recognize the same rights on the part of Borrowers with respect to such Property Owner as are provided under such sections to the Senior Lender, including, but not limited to, those obligations and rights provided thereunder relating to Proceeds, claims adjustments and the restoration of the Properties. Borrowers shall provide Lender with copies of all notices of claims made under any owner’s policy of title insurance relating to the Properties.

ARTICLE IX

ACCOUNTS AND RESERVES

Section 9.1 Establishment and Maintenance of Cash Management Deposit Account.

(a) On or prior to the Closing Date, Borrowers shall establish with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, with one or more depository institutions selected by Lender, a separate deposit account (the “Mezzanine Loan Deposit Account”) which has been established as a deposit account and a separate holding account (the “Mezzanine Loan Holding Account”) which has been established as a securities account. Both the Mezzanine Loan Deposit Account and the Mezzanine Loan Holding Account shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance or otherwise disburse or apply funds therefrom in accordance with this Agreement and the other Loan Documents, and no Borrower shall have authority or power to make withdrawals from either the Mezzanine Loan Deposit Account or the Mezzanine Loan Holding Account. Funds in either the Mezzanine Loan Deposit Account or the Mezzanine Loan Holding Account shall not be commingled with any other monies. Pursuant to the Mezzanine Loan Deposit Account Agreement, Depositary Bank on a daily basis shall transfer all collected and available funds as determined by Depositary Bank’s then current funds availability schedule received in the Mezzanine Loan Deposit Account to the Mezzanine Loan Holding Account. In recognition of Lender’s security interest in the funds deposited into the Mezzanine Loan Deposit Account and the Mezzanine Loan Holding Account, Borrower shall identify both the Mezzanine Loan Deposit Account and the Mezzanine Loan Holding Account with the name of Lender, as secured party. The Mezzanine Loan Deposit Account shall be named as follows: “SHC Michigan Avenue/Chopin Plaza Mezzanine I, LLC Deposit Account”. The Mezzanine Loan Holding Account shall be named as follows: “ SHC Michigan Avenue/Chopin Plaza Mezzanine I, LLC Holding Account”). Without limiting the foregoing, all deposits into the Mezzanine Loan Deposit Account or the Mezzanine Loan Holding Account

shall be applied and disbursed in accordance with the terms and provisions of Section 9.4 hereof and the Mezzanine Loan Deposit Account Agreement.

(b) On or prior to the date hereof, Borrowers have notified the Counterparty to make all payments due to each Borrower under the Interest Rate Cap Agreement (and Borrower shall similarly notify the Counterparty under any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) payable directly to the Mezzanine Loan Deposit Account (the form of such notice shall be subject to the approval of Lender and, shall be irrevocable without the consent of Lender until the Debt has been paid in full), and if the Mezzanine Loan Deposit Account is changed, a comparable notice shall be sent to the Counterparty. If, notwithstanding the provisions of this Section 9.1(b), a Borrower receives any sums due under the Interest Rate Cap Agreement (or any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) then the applicable Borrower (x) shall be deemed to hold such amounts in trust for Lender and (y) shall deposit any such sums in the Mezzanine Loan Deposit Account within one Business Day of receipt thereof.

(c) If a Borrower receives any sums payable to such Borrower (except for amounts payable to such Borrower pursuant to Section 9.4.1(a) hereof), then the applicable Borrower (x) shall be deemed to hold the portion of such amounts equal to the other sums then due and payable to Lender hereunder in trust for Lender, and (y) shall deposit any such sums in the Mezzanine Loan Deposit Account within one Business Day of receipt thereof.

Section 9.2 Reserve Accounts.

9.2.1 Establishment and Maintenance of Reserve Accounts. On or before the date hereof, Borrowers shall establish with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, a depository institution designated by Lender, the following subaccount of the Mezzanine Loan Holding Account which shall be maintained on a ledger entry basis: an account (the “Current Debt Service Reserve Account”), which shall be maintained in accordance with Section 9.2.15 hereof.

Each of the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account and the Current Debt Service Reserve Account shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds or otherwise disburse or apply funds therefrom in accordance with this Agreement, and no Borrower shall have the authority or power to make withdrawals from the Current Debt Service Reserve Account. The amount required in the Current Debt Service Reserve Account as of the Closing Date may, at Lender’s election, be deposited on Borrowers’ behalf by Lender’s funding said amount out of the Loan proceeds. Funds in the Current Debt Service Reserve Account shall not be commingled with any other monies. Borrowers shall pay the costs of establishing and maintaining the Current Debt Service Reserve Account and shall pay the costs to maintain and shall maintain the Current Debt Service Reserve Account throughout the term of the Loan.

9.2.2 Intentionally Omitted

9.2.3 Intentionally Omitted

9.2.4 Intentionally Omitted

9.2.5 Release of the Current Debt Service Reserve Account upon Repayment. Notwithstanding anything to the contrary contained herein:

(a) Lender shall pay to Borrowers, on the date that the Debt shall be paid in full by Borrowers (so long as no Event of Default has occurred and is continuing with respect to the Second Mezzanine Loan as evidenced by a Second Mezzanine Loan Default Notice, respectively, delivered to Lender), all amounts remaining in the Current Debt Service Reserve Account, the Mezzanine Loan Holding Account, and the Mezzanine Loan Deposit Account (or at the option, and written direction, of the Borrowers, Lender shall apply such amounts to the full payment of the Debt on such date).

(b) In the event of any prepayment of the Loan by the Borrowers that is permitted or required under this Agreement (whether or not such prepayment is accompanied by the release of any Ownership Interest), the Lender shall, provided no Event of Default has occurred and is continuing, disburse to the Borrowers (so long as no Event of Default has occurred and is continuing with respect to the Second Mezzanine Loan as evidenced by a Second Mezzanine Loan Default Notice, respectively, delivered to Lender) funds from the Current Debt Service Reserve Account (or, at the option and written direction of Borrowers, Lender shall apply such amounts to such Prepayment and provide Borrowers a credit against any amounts due in connection with such Prepayment), representing the same proportion of the total amount deposited in such account immediately prior to such disbursement as the amount of the Loan prepaid by the Borrowers bears to the total Debt outstanding immediately prior to such Prepayment.

(c) In the event of any prepayment of the Loan by the Borrowers that is permitted or required under this Agreement which prepayment includes a release of an Ownership Interest pursuant to the provisions hereof, (i) the Lender shall, provided no Event of Default has occurred and is continuing, disburse to the Borrowers (so long as no Event of Default has occurred and is continuing with respect to the Second Mezzanine Loan as evidenced by a Second Mezzanine Loan Default Notice, respectively, delivered to Lender) funds from the Current Debt Service Reserve Account (or, at the option and written direction of Borrowers, Lender shall apply such amounts to such Prepayment and provide Borrowers a credit against any amounts due in connection with such Prepayment) which are allocable hereunder to the applicable Ownership Interest, and (ii) thereafter, the on-going amounts which are required to be deposited into the Current Debt Service Reserve Account shall be reduced accordingly to reflect the release of such Ownership Interest and such Prepayment.

9.2.6 Obligations Unaffected. The insufficiency of any balance in the Current Debt Service Reserve Account shall not relieve any Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

9.2.7 Intentionally Omitted

9.2.8 Intentionally Omitted

9.2.9 Intentionally Omitted

9.2.10 Intentionally Omitted

9.2.11 Intentionally Omitted

9.2.12 Intentionally Omitted

9.2.13 Intentionally Omitted

9.2.14 Intentionally Omitted

9.2.15 Current Debt Service Reserve Account. (a) By no later than each Payment Date, Borrowers shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Mezzanine Loan Holding Account into the Current Debt Service Reserve Account in an amount equal to the sum of: (i) the amount of all scheduled or past due Mezzanine Debt Service which will be owed by Borrower under the Loan Documents as of such Payment Date (“Debt Service Amount”); plus (ii) the amount of all interest, costs, expenses, fees and other amounts which will be due and payable under the Loan Documents as of such Payment Date, other than Debt Service Amounts (“Lender Cost and Expense Amount”).

(b) The Mezzanine Loan Deposit Account Agreement shall provide that, on each Payment Date, funds on deposit in the Current Debt Service Reserve Account shall be remitted in the following order of priority, to the extent available therein:

(i) first, to the Lender, the then current Debt Service Amount; and

(ii) second, to the Lender, the then current Lender Cost and Expense Amount.

Section 9.3 Intentionally Omitted

Section 9.4 Disbursements from the Mezzanine Loan Deposit Account and the Mezzanine Loan Holding Account; Borrowers’ Obligation to Fund Mezzanine Loan Deposit Account.

9.4.1 Disbursements. (a) On each Business Day the Depositary Bank shall transfer all collected and available funds in the Mezzanine Loan Deposit Account to the Mezzanine Loan Holding Account and on each Business Day (or as otherwise provided for in the Mezzanine Loan Deposit Account Agreement), provided no Event of Default has occurred and is continuing, and subject to Section 9.4.2 hereof, Lender shall transfer from the Mezzanine Loan Holding Account (or authorize such transfer) in accordance with the terms of the Mezzanine Loan Deposit Account Agreement, to the extent available therein, the following payments in accordance with the following priorities:

(i) First, to the Current Debt Service Reserve Account, payment of all amounts in the Mezzanine Loan Holding Account until the Debt Service Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.15 hereof has been so deposited;

(ii) Second, to the Current Debt Service Reserve Account, payment of all amounts in the Mezzanine Loan Holding Account until the Lender Cost and Expense Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.15 hereof has been so deposited; and

(iii) Third, if no monetary Default or Event of Default is then continuing, to such accounts of Borrower as Borrower may direct, all amounts remaining in the Mezzanine Loan Holding Account.

(b) Borrowers hereby acknowledge that, pursuant to Section 9.4.1(b) of the Senior Loan Agreement, (i) to the extent the Senior Lender has received notice from Lender that an Event of Default has occurred and is continuing under the Loan Documents (a “Mezzanine Loan Default Notice”) and until such time as Senior Lender receives a notice from Lender that such Event of Default is no longer continuing (a “Mezzanine Loan Default Revocation Notice”), the Property Owners have irrevocably directed that all funds in the Senior Loan Holding Account available for distribution to the Property Owners and Operating Lessee pursuant to Section 9.4.1(a)(xiv) of the Senior Loan Agreement (and all funds otherwise distributable to the Property Owners and Operating Lessee under the Senior Loan Documents, including, without limitation, subject to certain exclusions, any Proceeds otherwise available for distribution to the Borrower pursuant to the provisions of the Senior Loan Agreement but excluding any amounts that in the ordinary course are due and payable out of any reserve account thereunder in payment of or reimbursement for payment of any cost or expense for which such reserve account was established) (collectively “Excess Cash Flow”) are to be deposited directly into the Mezzanine Loan Deposit Account for application as provided in this Agreement (in lieu of transferring such funds to such accounts of the Property Owners as the Property Owners may have so directed if the Senior Lender had not received such notice from Lender), (ii) to the extent Senior Lender has not received a Mezzanine Loan Default Notice but has received notice from Lender that an Event of Default has occurred and is continuing under the Loan Documents (a “Second Mezzanine Loan Default Notice”) and until such time as Senior Lender receives a notice from Lender that such Event of Default is no longer continuing (a “Second Mezzanine Loan Default Revocation Notice”), Property Owners have irrevocably directed that all Excess Cash Flow and Borrowers irrevocably direct that all funds in the Mezzanine Loan Holding Account available for distribution to the Borrowers pursuant to Section 9.4.1(a)(iii) herein be deposited directly into the Second Mezzanine Loan Deposit Account for application as provided in the Second Mezzanine Loan Agreement (in lieu of transferring such funds to such accounts of Property Owners or Borrowers, as the case may be, as Property Owners or Borrowers, respectively, may have so directed if Senior Lender had not received such notice from Second Mezzanine Lender) and (iv) the directions described in the preceding clauses (i), (ii) or (iii) shall not be changed or terminated without the written consent of the Lender. Notwithstanding any provision herein to the contrary, provided no Event of Default has occurred or is continuing, there shall be disbursed to Borrowers the Proceeds of a Condemnation or Casualty remaining after payment of all amounts to which Lender and Second Mezzanine Lender are entitled pursuant to Section 8.2 in respect thereof. Borrower agrees that Lender shall not be required to deliver to Senior Lender a Mezzanine Loan Default Notice prior to the deposit of Proceeds into the Mezzanine Loan Deposit Account. Notwithstanding anything to the contrary contained herein or in any other of the Loan Documents (1) Borrowers hereby agree that, if Lender is required to pay any amounts it receives from Borrower to Second Mezzanine Lender and/or Senior Lender pursuant to an intercreditor agreement, upon notice from Lender that such amounts have been paid over to Second Mezzanine Lender and/or Senior Lender, such amounts shall not be deemed a payment by Borrower to Lender hereunder and (2) if Lender receives any payment pursuant to the last sentence of Section 9.4.1(b) of any of the Senior Loan Agreement, and/or Second Mezzanine Loan Agreement, Lender hereby agrees that it shall recognize such payment as a payment from Borrower hereunder.

9.4.2 Obligation to Fund; Deemed Payment. In the event that on any Payment Date the amount in the Mezzanine Loan Holding Account shall be insufficient to make all of the transfers described in Sections 9.4.1(i) through and including (ii) as applicable, Borrowers shall deposit into the Mezzanine Loan Deposit Account on such Payment Date the amount of such deficiency (without the need for any notice or demand from Lender (but subject to the terms of the Mezzanine Loan Deposit Account Agreement)), and if Borrowers shall fail to make such deposit, the same shall be an Event of Default and, in addition to all other rights and remedies provided for hereunder, Lender may disburse and apply the amounts in the Mezzanine Loan Holding Account in such order as Lender may determine. If on any Payment Date the amount in the Mezzanine Loan Holding Account shall be sufficient to make all of the transfers described in Sections 9.4.1(i) through and including (ii) as applicable, Borrowers shall be deemed to have paid the Monthly Debt Service Payment Amount unless Lender is legally constrained from transferring such amount as aforesaid by reason of any insolvency related to any Borrower or any other event.

9.4.3 Intentionally Omitted.

Section 9.5 No Release if Event of Default Exists. Notwithstanding the terms hereof, in no event shall Lender have any obligation to disburse funds from the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account or the Current Debt Service Reserve Account for so long as an Event of Default shall have occurred and be continuing.

Section 9.6 Grant of Security Interest; Rights upon Default.

(a) Each Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on such Borrower’s part to be paid and performed, in all of such Borrower’s right, title and interest in and to the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account and the Current Debt Service Reserve Account, together with the deposits therein, including all interest earned thereon and Permitted Investments held therein. No Borrower shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account or the Current Debt Service Reserve Account, or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Lender as the secured party, to be filed with respect thereto.

(b) Upon the occurrence and continuation of an Event of Default, Lender may apply amounts in the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account and the Current Debt Service Reserve Account (or any portion thereof) for any of the following purposes relating to the Loan or Borrowers’ obligations hereunder or under any other Loan Document, and in any order, as Lender shall elect in its sole discretion: (i) Taxes and Other Charges; (ii) interest on the unpaid principal balance of the Note; (iii) amortization of the unpaid principal balance of the Note; (iv) reimbursement of Lender for all losses and expenses (including reasonable legal fees and disbursements) suffered or incurred by Lender as a result of such Event of Default; (v) payment of any amount expended in exercising rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (vi) Operating Expenses; or (vii) any other portion of the Debt.

Section 9.7 Lender Not Responsible. Nothing in this Article IX or elsewhere in the Loan Documents shall make Lender responsible for making or completing any work in respect of any Property, or obligate Lender to demand from any Borrower additional sums to make or complete any work.

Section 9.8 Inspections. Subject to the applicable Property Management Agreement, Borrowers shall cause Property Owners to permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) to enter onto the applicable Property during normal business hours after reasonable notice (subject to the rights of Tenants under the Leases) to inspect the progress of any work being performed by or on behalf of Property Owner, including any Alterations, and all materials being used in connection therewith, to examine all plans and shop drawings relating thereto and, upon the occurrence and during the continuance of an Event of Default, to undertake and complete any work required to be undertaken in accordance with the terms hereof. Borrowers shall cause Property Owner to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.8 or the undertaking or completion of work pursuant to this Section 9.8.

Section 9.9 Bankruptcy. Each Borrower and Lender hereby acknowledge and agree that upon the filing of a bankruptcy petition by or against any Borrower under the Bankruptcy Code, the Current Debt Service Reserve Account and any income required to be deposited into the Mezzanine Loan Deposit Account or the Current Debt Service Reserve Account (whether then already in such accounts, or then due or becoming due thereafter) shall be deemed not to be property of the applicable Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Current Debt Service Reserve Account and such income by each Borrower and Lender, the Current Debt Service Reserve Account and/or such income do constitute property of the applicable Borrower’s bankruptcy estate, then each Borrower and Lender hereby further acknowledge and agree that all such income, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Each Borrower acknowledges that Lender does not consent to any Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, no Borrower shall have the right to use or apply or require the use or application of such cash collateral (i) unless the applicable

Borrower shall have received a court order authorizing the use of the same, and (ii) the applicable Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE X

DEFAULTS

Section 10.1 Events of Default.

(a) Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(i) Payment. If any portion of the Debt is not paid when due (subject to the final sentence of Section 9.4.2 hereof);

(ii) Taxes and Other Charges. If any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, subject to Borrowers’ and Property Owners’ rights to contest Taxes in accordance with Section 5.1(b)(ii) hereof and subject to Section 9.3.2(x) of the Senior Loan Agreement;

(iii) Insurance Policies. (x) If the Policies are not kept in full force and effect, or (y) if the Policies or insurance certificates or other evidence of insurance acceptable to Lender are not delivered to Lender within ten (10) days after written notice thereof from Lender;

(iv) Transfers. If (A) any Property Owner or Operating Lessee transfers or encumbers all or any portion of any Property, except as permitted herein, (B) any direct or indirect interest in any Borrower or any Property Owner is transferred or assigned, other than transfers or assignments (x) by the Property Owners which are “Permitted Encumbrances” (as defined in the Senior Loan Agreement), (y) pursuant to Section 6.1(i) hereof, and (z) by the Borrowers of their respective Ownership Interest in a Property Owner following the release of such Ownership Interest from the Lien of the Pledge pursuant to Section 2.5 hereof or (C) Sponsor shall make any transfer in violation of Section 6.1(i) or otherwise violate the provisions of Section 6.1(i);

(v) Representations. If any representation or warranty made by any Borrower herein or in any other Loan Document shall be false in any material respect as of the date the representation or warranty was made and, with respect to any such false statement that is reasonably susceptible to cure and does not have a Material Adverse Effect with respect to any Ownership Interest, the Liens intended to be created by the Loan Documents thereon or any other collateral or the Single Purpose Entity structure of any Borrower is not cured within thirty (30) days after receipt by Borrower of notice thereof;

(vi) Inability to Pay Debts. If any Borrower shall make an assignment for the benefit of creditors, or if any Borrower shall generally not be paying its debts as they become due or has admitted in writing its inability to pay its debts;

(vii) Bankruptcy. If a receiver, liquidator or trustee shall be appointed for any Borrower or any Property Owner or if any Borrower or any Property Owner shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower or any Property Owner, or if any proceeding for the dissolution or liquidation of any Borrower or any Property Owner shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower or such Property Owner, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) Prohibited Assignment. If any Borrower attempts to assign its respective rights under this Agreement or under any other Loan Document or any interest herein or therein in contravention of this Agreement or any of the Loan Documents;

(ix) Breach of Covenant. If any Borrower breaches any of its negative covenants contained in Section 6.1 hereof or if any Borrower breaches any covenant contained in Section 4.1(bb) hereof and, if the same is susceptible of cure, the same is not cured within fifteen (15) days after written notice thereof from Lender; provided that no cure of a breach of any covenant contained in Section 4.1(bb) hereof shall be effective unless Borrowers cause to be delivered to Lender an opinion as to non-consolidation in form and substance and from counsel reasonably satisfactory to Lender, which opinion takes into account such breach;

(x) Default under Other Loan Documents. If an Event of Default as defined or described in any of the other Loan Documents or if an “Event of Default” as defined in the Senior Loan Agreement, occurs, or if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or the “Debt” as defined in the Senior Loan Agreement, or to permit Lender to accelerate the maturity of all or any portion of the Debt in accordance with the terms of any such Loan Document (or to permit the Senior Lender, to accelerate the maturity of all or any portion of the “Debt” as defined in the Senior Loan Agreement, in accordance with the terms of any of the Senior Loan Documents);

(xi) Failure to Deposit Reserve Payments. Subject to the final sentence of Section 9.4.2 hereof, if any Borrower shall be in default of its obligations to make deposits into the Current Debt Service Reserve Account or in any other reserve or escrow account required hereunder; or

(xii) Covenant Defaults. If any Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xi) above, for ten (10) days after notice to Borrowers from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and Borrowers shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, but the aggregate cure period under this subsection (xii) shall not exceed one hundred and twenty (120) days.

(xiii) Property Management Agreements; Material Agreements. (a) If any Property Owner or Borrower or Operating Lessee shall be in default in any material respect under any Property Management Agreement or Material Agreements to which it is party, subject to any applicable cure periods set forth therein or (b) if any Property Management Agreement shall be terminated and an Acceptable Property Manager is no longer managing the Property pursuant to an Acceptable Property Management Agreement, unless, subject to Section 6.1(a), contemporaneously with such termination the applicable Property Owner enters into an Acceptable Property Management Agreement with an Acceptable Property Manager.

(xiv) Senior Loan and Mezzanine Loans Prepayment Default. If any prepayment (other than a Directed Paydown) of all or any portion of the Senior Loan or the Second Mezzanine Loan pursuant to Section 2.4.2 of each of the Senior Loan Agreement and the Second Mezzanine Loan Agreement, respectively, is made and no Prepayment of the Loan in an amount equal to the Required Mezzanine Loan Prepayment Amount is made simultaneously therewith pursuant to Section 2.4.2 hereof.

(b) Upon the occurrence and during the continuation of an Event of Default and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement or any other Loan Document, or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against any Borrower and in and to all or any part of any Ownership Interest, including, without limitation, declaring the Debt to be immediately due and payable (provided, however, with respect to an Event of Default described in clause (vi), (vii) or (viii) above, the Debt and all other obligations of any Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and each Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding), and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against any Borrower and all or any portion of any Ownership Interest, including all rights or remedies available at law or in equity.

(c) Upon the occurrence and during the continuation of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on any Borrower and without releasing any Borrower from any obligation hereunder, take any action to cure such Event of Default. Lender may appear in, defend, or bring any action or proceeding to protect their interests and the interests of Lender in the Ownership Interests or to foreclose the applicable Pledge or collect the Debt. The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees to the extent permitted by law), with interest at the Default Rate for the period after notice from the Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by the Pledge and the other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Notwithstanding anything contained herein or in the other Loan Documents, if an Event of Default is caused by a Default in respect of a Property (such as, without limitation, a Default arising from an inability of a Property Owner to maintain a material license for the operation of a Property), then, provided (i) Lender shall have not accelerated the Loan, and (ii) the elimination of the Ownership Interest relating to such Property from the collateral securing the Loan and from the ownership of Borrowers would eliminate the condition or circumstance giving rise to the Event of Default, then Borrowers may, after the expiration of the Lockout Period, by notice to Lender, elect to prepay the Loan in the manner provided in (and subject to the requirements of) Section 2.4 in an amount equal to the Release Amount of such Ownership Interest, so as to obtain the release thereof from the Lien of the Loan Documents as provided in Section 2.5, together with accrued interest in respect of such amount through the end of the applicable Interest Accrual Period. Upon such prepayment and release, such Event of Default shall be deemed cured hereunder.

Section 10.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against any Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, any Borrower or at law (including, without limitation, an action for collection) or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of a Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, each Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against each Ownership Interest and each Pledge has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

Section 10.3 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against any Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and during the continuation of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to a Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default with respect to any Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE XI

PROPERTY MANAGEMENT

(a) Each Borrower represents, warrants and covenants that it shall cause each Property Owner and/or Operating Lessee to cause each Property to at all times be managed by an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement.

(b) Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, except as provided in this Section 11(b), Borrowers may not permit any Property Owner and/or Operating Lessee to amend, modify, supplement, alter or waive any right under any Property Management Agreement without the receipt of the approval of the Lender (which approval shall not be unreasonably withheld or delayed). Without the receipt of the approval of Lender, Borrowers may permit a Property Owner and/or Operating Lessee to make any nonmaterial modification, change, supplement, alteration or amendment to any Property Management Agreement and to waive any nonmaterial rights thereunder, provided that no such modification, change, supplement, alteration, amendment or waiver shall affect the cash management procedures set forth in the Property Management Agreements or the Senior Loan Documents, decrease the cash flow of the applicable Property covered thereunder, adversely affect the marketability of the applicable Property covered thereunder, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning to add additional items to such definitions, change the definitions of “owner’s distribution” or “owner’s equity” or “debt service amount” or words of similar meaning so as to reduce the payments due the related Property Owner and/or Operating Lessee thereunder, change the timing of remittances to the related Property Owner and/or Operating Lessee thereunder, increase or decrease reserve requirements, change the term of such Property Management Agreement or increase any management fees payable under such Property Management Agreement.

(c) Borrowers may permit a Property Owner and/or Operating Lessee to enter into a new Property Management Agreement with an Acceptable Property Manager upon receipt of the approval of the Property Management Agreement by the Lender (which approval shall not be unreasonably withheld or delayed).

(d) Borrowers hereby agree that subject to the terms of the respective Property Management Agreement, Agreements with Managers (as defined in the Senior Loan Agreement) and Acceptable Property Management Agreements, Lender shall have the right to terminate and replace property managers subsequent to (i) an Event of Default under this Agreement and (ii) an acceleration of the Loan.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt of Borrowers is outstanding and unpaid. Whenever in this Agreement any Person is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such Person (provided that the foregoing shall not be deemed to permit any transfer of any ownership interest that is otherwise prohibited hereunder). All covenants, promises and agreements in this Agreement contained, by or on behalf of any Borrower, shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

Section 12.2 Permitted Investments; Eligible Accounts; Eligible Institutions.

Lender shall invest any amounts to be held by Lender in accordance with the terms of this Agreement or any other Loan Document (other than amounts held in the Mezzanine Loan Deposit Account, which may be an interest bearing account), pending the application of such amounts to the purposes herein or therein provided, in one of the Permitted Investments as directed by Borrower from time to time (provided no Event of Default has occurred and is continuing); or Lender from time to time (if any Event of Default has occurred and is continuing). Lender shall not be responsible for its inability to invest funds received after 1:30 p.m. New York City time, but shall invest such sums on the following Business Day. After application to the purposes for which any amounts invested pursuant to this Section 12.2 are held and so long as no Event of Default has occurred and is continuing hereunder, any investment income earned from such investments shall be paid to Borrowers. All accounts maintained hereunder, including the Mezzanine Loan Deposit Account and the Current Debt Service Reserve Account, shall, at Lender’s election, be Eligible Accounts. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other instrument. Each Eligible Account (A) shall be a separate and identifiable account from all other funds held by the holding institution, (B) shall be established and maintained in the name of the Lender, (C) shall be under the sole dominion and control of Lender, and should contain only funds held for its benefit. Following a rating downgrade, withdrawal, qualification or suspension of an Eligible Institution which maintains an Eligible Account each such Eligible Account must promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying Eligible Institution. The out-of-pocket costs reasonably incurred in establishing and maintaining any account or reserve held by Lender pursuant to this Agreement or any other Loan Document shall be borne by Borrowers.

Section 12.3 Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND LENDER AND EACH BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT CORPORATION SERVICE COMPANY, WITH OFFICES AT 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NY 10036, OR AT SUCH OTHER OFFICE IN NEW YORK, NEW YORK, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF ANY BORROWER MAILED OR DELIVERED TO ANY BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 12.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 12.6 Notices.

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:

German American Capital Corporation

60 Wall Street

New York, New York 10005

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Harvey R. Uris, Esq.

If to any Borrower:

c/o Strategic Hotel Capital, L.L.C.

77 West Wacker, Suite 4600

Chicago, Illinois 60601

Attention: Chief Financial Officer and General Counsel

with a copy to:

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, IL 60603-5559

Attention: Bruce Bonjour, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.

Section 12.7 Trial by Jury. LENDER AND EACH BORROWER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, WHETHER IN CONTRACT OR IN TORT, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF LENDER AND EACH BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND EACH BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 12.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 12.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.10 Preferences.

Subject to Article IX hereof, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the obligations of Borrowers hereunder. To the extent any Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.11 Waiver of Notice.

No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrowers.

Section 12.12 Remedies of Borrowers.

In the event that a claim or adjudication is made that Lender or its agents, including any servicer or special servicer in connection with a Mezzanine Loan Securitization have acted unreasonably or unreasonably delayed (or refrained from), acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrowers’ sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment, except in any instance in which it has been finally determined that Lender’s action, delay or inaction has constituted gross negligence, fraud, willful misconduct or an illegal act. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.13 Expenses; Indemnity.

(a) Each Borrower covenants and agrees to reimburse Lender upon receipt of written notice from Lender for all (i) Lender Expenses; (ii) costs and expenses reasonably incurred by Lender in connection with (A) Borrowers’ ongoing performance of and compliance with Borrowers’ respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Borrower or by Lender; (C) filing and recording fees and expenses, title insurance and reasonable fees and disbursements of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrowers, this Agreement, the other Loan Documents or any other security given for the Loan or the Ownership Interests; and (E) enforcing any obligations of or collecting any payments due from any

Borrower under this Agreement, the other Loan Documents or with respect to the Ownership Interests or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrowers within thirty (30) days after demand may be paid from any amounts in the Mezzanine Loan Holding Account, with notice thereof to Borrowers. Notwithstanding the foregoing, Borrower shall not be required to pay (and Lender shall promptly reimburse Borrower for) any costs or expenses relating to the securitization, syndication or sale of participation interests in the Loan, other than Borrower’s internal costs and expenses and the fees and disbursements of Borrower’s counsel with the review of any documentation related to such transactions and the delivery of legal opinions (other than a 10(b)(5) opinion) in connection with any such securitization, syndication or sale or participation interests in the Loan, provided Borrowers, Property Owners and Second Mezzanine Borrowers shall not be required to incur unreimbursed third party costs and expenses in excess of $10,000 in the aggregate with all other such expenses incurred by Borrowers, Property Owners and Second Mezzanine Borrowers with respect to the Senior Loan and the Second Mezzanine Loan.

(b) Borrowers shall indemnify and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of any breach by any Borrower of its obligations under, or any misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents; provided, however, no Borrower shall be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrowers within ten (10) days after demand may be paid from any amounts in the Mezzanine Loan Holding Account, with notice thereof to Borrowers.

Section 12.14 Exhibits and Schedules Incorporated.

The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by a Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower.

Section 12.16 No Joint Venture or Partnership.

Borrowers and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrowers and Lender nor to grant Lender any interest in the Properties other than that of pledgee or lender.

Section 12.17 Publicity.

All news releases, publicity or advertising by any Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or to the Loan purchaser shall be subject to the prior written approval of Lender.

Section 12.18 Waiver of Marshalling of Assets.

To the fullest extent Borrowers may legally do so, each Borrower waives all rights to a marshalling of the assets of Borrowers, Borrowers’ partners, if any, and others with interests in Borrowers, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any one or more of the Properties for the collection of the related Debt without any prior or different resort for collection, of the right of Lender or any deed of trust trustee to the payment of the related Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Pledge, any equitable right otherwise available to any Borrower which would require the separate sale of portions of any Ownership Interest.

Section 12.19 Waiver of Counterclaim.

Each Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including any servicer and special servicer in connection with a Mezzanine Loan Securitization.

Section 12.20 Conflict; Construction of Documents.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 12.21 Brokers and Financial Advisors.

Each Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrowers hereby indemnify Lender and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Borrower in connection with the transactions contemplated herein. The provisions of this Section 12.21 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

Section 12.22 No Third Party Beneficiaries.

This Agreement and the other Loan Documents are solely for the benefit of Lender and the Borrowers, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein; provided, however, that it is hereby agreed by Lender and Borrowers that the provisions of Section 9.4.1(b) and the provisions of Sections 8.2 (to the extent they relate to disbursements of funds to the Second Mezzanine Loan Deposit Account and/or to pay amounts owed in connection with the Second Mezzanine Loan) are intended to confer upon the Second Mezzanine Lender the right to insist upon and to enforce the performance and observance of the obligations expressly set forth therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 12.23 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between any Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 12.24 Exculpation.

Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding (except as set forth in the balance of this Section or in the Mezzanine Loan Environmental Indemnity), no recourse shall be had for the payment of the principal or interest on the Note or for any other portion of the Debt hereunder or under the other Loan Documents against (i) any Affiliate, parent company, trustee or advisor of any Borrower or owner of a direct or indirect Beneficial or equitable interest in a Borrower or Sponsor, any member in any Borrower, or any partner, shareholder or member therein (other than against Sponsor pursuant to the Mezzanine Loan Sponsor Indemnity Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in any Borrower shall have been transferred; (iv) any purchaser of any asset of any Borrower; or (v) any other Person (except Borrowers), for any deficiency or other sum owing with respect to the Note or the Debt. It is understood that the Note and the Debt (except as set forth in the balance of this Section 12.24 and in the Mezzanine Loan Environmental Indemnity) may not be enforced against any Person described in clauses (i) through (v) above (other than against Sponsor pursuant to the Mezzanine Loan Sponsor Indemnity Agreement as set forth in clause (i) above) and Lender agrees not to sue or bring any legal action or proceeding against any such Person in such respect. Notwithstanding the foregoing, the foregoing shall not (a) prevent recourse to the Borrowers or the assets of any Borrower, or enforcement of the Pledge or other instrument or document by which Borrowers are bound pursuant to the Loan Documents; (b) estop Lender from instituting or prosecuting a legal action or proceeding or otherwise making a claim against any Borrower or Property Owner as a result of any of the following or against the Person or Persons committing any of the following: (i) fraud or intentional misrepresentation by any Borrower in connection with the Loan or by any Property Owner in connection with the Senior Loan, (ii) the misappropriation by any Borrower, any Property Owner, any Operating Lessee or any Affiliate of Borrower or Property Owner or Operating Lessee of any Proceeds, any Rents and any security deposits, (iii) the breach of any representation, warranty, covenant or indemnification provision in the Mezzanine Loan Environmental Indemnity, (iv) any breach of Section 6.1(i), (v) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of all or any part of the Properties, the Ownership Interests, the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account Current Debt Service Account or the Interest Rate Cap Agreement being encumbered by a Lien (other than pursuant to the Loan Documents in favor of Lender) in violation of the Loan Documents, (vi) physical damage to any Property from intentional waste committed by any Borrower, any Property Owner or Operating Lessee or any Affiliate of any Borrower or Property Owner or Operating Lessee, (vii) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure of any Borrower to comply with any of the provisions of Article XIV hereof, (viii) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Lender, in the event (and arising out of such circumstances) that (x) any Borrower or any Property Owner should raise any defense, counterclaim and/or allegation in any foreclosure action by Lender relative to the Ownership Interests, the Mezzanine Loan Deposit Account, the Mezzanine Loan Holding Account, the Current Debt Service Reserve Account or assignment of any Borrower’s rights to the Interest Rate Cap Agreement (including the right to receive any proceeds derived therefore) or any part thereof which is found by a court to have been raised by any Borrower or any Property Owner in bad faith or to be wholly without basis in fact or law, or (y) an involuntary case is commenced against any Borrower or any Property Owner under the Bankruptcy Code with the collusion of any Borrower, any Property Owner, Sponsor or any of their Affiliates or (z) an order for relief is entered with respect to any Borrower or any Property Owner or Operating Lessee under the Bankruptcy Code through the actions of any Borrower, any Property Owner or any Operating Lessee, Sponsor or any of their Affiliates or (ix) any loss, damage, cost or expense incurred by or on behalf of Lender (including, by (i) any successor and or assign of Lender or (ii) any nominee, designee or purchaser of any portion of the Loan or Ownership Interests in connection with a foreclosure or deed in lieu of foreclosure transaction) by reason of the failure of any Borrower or Property Owner to complete and pay for the work set forth on attached Exhibit D at the Properties; or (xi) attorney’s fees, costs and expenses incurred by Lender, its agents or any servicer of the Loan in connection with any successful suit by Lender to enforce the terms of the Loan Documents; or (c) estop Lender from enforcing its rights under the indemnity agreement being executed concurrently herewith by the Sponsor in favor of the Lender, for losses caused by any of the foregoing items set forth in section (b) above. Borrowers hereby agree that notwithstanding any provision to the contrary herein or in any other Loan Document, to the extent otherwise permitted by law, its obligations pursuant to clause (b)(x) of this Section shall survive the full repayment of the Loan and/or the passage of title to all or any portion of the Ownership Interests to Lender.

Notwithstanding the foregoing, the total liability of any Borrower under this Agreement, the Note, the Pledge or any of the other Loan Documents shall not:

(i) at any time during the period from the Closing Date to a date one year and a day after the Closing Date exceed the sum of (A) the Allocated Loan Amount for the Ownership Interest or Ownership Interests as being owned by such Borrower plus (B) such Borrower’s Net Worth on the date hereof, less (C) $1,000, and

(ii) at any time after the period referred to in clause (i) above exceed the sum of (A) the Allocated Loan Amount for the Ownership Interests as being owned by such Borrower plus (B) the greater of such Borrower’s Net Worth on the date hereof and such Borrower’s Net Worth on the date such determination is being made (it being understood that for purposes of determining such Borrower’s Net Worth on any date subsequent to the date that is one year and a day after the Closing Date, such Borrower’s liabilities shall only include liabilities that are permitted under the terms of the Loan Documents), less (C) $1,000.

For purposes of the foregoing, “Net Worth” of a Borrower shall mean the positive net worth of such Borrower, based on the sum of (x) the fair saleable value of its assets (determined after giving effect to distributions, if any, by such Borrower to such Borrower’s partners, members or other equity investors, as applicable, of the proceeds of the Loan received by such Borrower on account of the issuance of the Note and determined in accordance with applicable laws governing determinations of the insolvency of debtors), less (y) its liabilities (determined as in clause (x) above), including a portion of the Loan (as applicable) equal to the Allocated Loan Amount for the Ownership Interests owned by such Borrower, but excluding amounts payable under this Agreement, the Loan Documents, the Note, the Pledge and any other Loan Documents in excess of such Allocated Loan Amount.

Section 12.25 Loan Assignability. The Loan, and Lender’s rights, remedies and privileges hereunder and the other Loan Documents, shall be assignable by Lender at any time and from time to time, in whole or in part, in Lender’s discretion. In addition, Lender may participate to one or more Persons all or any portion of its rights and obligations hereunder and the other Loan Documents (including without limitation, all or a portion of the Note) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as Lender, in its sole discretion, shall elect. Each assignee pursuant to this Section may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations hereunder and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such assignee’s obligations hereunder and the other Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Note for all purposes of hereunder and the other Loan Documents, and (iv) Borrower, Lender and the assignees pursuant to this Section shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations hereunder and the other Loan Documents. In the event that more than one (1) party comprises Lender, Lender shall designate one party to act on the behalf of all parties comprising Lender in providing approvals and all other necessary consents under the Loan Documents and on whose statements Borrower may rely. The parties to any such assignment shall execute and deliver an agreement substantially in the form of Exhibit F hereto (an “Assignment Agreement”) and shall deliver a copy of such Assignment Agreement to the Borrowers. Upon delivery of such notice and from and after the effective date of the assignment, (i) the assignee shall be a party hereto with the rights and obligations of Lender as set forth in the Assignment Agreement and (ii) at Lender’s sole option, Lender may endorse any Note to the assignee or surrender any such Note to the Borrowers for exchange or registration of transfer, and the Borrower shall promptly execute and deliver in exchange therefor a new Note of the same tenor, registered in the name of the assignee Lender (or, if less than all of the principal amount of a Note is assigned, new Note of the same tenor, registered in the name of Lender and the name of the assignee Lender, respectively). Any assignment of all or any portion of Lender’s rights in the Note, this Agreement and the Loan that does not comply with this Section shall be treated for purposes of this Agreement as a sale by Lender of participation interests in or to all or a portion of its rights and obligations under the Note, this Agreement and the Loan. Prior to the transfer of any interest in the Loan to any Person, such Person shall be required by the transferor of such interest to deliver to such transferor a certificate executed by an authorized signatory for such Person to the effect that either (i) such Person is not acquiring such interest with assets of any employee benefit plan (within the meaning of section 3(3) of ERISA), any plan (as defined in Section 4975(e)(1) of the Code) or any entity the assets of which are deemed to include the assets of any such employee benefit plan or plan, or (ii) such transfer will not result in a prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code for which no exemption is available. Except as expressly set forth in Section 6.1(i)(ii) or (iii), no Borrower may sell, assign or transfer any interest in the Loan Documents or any portion thereof (including, without limitation, any Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder).

Section 12.26 Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to any Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform any Borrower or any third party of (a) the existence, quality, adequacy or suitability of appraisals of any Ownership Interest or any other collateral, (b) any environmental report, or (c) any other matters or items, including, but not limited to, engineering, soils and seismic reports which are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to any Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 12.27 Contribution Among Borrowers

(a) Contribution. To provide for just and equitable contribution among Borrowers, if any payment is made by a Borrower (a “Funding Borrower”) hereunder or under the Note or any other Loan Document in respect of the Obligations such Funding Borrower shall be entitled to a contribution from other Borrowers for all payments, damages and expenses incurred by such Funding Borrower under or in connection with such Obligations, such contributions to be made in the manner and to the extent set forth below. Any amount payable as a contribution under this Agreement shall be determined as of the date on which the related payment is made by a Funding Borrower.

(b) Calculation of Contributions. Each payment made by a Funding Borrower shall be allocated among the Borrowers as follows: (1) each payment of principal allocated to an individual Ownership Interest (and interest related thereto) pursuant to this Agreement shall be allocated to the Borrower that owns such Ownership Interest; (2) any damage, expense or other payment attributed to an individual Ownership Interest shall be allocated to the Borrower that owns such Ownership Interest; and (3) any payment not described in (1) or (2) shall be allocated among Borrowers in the same ratio as the Allocated Loan Amount at the time such payment is made. Subject to Section 12.27(c), any amount so allocated to a Borrower that is not the Funding Borrower shall be promptly paid by such Borrower to the Funding Borrower. Notwithstanding the foregoing, any application of principal shall not result in any change in the Allocated Loan Amount of any Ownership Interest.

(c) Rights to Contribution Subordinated. Each Borrower agrees that all of its rights to receive contribution under this Section 12.27 (whether for payments, damages, expenses or otherwise) and all of its rights, if any, to be subrogated to any of the rights of Lender shall be subordinated in right of payment (in liquidation or otherwise) to the prior payment in full in cash of all of the obligations of the Borrowers in respect of the Debt (whether for principal, interest, premium or otherwise). If any amount shall at any time be paid to a Borrower on account of such rights of contribution or subrogation, or in contravention of the provisions of this Section 12.27(c) at any time, such amount shall be held in trust, segregated from the other assets of such Borrower, for the benefit of the Lender and shall promptly be paid to the Lender. The foregoing shall constitute a continuing offer to, and agreement with, all persons that from time to time may become holders of, or continue to hold, obligations under this Agreement, and the provisions of the foregoing sentence are made for the benefit of such holders and such holders, as third party beneficiaries hereunder, are entitled to enforce such provisions.

Section 12.28 Joint and Several Obligations

(a) Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, until such time (if ever) as a Borrower is released pursuant to Section 2.5.3, the obligations of the Borrowers hereunder shall be joint and several.

(b) Each Borrower’s obligations hereunder shall remain outstanding until all Debt has been paid in full, or such Borrower is released pursuant to Section 2.5.3, whichever first occurs.

(c) No payment or payments with respect to the obligations of any Borrower hereunder made by any other Borrower or any other Person or received or collected by the Lender from such other Borrower or such other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Debt or any release of security hereunder shall be deemed to modify, reduce, release or otherwise affect the primary liability of such Borrower in respect thereof.

(d) If any amount shall at any time be paid to a Borrower on account of such rights of contribution or subrogation, in contravention of the provisions of this Section 12.28 at any time, such amount shall be held in trust, segregated from the other assets of such Borrower, for the benefit of the Lender and shall promptly be paid to the Lender.

Section 12.29 Lender’s Rights. The rights of “Lender” under this Agreement with respect to any time shall mean the rights of each and every Lender at such time.

Section 12.30 Covenants Applicable to Parties other than Borrower. The parties recognize that Borrower and Lender are the sole parties to this Agreement, but that certain covenants contained in this Agreement relate to the Properties or other interests not owned by Borrower. To the extent that any covenant in this Agreement requires, expressly or implicitly, performance by any Property Owner such covenant shall be construed as Borrower’s obligation to cause such Person to perform such covenant and, accordingly, the failure by such Person to perform such covenant shall be considered a breach by Borrower of its covenants under this Agreement.

Section 12.31 Cooperation with Senior Loan Securitization. The Lender agrees, for the benefit of the Senior Lender, in connection with a securitization of the Senior Loan, to modify the definitions Senior Loan, Senior Loan Agreement and related terms to reflect such securitization (but such modifications will not change any of the economics of the Loan or have any other material adverse impact upon Lender).

ARTICLE XIII

AGENT FOR LENDER

Section 13.1 Appointment and Authorization of Agent. Lender hereby irrevocably and exclusively appoints, designates and authorizes German American Capital Corporation (or any other Person Lender shall designate in writing to Borrowers and Senior Lender) as Agent to take any and all actions (including the granting or withholding of any approval, consent or waiver), and to exercise any and all rights, as are otherwise permitted or provided to be taken by “Lender” under this Agreement (which shall include Lender’s successors and assigns), on behalf of Lender but subject to the limitations set forth in this Article and in Section 12.29. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, Agent shall not have any duties or responsibilities to Borrower except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document.

Section 13.2 Delegation of Duties. Agent may execute any of its respective duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible to the Borrower for the negligence or misconduct of any attorney-in-fact that it selects with reasonable care.

Section 13.3 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Borrower against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

ARTICLE XIV

SECURITIZATION

Section 14.1 Sale of Note and Securitization. At the request of Lender and, to the extent not already required to be provided by Borrowers under this Agreement, Borrowers shall use reasonable efforts to satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Mezzanine Loan Securitization of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and this Agreement, including using reasonable efforts to do (or cause to be done) the following (but Borrowers will not in any event be required to incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations than as currently set forth in the Loan Documents and (ii) except as set forth in Section 12.13, any expense or any liability:

14.1.1 Provided Information. (i) Provide such non-confidential financial and other information (but not projections) with respect to the Property, Borrowers and Property Managers to the extent such information is reasonably available to Borrowers or Property Managers, (ii) provide business plans (but not projections) and budgets relating to the Property, to the extent prepared by the Borrowers or Property Managers and (iii) cooperate with the holder of the Note (and its representatives) in obtaining such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided to Lender in connection with the Loan, as such may be updated, at Borrower’s request, in connection with a Mezzanine Loan Securitization, or hereafter provided to Lender in connection with the Loan or a Mezzanine Loan Securitization, being herein collectively called the “Provided Information”);

14.1.2 Updates to Opinions of Counsel. Shall use reasonable efforts to cause to be rendered such customary updates or customary modifications to the opinions of counsel delivered at the closing of the Loan as may be reasonably requested by the holder of the Note or the Rating Agencies in connection with the Mezzanine Loan Securitization (it being agreed that in no event shall Borrower be obligated to deliver an opinion of counsel with respect to “true sale”, “ or no fraudulent conveyance” matters). Borrowers’ failure to use reasonable efforts to deliver or cause to be delivered the opinion updates or modifications required hereby within twenty (20) Business Days after written request therefor shall constitute an “Event of Default” hereunder.

14.1.3 Modifications to Loan Documents. Execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies in order to achieve the required rating or to effect the Mezzanine Loan Securitization (including, without limitation, modifying the Payment Date to a date other than as originally set forth in this Agreement), provided, that nothing contained in this Section 14.1.3 shall result in any economic or other material adverse change in the transaction contemplated by the Loan Documents (unless Borrowers are made whole by the holder of Note) or result in any operational changes that are unduly burdensome to the Properties or Borrowers.

Notwithstanding anything to the contrary contained herein, no Borrower shall be required to modify any Loan Document or organizational document in a manner which would increase Borrower’s obligations or have adverse effect whatsoever on Borrowers (other than to a de-minimis extent).

Section 14.2 Cooperation with Rating Agencies. Borrowers shall (i) at Lender’s request, meet with representatives of such Rating Agencies at reasonable times to discuss the business and operations of the Property, and (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property and (iii) gather any reasonable environmental information reasonably required by the Rating Agencies in connection with the Mezzanine Loan Securitization.

Section 14.3 Securitization Financial Statements. Borrowers acknowledge that all such financial information delivered by Borrowers to Lender pursuant to Section 5.1(j) may, at Lender’s option, be delivered to the Rating Agencies.

Section 14.4 Securitization Indemnification.

14.4.1 Disclosure Documents. Each of Borrowers understands that certain of the Provided Information may be included in disclosure documents in connection with the Mezzanine Loan Securitization, including a prospectus or private placement memorandum or a public registration statement (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Mezzanine Loan Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, each of Borrowers will reasonably cooperate with the holder of the Note in updating the Provided

Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrowers and the Properties necessary to keep the Disclosure Documents accurate and complete in all material respects with respect to such matters.

14.4.2 Indemnification Certificate. In connection with each of (x) a preliminary and a private placement memorandum, or (y) a preliminary and final prospectus, as applicable, each of Borrowers agree to provide, at Lender’s reasonable request, an indemnification certificate:

(i) certifying that each of Borrowers have carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrowers’ review pertaining to Borrowers, the Properties, the Loan and/or the Provided Information) and insofar as such sections or portions thereof specifically pertain to Borrowers, the Properties, the Provided Information or the Loan, (the “Relevant Portions”), the Relevant Portions do not (except to the extent specified by Borrowers if Borrowers do not agree with the statements therein), as of the date of such certificate, to Borrowers’ actual knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and

(ii) indemnifying Lender and the Affiliates of Lender that have filed the Disclosure Document relating to the Mezzanine Loan Securitization, each of its directors, each of its officers who have signed the Disclosure Document and each person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual, out-of-pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the “Liabilities”) to which any member of the Underwriter Group may become subject to the extent such Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Relevant Portions or arise out of or are based upon the omission by Borrower to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions or in light of the circumstances under which they were made, not misleading (except that (x) Borrowers’ obligation to indemnify in respect of any information contained in a preliminary or final registration statement, private placement memorandum or preliminary or final prospectus that is derived in part from information provided by Borrowers and in part from information provided by others unrelated to or not employed by Borrowers shall be limited to any untrue statement or omission of material fact therein known to Borrowers that results directly from an error in any information provided (or which should have been provided) by Borrowers which Borrowers have been given the opportunity to examine and reasonably and promptly approve and (y) Borrowers shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Borrowers or to include such portions of the Provided Information).

(iii) Each of Borrowers’ liability under clauses (a) and (b) above shall be limited to Liabilities arising out of or based upon any such untrue statement or omission by Borrowers made therein in reliance upon and in conformity with information furnished to Lender by, or furnished at the direction and on behalf of Borrowers in connection with the preparation of those portions of the registration statement, memorandum or prospectus pertaining to Borrowers, the Properties or the Loan, including financial statements of Borrowers and operating statements with respect to the Properties. This indemnity agreement will be in addition to any liability which Borrowers may otherwise have.

(iv) Promptly after receipt by an indemnified party under this Article XIV of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article XIV, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Article XIV of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party. The indemnifying party shall not be liable for the expenses of separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in conflict with those available to another indemnified party

In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Article XIV is for any reason held to be unenforceable by an indemnified party in respect of any actual, out-of-pocket losses, claims, damages or liabilities relating to third party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Article XIV, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, out of pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for loss profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Underwriter Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower as specified herein; and (iv) any other equitable considerations appropriate in the circumstances.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:	/S/ TODD O. SAMMANN
Name: Todd O. Sammann
Title: Vice President

By:	/S/ ERIC M. SCHWARTZ
Name: Eric M. Schwartz
Title: Vice President

BORROWERS:

SHC Michigan Avenue Mezzanine I, LLC, a Delaware limited liability company

By /S/ STEVEN KISIELICA
Name: Steven Kisielica
Title: Senior Vice President

SHC Chopin Plaza Mezzanine I, LLC, a Delaware limited liability company

By /S/ STEVEN KISIELICA
Name: Steven Kisielica
Title: Senior Vice President

SCHEDULE A

BORROWERS AND PROPERTY OWNERS

Mezzanine Borrower	Property Owner
SHC Michigan Avenue Mezzanine I LLC	SHC Michigan Avenue, LLC
SHC Chopin Plaza Mezzanine I, LLC	SHC Chopin Plaza, LLC

SCHEDULE B

DESCRIPTION OF MORTGAGED PREMISES

InterContinental Chicago

Parcel 1

That part of Lot 2 lying West of a straight line drawn in a Southerly direction from a point on the North line of Lot 2, 11-¾ inches East of the Northwest corner of said Lot 2 to a point in the South line of Lot 2, 9-5/8 inches East of the Southwest corner of said Lot 2, all of Lot 3 and Lot 4 (except the West 18 feet of the East 19 feet) all of Lots 5, 6, 7, 8, 9 and the West ½ of Lot 10 in Block 18 in Kinzie’s Addition to Chicago in Section 10, Township 39 North, Range 14 East of the Third Principal Meridian, in Cook County, Illinois.

Parcel 2

All that part of the vacated East and West 18 foot public alley South of and adjoining the South line of Lots 4 to 6 both inclusive lying North of and adjoining the North line of Lots 7 to 9 inclusive and lying West of and adjoining a line 19 feet West of and parallel with the East line of said Lot 4 produced South 18 feet in the subdivision of Block 18 of Kinzie’s Addition to Chicago, being a subdivision of the North fraction of Section 10, Township 39 North, Range 14 East of the Third Principal Meridian, in Cook County, Illinois.

Address of Property:	505 North Michigan Avenue
Chicago, Illinois 60611

P.I.N.s:	17-10-126-001-0000
17-10-126-002-0000
17-10-126-005-0000
17-10-126-010-0000

InterContinental Miami

Parcel 1

The Hotel Unit of Miami Center, a Condominium, according to the Declaration of Condominium thereof recorded in Official Records Book 14008, page 1398 of the public records of Dade County, Florida, and all subsequent amendments thereto, together with an undivided interest in the common elements of said condominium as set forth in the Declaration of Condominium.

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Parcel 2

Non-Exclusive easement in favor of the proposed insured as owner of the Hotel Unit, in and to the Office Unit of Miami Center, a Condominium, according to the Declaration of Condominium recorded in Official Records Book 14008, page 1398 of the public records of Dade County, Florida, as described in that certain Parking Covenant and Covenant for Hotel Amenities Running With the Land, dated February 23, 1989, as referred to in the Memorandum of Parking Covenant and Covenant for Hotel Amenities Running With the Land, filed February 27, 1989 in Official Records Book 14010, at page 3198, public records of Dade County, Florida.

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SCHEDULE C

ALLOCATED LOAN AMOUNTS

Property	Total
InterContinental Chicago	$26,955,000
InterContinental Miami	18,045,000

Total Portfolio	$45,000,000

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